UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12

LEAPFROG ENTERPRISES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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PRELIMINARY COPY

LEAPFROG ENTERPRISES, INC.

6401 Hollis Street

Emeryville, California 94608

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On Wednesday, August 26, 2009

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of LeapFrog Enterprises, Inc., a Delaware corporation. The meeting will be held on Wednesday, August 26, 2009 at 9:00 a.m. local time at our headquarters located at 6401 Hollis Street, Emeryville, California.

The meeting has been called for the following purposes:

1.	To approve a stock option exchange program under which eligible LeapFrog employees (including our executive officers) and members of our board of directors would be able to elect to exchange outstanding stock options for new lower-priced stock options covering fewer shares.

2.	To approve an amendment to our 2002 Equity Incentive Plan to increase from 2,000,000 to 3,500,000 the limitation on the maximum number of shares subject to awards that may be granted to an individual under the plan in any one year.

These items of business are more fully described in the proxy statement accompanying this notice. The record date for the special meeting is July 10, 2009. Only stockholders of record at the close of business on that date may vote at the meeting or any postponement or adjournment thereof.

We are using the Securities and Exchange Commission’s “Notice and Access” delivery model allowing companies to provide their stockholders with access to the proxy materials over the Internet. This permits us to conserve natural resources and reduces our printing costs, while giving our stockholders a convenient and efficient way to access our proxy materials and vote their shares. On or about July     , 2009, we intend to mail a Notice of Internet Availability of Proxy Materials to our stockholders, informing them that our notice of special meeting and proxy statement and voting instructions are available on the Internet. As described in more detail in that notice, stockholders may choose to access our materials through the Internet or may request to receive paper copies of the proxy materials.

By Order of the Board of Directors

Peter M. O. Wong
Senior Vice President, General Counsel and Corporate Secretary

Emeryville, California

July     , 2009

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote on the matters to be considered as promptly as possible in order to ensure your representation at the meeting. You may vote via the Internet or by requesting a printed copy of the proxy materials and returning the proxy card that will be mailed to you. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

PRELIMINARY COPY

LEAPFROG ENTERPRISES, INC.

PROXY STATEMENT

FOR SPECIAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Under rules adopted by the Securities and Exchange Commission, or SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, or the Notice, to our stockholders of record. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. You will not receive a printed copy of the proxy materials unless you request one in the manner set forth in the Notice. This process permits us to conserve natural resources and reduces our printing costs, while giving stockholders a convenient and efficient way to access our proxy materials and vote their shares.

We intend to mail the Notice on or about July     , 2009 to all stockholders of record entitled to vote at the special meeting.

Why are these proxy materials being made available?

We are providing you with these proxy materials because the board of directors of LeapFrog Enterprises, Inc. is soliciting your proxy to vote at the special meeting of stockholders. You are invited to attend the meeting and we request that you vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply vote your shares by proxy via the Internet or, if you request a paper copy of the proxy statement, by completing, signing and returning a paper proxy card.

How do I attend the special meeting?

The special meeting will be held on Wednesday, August 26, 2009 at 9:00 a.m. local time at our headquarters located at 6401 Hollis Street in Emeryville, California. Directions to the special meeting may be found at www.leapfrog.com under About Us—Contact Us.

Who can vote at the special meeting?

Only stockholders of record at the close of business on July 10, 2009 will be entitled to vote at the special meeting. On the record date, there were                      shares of Class A common stock and                      shares of Class B common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on July 10, 2009, your shares of Class A common stock were registered directly with Continental Stock Transfer and Trust Company, our transfer agent for our Class A common stock, or your shares of Class B common stock were registered directly with LeapFrog, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to submit your proxy on the matters to be considered as promptly as possible in order to ensure your representation at the meeting. You may submit your proxy via the Internet or by requesting a printed copy of the proxy materials and returning the enclosed proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on July 10, 2009, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote at the meeting and for which we are soliciting your proxy:

1.	Approval of a stock option exchange program under which eligible LeapFrog employees (including our executive officers) and members of our board of directors would be able to elect to exchange outstanding stock options for new lower-priced stock options covering fewer shares.

2.	Approval of an amendment to our 2002 Equity Incentive Plan to increase from 2,000,000 to 3,500,000 the limitation on the maximum number of shares subject to awards that may be granted to an individual under the plan in any one year.

How do I vote?

You may vote “For” or “Against” each of the proposals or abstain from voting. The procedures for voting are as follows:

Voting via the Internet

•

You can vote your shares via the Internet by following the instructions in the Notice. The Internet voting procedures are designed to authenticate your identity and to allow you to vote your shares and confirm your voting instructions have been properly recorded. If you vote via the Internet, you do not need to mail a proxy card.

Voting by Mail

•

You can vote your shares by mail by requesting that a printed copy of the proxy materials be sent to your address. When you receive the proxy materials, you may fill out the proxy card enclosed therein and return it per the instructions on the card.

What if I return a proxy card or otherwise complete a ballot or give voting instructions but do not make specific choices?

If you return a signed and dated proxy card or otherwise complete a ballot or voting instructions without marking your selections, your shares will be voted “For” the stock option exchange program and “For” the amendment to our 2002 Equity Incentive Plan.

Who is paying for this proxy solicitation?

We are paying for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions on the Notice and vote your shares for each name or account to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may submit a subsequent proxy through the Internet.

•	You may send a written notice that you are revoking your proxy to LeapFrog’s Corporate Secretary at 6401 Hollis Street, Emeryville, California 94608.

•

You may attend the special meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy. Please remember, as mentioned above, if you are a beneficial owner of shares you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker, bank or other agent that holds your shares in street name.

If your shares are held by your broker, bank or another agent as a nominee or agent, you should follow the instructions provided by your broker, bank or other agent.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for the proposals, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any of the proposals.

What are broker non-votes?

A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions).

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange, or NYSE, on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

What vote is needed to approve each proposal?

Under the listing rules of the NYSE, the proposals to approve the stock option exchange program and the amendment to the 2002 Equity Incentive Plan must receive a “For” vote from the holders of shares representing a majority of the votes cast on the relevant proposal at the special meeting and the total votes cast on each proposal must represent more than 50% of the votes of holders entitled to vote at the meeting. If you “Abstain” from voting on either proposal, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at the meeting there is present in person or represented by proxy the holders of outstanding shares of Class A and Class B common stock entitled to cast a majority of the votes that could be cast by all outstanding shares of Class A and Class B common stock voting together as a class. On the record date, there were                      shares of Class A common stock outstanding and                      shares of Class B common stock outstanding, all of which are entitled to vote and represent a total of                      votes. Thus, holders of shares representing at least                      votes must be present in person or represented by proxy at the meeting to have a quorum.

Your votes will be counted towards the quorum only if you submit a valid proxy or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How many votes do I have?

For holders of our Class A common stock, you have one vote for each share of Class A common stock you owned as of July 10, 2009, and for holders of our Class B common stock, you have ten votes for each share of Class B common stock you owned as of July 10, 2009.

How can I find out the results of the voting at the meeting?

Preliminary voting results will be announced at the special meeting. Final voting results will be published in our quarterly report on Form 10-Q for the third quarter of 2009.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This proxy statement, including the section entitled “Executive Compensation—Compensation Discussion and Analysis,” contains forward-looking statements, including statements regarding the anticipated effects of a stock option exchange program on our equity compensation plans and programs and regarding the anticipated benefits of our executive and director compensation programs generally. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include those listed under “Risk Factors” in Item 1A of our 2008 annual report on Form 10-K filed with the U.S. Securities and Exchange Commission on March 11, 2009 and in our quarterly reports on Form 10-Q and other reports filed with the SEC. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this report.

PROPOSAL ONE

APPROVAL OF OPTION EXCHANGE PROGRAM

Introduction

We are seeking stockholder approval of an Option Exchange Program (defined below) that would allow us to cancel out-of-the-money stock options currently held by some of our employees and directors in exchange for the issuance of stock options to purchase fewer shares at lower exercise prices. We are proposing this program primarily to replenish the pool of shares available for issuance under our 2002 Equity Incentive Plan and to reduce the number of shares subject to outstanding stock options that may not have significant performance or retention value in light of the current market prices for our Class A common stock. In addition, we believe that replenishing our plan pool using the Option Exchange Program has the added benefit of replacing “underwater” options with new options that, while covering fewer shares, have a lower exercise price and may therefore have greater performance or retention value to our employees. This program is designed to result in no significant adverse impact on our reported operating results. In this proxy statement, we refer to the numbers of shares available for future issuance under our equity incentive plans as the Plan “pools.”

Overview

In June 2009, our board authorized a stock option exchange program (the “Option Exchange Program”) subject to stockholder approval. Under the proposed Option Exchange Program, eligible employees, including executive officers and members of our board of directors, would be able to elect to exchange outstanding eligible options to purchase shares of our Class A common stock for new stock options with a lower exercise price but covering fewer shares (the “New Options”). Stock options will be eligible for the program (“Eligible Options”) if they have exercise prices per share greater than or equal to the higher of (a) $4.00 or (b) the closing price of our Class A common stock as reported on the New York Stock Exchange (the “NYSE”) for the business day prior to the date on which we close the exchange offer (the “Market Price” and the higher of $4.00 and the Market Price, the “Participation Price”). If the Market Price is equal to or greater than $8.00 per share, the proposed Option Exchange Program would automatically, without further action by the company or the board of directors, terminate and no options would be eligible or accepted for exchange.

The opportunity to participate in the option exchange will be offered to all of our domestic employees and certain of our non-U.S. employees and to members of our board of directors (collectively referred to as the “Eligible Participants”) who hold Eligible Options that were granted under either our 2002 Equity Incentive Plan (the “Equity Incentive Plan”) or 2002 Non-Employee Director Stock Award Plan (the “NEDSAP” and, together with Equity Incentive Plan, the “Plans”) or under two non-plan grants held by our Chief Executive Officer. Generally, Eligible Options surrendered for cancellation in the Option Exchange Program under the Equity Incentive Plan or the NEDSAP will, upon the closing of the exchange offer, be exchanged for New Options granted pursuant to the Equity Incentive Plan or NEDSAP, respectively. However, any Eligible Options that were issued under the Equity Incentive Plan to non-employee directors will instead be exchanged for New Options granted pursuant to the NEDSAP. The Equity Incentive Plan awards previously granted to non-employee directors were granted in a stock option exchange program that we completed in June 2008 because our NEDSAP did not expressly permit the board of directors to grant options on a discretionary basis; however in April 2009, we amended the NEDSAP to permit discretionary awards to non-employee directors. Any non-plan grants surrendered for cancellation in the Option Exchange Program will be exchanged for New Options granted pursuant to the Equity Incentive Plan.

Under the proposed Option Exchange Program, each New Option will have (1) an exercise price per share equal to the Market Price or, for our CEO and any members of the board of directors who participate, the greater of $6.25 or the Market Price, (2) the same expiration date as the tendered Eligible Option and (3) the same vesting schedule as the tendered Eligible Option, as described in more detail below under “Description of the Option Exchange Program—Vesting of New Options.”

We plan to structure the program so that it does not have any significant adverse impact on our reported operating results. Accordingly, the program provides that, except as set forth below, the ratio of the number of shares underlying exchanged options to the number of shares underlying New Options will vary based on the relative market values of the exchanged options and the New Options. Accordingly, we expect that the New Options will have fair values generally equal to the fair values of the Eligible Options surrendered based on valuation assumptions made as of the close of the Option Exchange Program, which we believe should result in no significant adverse impact on our reported operating results. In the case of any New Options issued to our CEO and any non-employee directors, while the exercise price of such New Options will be the greater of $6.25 per share or the Market Price, the exchange ratio will be determined using the Market Price to value the New Options, even if the Market Price is significantly lower than $6.25. More information about the exchange ratios for the Option Exchange Program is provided below under “Description of the Option Exchange—Exchange Ratios.”

We believe that, if approved by the stockholders, the Option Exchange Program will permit us to:

•	replenish the pool of shares available for new awards under our Equity Incentive Plan;

•	reduce the potential dilution from future equity awards by eliminating awards issued outside of our Plans, if such outstanding awards are exchanged; and

•	reduce the total number of shares subject to outstanding “underwater” stock options.

Under the listing rules of the NYSE, stockholder approval is required in order for us to implement the Option Exchange Program. If our stockholders approve this proposal, our board of directors intends to close the exchange offer promptly following the special meeting. If we do not obtain stockholder approval of this proposal, we will not be able to implement the Option Exchange Program. Under NYSE rules, this proposal must receive a “FOR” vote from the holders of a majority of votes cast either in person or by proxy on the proposal and the total votes cast on the proposal must represent more than 50% of the votes of holders entitled to vote at the meeting. If you “ABSTAIN” from voting, it will have the same effect as an “AGAINST” vote. Broker non-votes will have no effect.

Our board of directors unanimously recommends a vote “FOR” this proposal.

Reasons for the Option Exchange Program

We believe that an effective and competitive employee incentive program is imperative for the future growth and success of our business. We rely on highly skilled and educated technical and managerial employees to implement our strategic initiatives, expand and develop our business, and satisfy customer needs. Competition for these types of employees, particularly in the San Francisco Bay Area, is intense, and many companies use stock options as a means of attracting, motivating and retaining their best employees. At LeapFrog, stock options constitute a key part of our incentive and retention programs because our board of directors believes that equity compensation encourages employees to act like owners of the business, motivating them to work toward our success and rewarding their contributions by allowing them to benefit from increases in the value of our shares. We believe we need to maintain an adequate pool of shares available for stock awards under our Plans so that we can maintain competitive compensation packages sufficient to motivate, retain and recruit employees in the future, and to help us compete for the types of employees we want to hire in the future.

Accordingly, the primary reasons for the Option Exchange Program are to replenish the pool of shares available for issuance under our Equity Incentive Plan and to reduce the number of shares subject to outstanding stock options that may not have significant retention value in light of the current market prices for our Class A common stock. Under the proposed Option Exchange Program, participants will receive stock options covering fewer shares than the options surrendered. As a result, the number of shares subject to all outstanding equity awards will be reduced and the Equity Incentive Plan pool will be increased. As of May 15, 2009, approximately

9.0 million and 380,000 shares were subject to stock options outstanding under our Equity Incentive Plan and NEDSAP, respectively, and approximately 2.0 million shares and 810,000 shares were available for future stock awards under our Equity Incentive Plan and NEDSAP, respectively. Based on our projections of the number of shares needed for new hire and annual grants under the Equity Incentive Plan and input from our outside compensation consultant, we believe the number of shares remaining in that pool is likely to be sufficient for approximately one more year, and the number of shares remaining in the NEDSAP pool is likely to be sufficient for approximately four to five more years. In light of our current estimates, absent the Option Exchange Program, we estimate that we would seek to amend the Equity Incentive Plan in 2010 to provide us with an increased number of shares in the Equity Incentive Plan pool that would be sufficient to continue our equity incentive programs through 2011 and beyond.

Among the factors affecting our assessment of the appropriate size for the Equity Incentive Plan pool, we considered the fact that our executive officers and other senior management employees have severance arrangements that may delay or prevent the return of shares to the pool in the event of management turnover. For example, under the severance arrangements with our CEO, we could be obligated to retain him as a consultant for two years after his termination as an employee and, during that time, his options would remain outstanding and exercisable. Please see the discussion below under “Compensation Matters—Executive Compensation—Compensation Discussion and Analysis—Potential Payments Upon Termination or Change in Control” for more information. As part of this analysis, we also considered that the loss of any executive might require us to offer large equity awards to prospective replacements.

While we project the NEDSAP pool to be sufficient for a longer period than the Equity Incentive Plan pool, many of our directors hold options to purchase significant numbers of shares that were granted to them in our 2008 option exchange program under the Equity Incentive Plan. If the directors participate in the exchange, these shares would return to the Equity Incentive Plan pool and the new grants would come from the NEDSAP pool, further replenishing the Equity Incentive Plan pool. Please see the footnotes to “Interests of our Directors and Executive Officers in the Option Exchange Program” for details about the number of shares subject to options currently held by directors that could be returned to the Equity Incentive Plan pool if they participate in the exchange.

Given recent historic lows in the trading prices of our Class common stock, conducting an Option Exchange Program in 2009 may be an unusual opportunity to significantly reduce the number of shares subject to outstanding options and to significantly replenish the Equity Incentive Plan pool without adding shares to the maximum permitted to be issued under the Equity Incentive Plan. As discussed below, however, the actual reduction in the number of shares subject to outstanding options that could result from the Option Exchange Program could vary significantly and is dependent upon a number of factors. For example, if the Market Price is ultimately substantially higher than current trading prices Option Exchange Program, the reduction in the number of shares subject to outstanding options and the increase in the Equity Incentive Plan pool could be much smaller than anticipated.

In the Option Exchange Program, Eligible Options would be exchanged for New Options, with lower exercise prices covering fewer shares. If the Option Exchange Program had been closed on May 15, 2009, for example, and if all Eligible Options were exchanged using exchange ratios calculated as previously described, options to purchase approximately 6.1 million shares would have been surrendered and cancelled with the shares returning to the Equity Incentive Plan, while New Options covering approximately 2.4 million shares would have been issued under the Equity Incentive Plan. This would result in a net increase to the number of shares available for issuance under the Equity Incentive Plan of approximately 3.7 million shares, a 190% increase in the Equity Incentive Plan pool based on the pool size as of May 15, 2009. Based on the number of shares subject to outstanding awards as of May 15, 2009 and the assumptions above, the number of shares available for future issuances of stock awards under the Equity Incentive Plan and NEDSAP after completion of the Option Exchange Program would be approximately 5.7 million shares and 680,000 shares, respectively. The actual number of shares available for future issuances of stock awards under the Plans after completion of the Option

Exchange Program could vary significantly and is dependent upon a number of factors, including the actual level of participation in the Option Exchange Program and the Market Price.

We continue to believe that stock options are an important component of our employees’ total compensation. Given the current market price of our common stock, many of our employees may view their existing underwater options as having little or no incentive value. Of the shares subject to outstanding awards under the Equity Incentive Plan and NEDSAP, approximately 8.6 million shares and 320,000 shares, respectively, were subject to stock options held by Eligible Participants that have exercise prices of $2.60 (the closing price of our Class A common stock on May 15, 2009) or more per share. Below is a breakdown by exercise price of the numbers of shares subject to options outstanding under the Plans:

Exercise Price Per Share Range	Shares Subject to Outstanding Options Under Equity Incentive Plan	Shares Subject to Outstanding Options Under NEDSAP	Totals
$2.60 or less	419,300	60,000	479,300
$2.61-$4.00	2,471,200	245,000	2,716,200
$4.01-$6.00	208,149	0	208,149
$6.01-$8.00	705,732	0	705,732
$8.01-$10.00	3,610,787	75,000	3,685,787
$10.01-$15.00	1,304,458	0	1,304,458
$15.01-$20.00	275,193	0	275,193
$20.01 or more	24,500	0	24,500
Totals	9,019,319	380,000	9,399,319

Approximately 95% of the shares subject to outstanding stock options held by Eligible Participants under our Equity Incentive Plan have exercise prices higher than $2.60 per share, the closing price of our Class A common stock on May 15, 2009, and approximately 75% have exercise prices above $4.00. Consequently, as of May 15, 2009, approximately 8.9 million shares subject to outstanding stock options held by Eligible Participants issued under our Equity Incentive Plan were “underwater,” meaning that the exercise price of the outstanding stock option was less than the market price for our stock. As a result, we believe that these underwater options may no longer have significant performance or retention value and that completion of the Option Exchange Program would give us greater flexibility to make strategic grants under our plans in the future to current and prospective employees and to reestablish the value of equity incentives currently held by our existing employees.

The Option Exchange Program is also designed to benefit our stockholders by reducing the number of shares from future stock option exercises that could potentially dilute the ownership interests of existing stockholders. The actual reduction in the number of shares subject to outstanding options that could result from the Option Exchange Program could vary significantly and is dependent upon a number of factors, including the actual level of participation in the Option Exchange Program. We currently estimate a reduction of shares subject to outstanding stock options of approximately 4.1 million shares, assuming full participation in the Option Exchange Program by all Eligible Participants with Eligible Options (including those who would receive New Options with exercise prices equal to the greater of $6.25 or the Market Price), a Participation Price of $4.00 and a Market Price of $2.60 per share (the closing price of our Class A common stock on May 15, 2009), and using exchange ratios that result in the fair value of the New Options being equal to the fair value of the Eligible Options surrendered (using, for purposes of this calculation, an exercise price for all New Options equal to the Market Price) based on valuation assumptions made as of the close of the Option Exchange Program.

In addition to replenishing our Equity Incentive Plan pool and reducing the number of outstanding options, we believe that the Option Exchange Program would have the added benefit of replacing “underwater” options with new options that, while covering fewer shares, would have a lower exercise price and may therefore have greater performance or retention value to our employees. The attractiveness of the New Options to Eligible Participants is important to the success of the replenishment and other goals of the Option Exchange Program, and we believe that the potentially significantly lower prices of the New Options will be seen as beneficial by our employees, even though the New Options will cover fewer shares than the surrendered Eligible Options.

Our CEO and non-employee directors will receive New Options with exercise prices that may be higher than the Market Price, which could make the Option Exchange Program less attractive to them. Though we expect that our CEO and non-employee directors will participate with all or a portion of their Eligible Options, we cannot guarantee that they will ultimately do so, nor can we guarantee how many of their Eligible Options they will tender. If any of our non-employee directors or, in particular, our CEO, does not participate with all or a significant percentage of his Eligible Options, it could significantly reduce the effectiveness of the Option Exchange Program in replenishing the Equity Incentive Plan pools.

Consideration of Alternatives

When considering how best to maintain our performance, retention and recruiting incentives and our competitiveness as an employer, as our Equity Incentive Plan pool diminishes over the coming year, we considered several alternatives:

Increase cash compensation.    To replace equity incentives and the need to increase the pool in the near term, we considered that we could substantially increase base and target bonus compensation. However, significant increases in cash compensation would substantially increase our compensation expenses and reduce our cash flow from operations, which would adversely affect our business and operating results.

Increase Option Pool.    We considered asking our stockholders to approve an increase in the overall pool of shares available for stock awards under the Equity Incentive Plan at our annual meeting of stockholders in 2010. However, this alternative would increase potential dilution of ownership of existing stockholders and leave outstanding underwater options to purchase approximately 8.6 million shares under the Equity Incentive Plan based on our May 15, 2009 closing price of $2.60 per share.

Implement Option Exchange Program.    Finally, we considered implementing an option exchange program. We determined that a program under which employees could exchange stock options with an exercise price equal to or greater than the Participation Price for stock options covering fewer shares with an exercise price per share equal to the Market Price (and for our CEO and any members of our board of directors who participate, the greater of $6.25 or the Market Price) was most attractive for a number of reasons, including the following:

•

Replenishment of Shares Available for Stock Awards.    The Option Exchange Program would replenish the option pools under our Plans, without creating the dilution in ownership to our existing stockholders that an increase to the overall option pool would create in the absence of the exchange program. As of May 15, 2009, approximately 9.0 million and 380,000 shares were subject to stock options outstanding under our Equity Incentive Plan and NEDSAP, respectively, and approximately 2.0 million shares and 810,000 shares were available for grants of future stock awards under our Equity Incentive Plan and NEDSAP, respectively. In the Option Exchange Program, underwater Eligible Options would be exchanged for New Options, with lower exercise prices, which cover fewer shares. If the Option Exchange Program had been closed on May 15, 2009, for example, and if all Eligible Options were exchanged using exchange ratios calculated as previously described, options to purchase approximately 6.1 million shares would have been surrendered and cancelled with the shares returning to the Equity Incentive Plan pool, while New Options covering only approximately 2.4 million shares would have been issued under the Equity Incentive Plan. This would result in a net increase to the number of shares available for issuance under the Equity Incentive Plan of approximately 3.7 million shares, a 190% increase in the Equity Incentive Plan pool based on the pool size as of May 15, 2009. The actual number of shares that could return to the Equity Incentive Plan under the Option Exchange Program could vary significantly and is dependent upon a number of factors, including the actual level of participation in the Option Exchange Program. In addition, the exchange ratios in the Option Exchange Program are determined based on the Market Price and, if the Market Price increases before the close of the Option Exchange Program, the number of shares returning to the Equity Incentive Plan pool could diminish significantly.

The simultaneous increase in the Equity Incentive Plan pool and significant reduction of outstanding underwater options that is expected to occur if the Option Exchange Program is approved and completed will give us greater flexibility in re-establishing strong equity incentives for our existing employees and in offering competitive equity compensation to prospective employees. With a larger option pool under the Equity Incentive Plan, we believe we would be able to provide appropriate ongoing retention grants to our top employees into 2011 and beyond, and, over time, would be able to reset overall equity interests held by such individuals to competitive industry levels without having to take into account the large number of shares subject to existing underwater options held by them. In addition, we believe a larger pool would permit us to offer competitive equity compensation to prospects, particularly if we need to recruit at the executive level.

•

Reduction of the Number of Shares Subject to Outstanding Options.    As discussed above, the large number of shares subject to underwater options may no longer have any significant retention value, yet they cannot be removed the calculation of shares subject to outstanding options until they are exercised, expire unexercised or are otherwise cancelled. If approved by the stockholders, the Option Exchange Program will reduce the number of shares subject to potentially ineffective options that are currently outstanding. Under the proposed Option Exchange Program, participants will receive stock options covering fewer shares than the options surrendered. As a result, the number of shares subject to all outstanding equity awards will be reduced. In addition, our CEO currently holds options to purchase 521,338 shares that were granted to him outside of any formal equity plan. (These options were granted in an option exchange program that we conducted in 2008 in exchange for two special inducement grants originally awarded to him outside of any formal plan at the time he joined us pursuant to NYSE listing rules.) Any New Options issued to our CEO in exchange for the non-plan options will be issued under our Equity Incentive Plan, which will result in a reduction in shares subject to our overall equity compensation pool. Also, any New Options received by our CEO and non-employee directors would have an exercise price equal to the higher of $6.25 per share and the Market Price even though the exchange ratios used to calculate the number of shares subject to such New Options would be based on the assumption that the New Options had an exercise price per share equal to the Market Price. This means that, if the Market Price is lower than $6.25, the exchange ratios used to calculate the number of shares subject to New Options issued to the CEO and non-employee director would have the same beneficial impact of reducing the number of shares subject to outstanding options as with other Eligible Options even though the New Options issued to such individuals would have a premium exercise price, reducing the likelihood that they will be exercised in the near term.

If all Eligible Options were exchanged, based on the assumed Participation Price, Market Price and exchange ratios described above, options to purchase approximately 6.7 million shares would have been surrendered and cancelled, while New Options covering approximately 2.6 million shares would have been issued. This would have resulted in a net reduction in the number of shares subject to outstanding stock options by approximately 4.1 million shares, or approximately 11% of the number of shares of our Class A common stock outstanding as of May 15, 2009. The actual reduction in the number of shares subject to outstanding options that could result from the Option Exchange Program could vary significantly and is dependent upon a number of factors, including the actual level of participation in the Option Exchange Program. All Eligible Options that are not exchanged will remain outstanding and in effect in accordance with their existing terms.

•

Automatic Termination.    If the Market Price is equal to or greater than $8.00 per share, the proposed Option Exchange Program would automatically, without further action by the company or the board of directors, terminate and no options would be eligible or accepted for exchange. This feature of the program means that it will not proceed if, because of a significant increase in Market Price, the pool replenishment that would be effected by the program has diminished substantially from the levels calculated based on early June 2009 trading prices when the program was approved. A Market Price of $8.00 or more (based on the other assumptions noted above) would result in approximately 340,000 shares returning to the Equity Incentive Plan pool.

•	Accounting Expense Neutral. The exchange ratios used to calculate the numbers of shares subject to New Options are generally designed to result in a fair value, for accounting purposes, of the New

Options that will be equal to the fair value of the Eligible Options surrendered based on valuation assumptions made as of the close of the Option Exchange Program. We believe this structure will result in no significant adverse impact on our reported operating results.

We considered whether to permit directors and executive officers to participate in the Option Exchange Program and determined that permitting them to participate in the program would be important to accomplishing the primary purposes of the exchange because our executive officers and directors hold options covering, as of May 15, 2009, approximately 72% of the total shares subject to all options outstanding under the Equity Incentive Plan.

We also considered that we completed an option exchange program in June 2008. The primary reason for completing the 2008 option exchange program was to re-establish equity incentives by replacing underwater options with lower-priced options to serve as better incentives for existing employees. While we considered that this was also a potential benefit for the proposed Option Exchange Program, we determined that the primary reasons for the Option Exchange Program (replenishment of our Equity Incentive Plan pool and the reduction in the number of shares subject to underwater outstanding options) were different. Further, the 2008 option exchange resulted in the issuance of new options to purchase approximately 3.7 million shares of Class A common stock with strike prices of $9.14 and greater in exchange for options to purchase approximately 4.9 million shares, which did not achieve the purpose of establishing better incentives for our employees and returned less than 1.3 million shares, combined, to the pool of shares available for issuance of future awards under the Equity Incentive Plan and NEDSAP.

Based on all these factors, we believe the Option Exchange Program provides greater value to the company, employees and other participants in our equity programs and our stockholders than would simply amending the Equity Incentive Plan in 2010 to increase the pool. The Option Exchange Program is designed to replenish the pool of shares available for future stock awards under the Equity Incentive Plan, providing flexibility to grant stock awards under the Plans in the future. However, unlike an amendment to increase the overall pool of shares available for awards under the Equity Incentive Plan, the exchange would not increase the maximum potential dilution of the ownership interests of existing stockholders from stock awards under the Plans and would reduce the number of shares subject to outstanding stock options.

Description of the Option Exchange Program

Implementing the Option Exchange Program.    If the Option Exchange Program is approved by the stockholders, it is the board of directors’ intent that Eligible Participants who were offered the opportunity to participate in the program under a tender offer (an “Offer to Exchange”) filed with the Securities and Exchange Commission (the “SEC”) will be able to complete their exchange promptly following the special meeting. From the time the Offer to Exchange commences, the Eligible Participants will be given at least 20 business days to make an election to surrender for cancellation all or a portion of their Eligible Options on a grant-by-grant basis in exchange for New Options. In our discretion, Eligible Participants who hold single grants of options to purchase 250,000 shares or more may, under the final Offer to Exchange, be permitted to exchange partial grants. The New Options will be issued promptly following the closing of the Offer to Exchange, which we expect will be on or about August     , 2009. Even if the Option Exchange Program is approved by our stockholders, our board will retain the authority, in its sole discretion, to terminate or postpone the program, at any time prior to the closing of the Offer to Exchange, or to exclude certain Eligible Options or Eligible Participants from participating in the Option Exchange Program due to tax, regulatory or accounting reasons or because participation would be inadvisable or impractical. Stockholder approval of the Option Exchange Program applies only to this exchange program. If we were to implement a stock option exchange program in the future, we would once again need to seek stockholder approval.

Outstanding Options Eligible for the Option Exchange Program.    To be eligible for exchange under the Option Exchange Program, an option must have an exercise price equal to the Participation Price (an exercise price per share greater than or equal to the higher of (a) $4.00 or (b) the closing price of our Class A common stock as reported on the NYSE for the business day prior to the date on which we close the exchange offer). As of May 15, 2009, options to purchase approximately 9.9 million shares of our Class A common stock were outstanding, of which options to purchase approximately 6.7 million shares, would be eligible for exchange under the Option Exchange Program, assuming for this purpose a $4.00 per share Participation Price.

Eligibility.    The Option Exchange Program will be open to all of our domestic employees, including our executive officers, certain of our foreign employees and members of our board of directors who hold Eligible Options. We may exclude employees in certain non-U.S. jurisdictions from the Option Exchange Program if, for any reason, we believe that their participation would be inadvisable or impractical. To be eligible, an employee must be employed by us and a director must be serving on our board of directors at the time the Offer to Exchange commences. Additionally, in order to receive the New Options, an Eligible Participant who surrenders his or her Eligible Options for exchange must be an employee or serving on our board of directors on the date the New Options are granted. As of May 15, 2009, approximately 351 employees and five non-employee directors held Eligible Options.

Exercise Price of New Options.    All New Options will be granted with an exercise price per share equal to the Market Price or, for our CEO and any members of the board of directors who participate, the greater of $6.25 or the Market Price.

Exchange Ratios.    Exchange ratios will generally be designed to result in a fair value, for accounting purposes, of the New Options that will be equal to the fair value of the Eligible Options surrendered based on valuation assumptions made as of the close of the Option Exchange Program. These ratios will be designed to make the grant of New Options accounting expense neutral. In the proposed exchange offer, Eligible Participants would be offered an opportunity to exchange their Eligible Options for New Options covering fewer shares. The actual number of shares subject to New Options will be determined in accordance with exchange ratios calculated by our external compensation consultant using a Black-Scholes option valuation model and the Market Price.

The following table shows (a) the number of shares underlying outstanding Eligible Options in each exercise price range as of May 15, 2009 and (b) the hypothetical average of the exchange ratios that could be applied to calculate the number of shares subject to New Options to be granted in exchange for surrendered Eligible Options. The exchange ratios set forth in the table were calculated based on the assumption that the Participation Price is $4.00 per share and the Market Price is $2.60 per share (the closing price of our Class A common stock on May 15, 2009), and using exchange ratios that result in the fair value of the New Options being equal to the fair value of the Eligible Options surrendered (using, for purposes of this calculation, an exercise price for all New Options equal to the Market Price) based on valuation assumptions made as of the close of the Option Exchange Program. If the Option Exchange Program is approved, the actual exchange ratios used should result in (1) the issuance of fewer shares subject to the New Options than were subject to the cancelled Eligible Options tendered in the exchange offer and (2) no significant incremental accounting expense to us for the value of the New Options.

Exercise Price Range	Maximum Number of Shares Underlying Eligible Options	Weighted Average Exercise Price	Weighted Average Remaining Life (in years)	Hypothetical Average Exchange Ratio (Shares Underlying Eligible Options to Shares Underlying New Options) Based on Specified Assumptions	Hypothetical Number of Shares Underlying New Options that May be Granted Based on Specified Assumptions
$4.00-$6.00	208,149	$5.09	6.25	2.05 : 1.00	122,800
$6.01-$8.00	705,732	$7.02	8.39	1.91 : 1.00	368,686
$8.01-$10.00	3,685,787	$9.18	7.45	2.64 : 1.00	1,480,971
$10.01-$15.00	1,825,796	$12.38	7.18	3.32 : 1.00	566,048
$15.01-$20.00	275,193	$15.78	7.22	4.67 : 1.00	63,852
$20.01 or more	24,500	$21.35	3.79	18.52 : 1.00	1,339
Totals	6,725,157	$10.01	7.41	2.87 : 1.00	2,603,696

The actual exchange ratios will be set based on the specific exchange price determined at the close of the NYSE on the day prior to the close of the exchange offer and the specific exercise price for each Eligible Option, by grant, tendered for exchange. We currently expect to close the exchange offer on or about August     , 2009, assuming the Option Exchange Program is approved by our stockholders. New Options granted in accordance with the actual exchange ratios will be rounded down to the nearest whole share on a grant-by-grant basis. Adjustments to any of the assumptions used to calculate the information in the above table will result in a change to the number of shares underlying New Options that may be granted under the Option Exchange Program.

In the case of any New Options issued to our CEO and any non-employee directors, while the exercise price of such New Options will be the greater of $6.25 per share or the Market Price, the exchange ratio will be determined using the Market Price to value the New Options, even if the Market Price is significantly lower than $6.25. While this arrangement may not result in a fair value, for accounting purposes, of the New Options that will be equal to the fair value of the Eligible Options surrendered, we do not believe the potential reduction in value of such New Options will change the accounting expense neutrality of the Option Exchange Program.

Election to Participate.    Participation in the Option Exchange Program will be voluntary. Eligible Participants will be permitted to exchange all or none of their Eligible Options for New Options on a grant-by-grant basis. In our discretion, Eligible Participants who hold single grants of options to purchase 250,000 shares or more may, under the final Offer to Exchange, be permitted to exchange partial grants.

Vesting of New Options.    The New Options will have the same vesting schedule as the surrendered options. If an Eligible Participant exchanges an Eligible Option that is already partially vested as of the close of the Option Exchange Program, the same proportion of the shares subject to the New Option will be vested on the grant date, and the unvested portion will vest on the same schedule and in the same proportions of the shares subject to the option as the Eligible Option. If an Eligible Participant exchanges an Eligible Option that is fully vested, the New Option would also be fully vested.

Term of the New Options.    The New Options will have the same expiration date as the Eligible Options they replace.

Other Terms and Conditions of the New Options.    The other terms and conditions of the New Options will be set forth in an option agreement to be entered into as of the New Option grant date and will be comparable to those of the corresponding Eligible Options surrendered. All New Options will be nonstatutory stock options granted under our Plans, regardless of the tax status of the Eligible Options tendered for exchange. The offer and sale of the shares of Class A common stock for which the New Options may be exercised are currently registered on a registration statement filed with the SEC.

Return of Eligible Options Surrendered.    Consistent with the terms of the Plans, the pool of shares available for the grant of future awards under our Plans will be increased by that number of shares equal to the difference between (a) the number of shares underlying surrendered and cancelled Eligible Options issued under the Plans and (b) the number of shares underlying New Options issued under the Plans. The shares subject to non-Plan options held by our CEO will not be returned to the pool of shares available for grant under either of the Plans.

Automatic Termination.    If the Market Price is equal to or greater than $8.00 per share, the proposed Option Exchange Program would automatically, without further action by the company or the board of directors, terminate and no options would be eligible or accepted for exchange.

Accounting Treatment.    We have adopted the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised), or SFAS 123(R), regarding accounting for share-based payments. Under SFAS 123(R), we will recognize the incremental compensation cost of the stock options granted in the Option Exchange Program. The incremental compensation cost will be measured as the excess, if any, of the fair value of each New Option granted to employees in exchange for surrendered Eligible Options, measured as of the date the New Options are granted, over the fair value of the Eligible Options surrendered in exchange for the New Options, measured immediately prior to the cancellation. This incremental compensation cost will be recognized ratably over the vesting period of the New Options. However, because the exchange ratios will be calculated to result in the fair value of Eligible Options surrendered being equal to the fair value of the New Options replacing them (except, as described above, in the case of any New Options issued to members of our board of directors and CEO, where the fair value of the New Options may be lower than the value of the corresponding Eligible Options surrendered in the Option Exchange Program), we do not expect to recognize any significant incremental compensation expense for financial reporting purposes as a result of the Option Exchange Program. As would be the case with Eligible Options, in the event that any of the New Options are forfeited prior to their vesting due to termination of service, the compensation cost for the forfeited New Options will not be recognized.

U.S. Federal Income Tax Consequences.    The following is a summary of the anticipated material U.S. federal income tax consequences of participating in the Option Exchange Program. A more detailed summary of the applicable tax considerations to participants will be provided in the Offer to Exchange; however the tax consequences of the Option Exchange Program are not entirely certain and the Internal Revenue Service is not precluded from adopting a contrary position, and the law and regulations themselves are subject to change. We believe the exchange of Eligible Options for New Options pursuant to the Option Exchange Program should be treated as a non-taxable exchange, and no income should be recognized for U.S. federal income tax purposes by us or our employees upon the grant of the New Options. As all New Options issued under the Option Exchange Program will be nonstatutory stock options, upon exercise of a New Option the Eligible Participant will recognize ordinary income equal to the excess, if any, of the fair market value of the purchased shares on the exercise date over the exercise price paid for those shares. Upon disposition of the stock, the Eligible Participant will recognize a capital gain or loss (which will be long- or short-term depending upon whether the stock was held for more than one year) equal to the difference between the selling price and the sum of the amount paid for the stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. The tax consequences for participating non-U.S. employees may differ from the U.S. federal income tax consequences. All holders of Eligible Options are urged to consult their own tax advisors regarding the tax treatment of participating in the Option Exchange Program under all applicable laws prior to participating in the Option Exchange Program.

Potential Modifications to Terms to Comply with Governmental Requirements.    The terms of the Option Exchange Program will be described in an Offer to Exchange that we will file with the SEC. Although we do not anticipate that the SEC will require us to modify the terms significantly, it is possible we will need to alter the terms of the Option Exchange Program to comply with comments from the SEC. Changes in the terms of the Option Exchange Program may also be required for tax purposes for participants in the United States as the tax treatment of the Option Exchange Program is not entirely certain. In addition, we intend to make the Option Exchange Program available to certain of our employees located outside of the United States, where permitted by local law and where we determine it is feasible and practicable to do so. It is possible that we may need to make modifications to the terms offered to employees in countries outside the United States to comply with local requirements, or for tax or accounting reasons. We reserve the right not to conduct the Option Exchange Program in countries in which we deem it inadvisable to do so for any reason.

Interests of Our Directors and Executive Officers in the Option Exchange Program

Our directors and executive officers will be permitted to participate in the Option Exchange Program. The following table shows the number of shares subject to Eligible Options held by our directors and executive officers as of May 15, 2009 and the number of shares subject to New Options that they may receive assuming, for purposes of illustration only, that: (1) each director and executive officer decides to exchange all of his or her Eligible Options, (2) the Participation Price is $4.00, and (3) the Market Price is $2.60 per share, the closing price of our Class A common stock on May 15, 2009.

Name of Director or Executive Officer	Title	Maximum Number of Shares Underlying Eligible Options		Weighted Average Exercise Price	Weighted Average Remaining Life (in years)	New Option Exercise Price	Hypothetical Number of Shares Underlying New Options that May be Granted Based on Specified Assumptions
Jeffrey G. Katz	Director, Chairman and Chief Executive Officer	2,595,812	(1)	$10.68	7.36	$6.25	941,930

Thomas J. Kalinske	Director and Vice Chairman	245,727	(2)	$9.09	5.83	$6.25	98,967

Stanley E. Maron	Director	77,443	(2)	$8.53	6.31	$6.25	31,608

E. Stanton McKee, Jr.	Director	56,100	(2)	$8.92	7.57	$6.25	23,810

Paul T. Marinelli	Director	—		—	—	NA	—

David C. Nagel	Director	56,218	(2)	$8.92	7.66	$6.25	24,585

Philip B. Simon	Director	—		—	—	NA	—

Caden Wang	Director	65,892	(2)	$8.95	7.34	$6.25	28,781

William B. Chiasson	Chief Financial Officer	359,264		$10.10	7.23	$2.60	143,477

William K. Campbell	Senior Vice President, U.S. Consumer Sales	213,934		$11.98	7.15	$2.60	72,629

Michael J. Dodd	Senior Vice President, Supply Chain and Operations	273,250		$10.53	7.75	$2.60	105,654

Nancy G. MacIntyre	Executive Vice President, Product, Innovation and Marketing	194,780		$9.73	8.43	$2.60	74,471

Peter M. O. Wong	Senior Vice President, General Counsel and Corporate Secretary	179,973		$10.34	6.84	$2.60	64,130

(1)	Of the total number of shares underlying Eligible Options held by Mr. Katz, 2,074,474 shares are subject to options issued under the Equity Incentive Plan and 521,338 shares are subject to options issued outside the Plans in our 2008 option exchange program. Any New Options issued in the Option Exchange Program to Mr. Katz would be issued under the Equity Incentive Plan, but any non-plan grants surrendered by Mr. Katz would not replenish the Equity Incentive Plan pool.

(2)

Of the shares subject to Eligible Options held by our non-employee directors, 426,380 shares were subject to Eligible Options outstanding under our Equity Incentive Plan as of May 15, 2009. If these options are surrendered in the exchange, the shares subject to the options will be returned to the Equity Incentive Plan pool, while shares subject to options issued under the NEDSAP , if exchanged, will be returned to the NEDSAP pool. All New Options issued to non-employee directors will be issued under the NEDSAP.

Effect on Stockholders

We are not able to predict the precise impact the Option Exchange Program will have on your interests as a stockholder, as we are unable to predict how many participants will exchange their Eligible Options or what the future market price of our Class A common stock will be on the date that the New Options are granted. If the Option Exchange Program is approved, the exchange ratios should result in (1) the issuance of fewer shares subject to the New Options than were subject to the cancelled Eligible Options tendered in the exchange offer and (2) the fair value of Eligible Options surrendered generally being equal to the fair value of the New Options replacing them.

As a result we expect the Option Exchange Program to reduce the number of shares subject to outstanding options, to replenish our Equity Incentive Plan pool so that we have continued flexibility to use stock awards for recruiting, retention and performance incentives, and to be accounting expense neutral as discussed in more detail above. While we cannot predict how many shares subject to Eligible Options will be exchanged, based on an assumed Participation Price of $4.00 per share, an assumed Market Price of $2.60 per share (the closing price of our Class A common stock on May 15, 2009) and estimated exchange ratios calculated as described above, we currently estimate a reduction in the number of shares subject to outstanding stock options of approximately 4.1 million shares assuming full participation in the Option Exchange Program by all Eligible Participants with Eligible Options. The actual reduction in the number of shares subject to outstanding stock options that could result from the Option Exchange Program could vary significantly and is dependent upon a number of factors, including the actual level of participation in the Option Exchange Program.

The Board of Directors recommends a vote FOR this proposal.

PROPOSAL TWO

APPROVAL OF AMENDMENT TO 2002 EQUITY INCENTIVE PLAN

Our Equity Incentive Plan was initially adopted by our board of directors on May 24, 2002 and approved by our stockholders on July 19, 2002. The Equity Incentive Plan was subsequently amended and restated by our board in March 2006 to increase the aggregate number of shares of Class A common stock authorized for issuance under the plan by 2,000,000 shares and to expand the types of awards available for grant under the plan. The Equity Incentive Plan, as amended and restated, was approved by our stockholders in June 2006. In February 2007, the board amended the Equity Incentive Plan, subject to stockholder approval, to increase the aggregate number of shares of Class A common stock authorized for issuance under the plan by 3,000,000 shares, from a total of 21,000,000 shares to 24,000,000 shares. The Equity Incentive Plan, as amended and restated, was approved by our stockholders in May 2007.

On June 4, 2009, the board approved an amendment to the Equity Incentive Plan, subject to stockholder approval, to increase from 2,000,000 to 3,500,000 the limitation on the maximum number of shares subject to awards that may be granted to an individual under the plan in any one year. The board approved this amendment to provide greater flexibility in granting awards to our executive officers in light of the proposed Option Exchange Program as explained in more detail below. In the event that this proposal is not approved by the stockholders at the special meeting of stockholders, the proposed amendment to the Equity Incentive Plan will not be effected, and the Equity Incentive Plan will remain in full force and effect with the limitation on the maximum number of shares subject to awards that may be granted under the plan in any one year to an individual remaining at 2,000,000 shares. A copy of the restated Equity Incentive Plan, as amended to give effect to this proposal, is attached to this proxy statement as Appendix A.

The Equity Incentive Plan limit on the maximum number of shares subject to awards that may be granted to an individual under the plan in a single year, or the “162(m) limit,” is designed to satisfy the requirements under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Generally, Section 162(m) of the Code limits the amount of annual compensation that may be deducted by a public company for its CEO and the three other most highly paid executive officers (other than the principal financial officer) to $1.0 million per calendar year. However, performance -based compensation, within the meaning of Treasury Regulations, is not subject to the limitation. Compensation attributable to stock options and stock appreciation rights will generally satisfy the exception for performance-based compensation if these awards are granted with an exercise price that is at least equal to the grant date fair-market value and by outside directors pursuant to a stockholder-approved plan that contains a limit on the maximum number of shares subject to options or stock appreciation rights that may be granted under the plan to any covered employee in a specified time period. The Equity Incentive Plan currently contains the provisions necessary to qualify compensation attributable to stock options and stock appreciation rights as performance-based compensation.

We believe that increasing the 162(m) limit will permit greater flexibility to use our Equity Incentive Plan to retain our top executives and, if needed, recruit new top executives in light of the significant challenges we face in the coming year and beyond in managing our business through the economic downturn and preserving equity incentives through a simultaneous significant decline in the trading price of our Class A common stock. In the past, the current 162(m) limit in the Equity Incentive Plan caused us to grant options outside of our Equity Incentive Plan to recruit a new CEO, which increased the total potential number of shares issuable as equity compensation because these non-plan options did not reduce the number of shares available for issuance under the Equity Incentive Plan. In addition, for 2009, we believe the current 162(m) limit in the Equity Incentive Plan could prevent us from granting additional options to certain of our executives if necessary or appropriate for retention purposes later in the year, particularly if they exchange Eligible Options covering a large number of shares in the Option Exchange Program. All of our continuing named executive officers, as well as other senior management and key contributors, received an interim grant of additional stock options to improve their equity incentive compensation packages in light of the decreases in the trading prices of our Class A common stock on the NYSE between September 2008 and May 2009 relative to the exercise prices of existing options held by such individuals. More information about these grants is provided below under “Compensation Matters—Executive Compensation—Compensation Discussion and Analysis—Notes Regarding Summary Compensation Table and Grants of Plan-Based Awards Table.” For our CEO, who received an option to purchase 929,400 shares in May 2009, the Section 162(m) limit could restrict his ability to exchange all of his Eligible Options under our proposed Option Exchange Program, particularly if the Market Price ends up being higher than we currently anticipate. If the Market Price were $7.99 (and otherwise based on the assumptions set forth in the discussion of the Option Exchange Program above), our CEO could tender for cancellation Eligible Options (from his existing outstanding options covering 3.5 million shares) that would result in New Options covering approximately 2.2 million shares being issued to him in the Option Exchange Program.

As discussed above under “Proposal One—Approval of Option Exchange Program,” we believe it is very important for us to maintain competitive employee compensation and incentive programs, including among our top executives. We believe that raising the 162(m) limit in our Equity Incentive Plan is necessary to provide us with the flexibility needed to provide equity compensation at attractive levels to retain and motivate our CEO and other top executives and, if necessary in the future, recruit and retain additional top executives. We believe that preserving a sufficient equity stake in the company for our executives is crucial to our success. In addition, raising the 162(m) limit could permit greater participation by our CEO in the Option Exchange Program, which would improve the program’s effectiveness in replenishing our Equity Incentive Plan pool and reducing the number of shares subject to outstanding “underwater” stock options (as discussed above under “Proposal One—Approval of Option Exchange Program”).

Under the listing rules of the NYSE, the affirmative vote of the holders of shares representing a majority of the votes present in person or represented by proxy and entitled to vote on the proposal at the meeting will be required to approve this proposal and the total votes cast on the proposal must represent more than 50% of the votes of holders entitled to vote at the meeting. Abstentions will be counted toward the tabulation of votes cast on proposal and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Features of Equity Incentive Plan

Purpose

The purpose of the Equity Incentive Plan is to enable LeapFrog to attract and retain talented employees, key consultants and directors by providing incentives to such individuals through equity participation in LeapFrog, and by rewarding employees, key consultants and directors who contribute to the achievement of LeapFrog’s long-term economic objectives.

Term

The Equity Incentive Plan automatically will terminate ten years after its adoption, unless it is terminated earlier by the board of directors.

Eligibility

The Equity Incentive Plan provides for the following types of stock awards to the following persons:

•	Incentive stock options, as defined under the Code, which may be granted solely to employees (including officers); and

•

Nonstatutory stock options, restricted stock awards, stock bonus awards, restricted stock unit awards and stock appreciation rights, all of which may be granted to employees (including officers), directors and consultants.

As of May 15, 2009, we had approximately 575 employees, seven outside directors and a number of consultants who were eligible to receive awards under the Equity Incentive Plan. The board of directors selects any employees, directors and consultants who are actually granted awards under the Equity Incentive Plan.

Administration

Pursuant to the terms of the Equity Incentive Plan, the board of directors has delegated administration of the Equity Incentive Plan to its compensation committee. In the discretion of the board of directors, in the case of stock awards intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, or that are made to persons who are subject to Section 16 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the compensation committee may consist, respectively, solely of two or more “outside directors” within the meaning of Section 162(m) of the Code and solely of two or more “non-employee directors” within the meaning of Section 16 of the Exchange Act. Subject to the terms of the Equity Incentive Plan, the compensation committee determines recipients, the numbers of shares subject to and types of stock awards to be granted and the terms and conditions of the stock awards, including the period of their exercisability and vesting. Subject to the limitations set forth below, the compensation committee will also determine the exercise, purchase or strike price of each stock award. In granting a performance-based stock award, the compensation committee will set a period of time (a Performance Period), which will generally be three years long, over which the attainment of one or more goals (Performance Goals) will be measured for the purpose of determining whether the award recipient has a vested right in or to such stock award. Within the time period prescribed by Section 162(m) of the Code (typically before the 90th day of a Performance Period), the compensation committee will establish the Performance Goals, based upon one or more pre-established criteria (Performance Criteria) enumerated in the Equity Incentive Plan. As soon as administratively practicable following the end of the Performance Period, the compensation committee will certify (in writing) whether the established Performance Goals have been satisfied. As used herein with respect to the Equity Incentive Plan, the “board of directors” refers to any committee to which the board of directors delegates administration of the Equity Incentive Plan (and, if applicable, such a subcommittee) as well as to the board of directors itself.

Stock Subject to the Equity Incentive Plan

The maximum number of shares of Class A common stock available for issuance under the Equity Incentive Plan is 24,000,000, except as described below under “Adjustment Upon Changes in Stock,” and the maximum number of shares of Class A common stock that may be awarded pursuant to incentive stock options is 24,000,000. The number of shares available for issuance under the Equity Incentive Plan is reduced by (i) one share for each share of Class A common stock issued pursuant to an option or a stock appreciation right, and (ii) two shares for each share of Class A common stock issued pursuant to a stock bonus award, restricted stock award or restricted stock unit award.

Subject to this proposal, no person may be granted awards under the Equity Incentive Plan covering more than 3,500,000 shares of Class A common stock in any calendar year. Shares may be issued in connection with a merger or acquisition as permitted by the rules of the applicable national securities exchange, and such issuance will not reduce the number of shares available for issuance under the Equity Incentive Plan. If an award granted under the Equity Incentive Plan expires or otherwise terminates without having been exercised, or vested in the case of restricted stock and RSU awards, in full, the shares of Class A common stock subject to such awards will again become available for issuance under the Equity Incentive Plan. If any shares issued pursuant to a stock award under the Equity Incentive Plan are forfeited back to or repurchased by us, the forfeited or reacquired stock will again become available for reissuance under the Equity Incentive Plan. Awards that are terminated, forfeited or repurchased shall result in an increase in the share reserve of the Equity Incentive Plan corresponding to the reduction originally made in respect of the award. If stock awards granted under the Equity Incentive Plan are not delivered to a participant because (i) the stock award is exercised through a reduction in the number of shares subject to the stock award (a “net exercise”), (ii) the appreciation distribution upon exercise of a stock appreciation right is paid in shares of Class A common stock, or (iii) shares are withheld in satisfaction of applicable withholding taxes, the number of shares not delivered will become again available for subsequent issuance under the Equity Incentive Plan. Finally, if the exercise price is satisfied by tendering shares of Class A common stock previously held by a participant, the number of shares so tendered will become again available for subsequent issuance under the Equity Incentive Plan. Shares issued under the Equity Incentive Plan may be previously unissued shares or reacquired shares bought on the market or otherwise.

Stock Options

Stock options are granted pursuant to stock option agreements. The exercise price of incentive stock options must be at least 100% of the fair market value of the Class A common stock on the date of the grant and, in some cases, at least 110% of such fair market value, as described below. The exercise price of nonstatutory stock options must be at least 50% of the fair market value of the Class A common stock on the grant date. However, the exercise price for any option intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code cannot be less than 100% of the fair market value of the Class A common stock on the date of grant. As of May 15, 2009, the closing price of the Company’s Class A common stock as reported on the NYSE was $2.60 per share.

Options granted under the Equity Incentive Plan vest at the rate and under the terms and conditions specified in the option agreement. A stock option may provide for an early exercise feature pursuant to which the option may be exercised prior to full vesting, resulting in unvested shares of Class A common stock being subject to repurchase by us in the event of the optionee’s cessation of service prior to the vesting of the shares.

In general, stock options granted under the Equity Incentive Plan may not be exercised after the expiration of ten years from the date of grant. If an optionee’s relationship with us, or any affiliate of ours, terminates for any reason other than disability or death, the optionee may exercise his or her option (to the extent that such option was vested at the time of termination), but only within the period of time ending on the earlier of (i) three months following such termination (or such longer or shorter period as specified in the option agreement) or (ii) the expiration of the term of the option as set forth in the option agreement. If an optionee’s relationship with us, or any affiliate of ours, terminates due to disability, the optionee may exercise his or her option (to the extent that such option was vested at the time of termination), but only within the period ending on the earlier of (i) six months following such termination (or such longer or shorter period as specified in the option agreement) or (ii) the expiration of the term of such option as set forth in the option agreement. If an optionee’s relationship with us, or any affiliate of ours, terminates as a result of the optionee’s death or the optionee dies within a specified period after termination of service, the optionee’s estate, heirs or beneficiaries may exercise the option (to the extent that such option was vested at the time of death), but only within the period ending on the earlier of (i) six months following the optionee’s death (or such longer or shorter period as specified in the option agreement) or (ii) the expiration of the term of the option as set forth in the option agreement. If an option is not exercised within the time specified in the option agreement, such option terminates.

Class A common stock issued pursuant to stock options granted under the Equity Incentive Plan may, at the discretion of the board of directors, be paid for (i) in cash, check, bank draft or money order, (ii) pursuant to a broker-assisted cashless exercise, (iii) by delivery of other Class A common stock of LeapFrog, (iv) according to a deferred payment or similar arrangement, (iv) pursuant to a net exercise arrangement, or (vi) in any other form of legal consideration acceptable to the board.

Generally, an optionee may not transfer a stock option other than by will or the laws of descent and distribution unless the optionee holds a nonstatutory stock option and the terms of the stock option agreement provide otherwise. However, an optionee may designate a beneficiary who may exercise the option following the optionee’s death.

Tax Limitations on Incentive Stock Option Grants.    Incentive stock options may be granted only to our employees. The aggregate fair market value, determined at the time of grant, of shares of our Class A common stock with respect to incentive stock options that are exercisable for the first time by an optionee during any calendar year under all of our stock plans may not exceed $100,000. No incentive stock option may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of the total combined voting power of LeapFrog or any affiliate unless the following conditions are satisfied:

•	The option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant; and

•	The term of the incentive stock option award does not exceed five years from the date of grant.

Stock Awards

Stock Bonus Awards.    Stock bonus awards are granted pursuant to stock bonus agreements. Shares awarded under a stock bonus award may be subject to repurchase by us in accordance with a vesting schedule to be determined by the board of directors. The grant or vesting of stock bonus awards may also be based upon service conditions or may be subject to Performance Goals to be determined by the compensation committee, based on one or more of the following Performance Criteria: (i) earnings per share; (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization (EBITDA); (iv) net earnings; (v) total stockholder return; (vi) return on equity; (vii) return on assets; (viii) return on investment; (ix) return on capital employed; (x) operating margin (xi) gross margin; (xii) operating income; (xiii) net income; (xiv) net operating income; (xv) net operating income after tax; (xvi) pre- and after-tax income; (xvii) pre-tax profit; (xviii) operating cash flow; (xix) revenue; (xx) revenue growth; (xxi) expenses; (xxii) improvement in or attainment of expense levels; (xxiii) improvement in or attainment of working capital levels; (xxiv) economic value added; (xxv) market share; (xxvi) cash flow; (xxvii) cash flow per share; (xxviii) economic value added (or an equivalent metric); (xxix) share price performance; (xxx) debt reduction; and (xxxi) other measures of performance selected by the compensation committee.

If a stock bonus award recipient’s relationship with us, or any affiliate of ours, terminates, we may reacquire any of the shares subject to the award that are unvested as of the date of such termination. A stock bonus award may be awarded in consideration of past services rendered to us or any affiliate of ours. Rights to acquire shares under a stock bonus award may be transferable only to the extent provided in a stock bonus agreement.

Restricted Stock Awards.    Restricted stock awards are granted pursuant to restricted stock agreements. The purchase price of a restricted stock award cannot be less than 50% of the fair market value of the Class A common stock on the date of grant or at the time the purchase is made.

Shares awarded under a restricted stock award may be subject to repurchase by us in accordance with a vesting schedule to be determined by the board of directors. If a restricted stock award recipient’s relationship with us, or any affiliate of ours, terminates, we may repurchase or reacquire any of the shares subject to the award that are unvested as of the date of such termination. Class A common stock acquired pursuant to a restricted stock award may be paid for in cash or, if provided in the restricted stock agreement at the discretion of the board of directors, pursuant to a deferred payment arrangement or in other legal consideration approved by the board of directors. Rights to acquire shares under a restricted stock award may be transferable only to the extent provided in a restricted stock award agreement.

Restricted Stock Unit Awards.    Restricted stock unit awards are granted pursuant to restricted stock unit award agreements. The purchase price, if any, for restricted stock unit awards is determined by the board of directors at the time of grant and may be paid in any form of legal consideration acceptable to the board of directors. A restricted stock unit award is an award of rights to receive shares of our Class common stock, rather than an award of restricted stock.

Restricted stock unit awards vest at the rate specified in the restricted stock unit award agreement as determined by the board of directors. However, at the time of grant, the board of directors may impose additional restrictions or conditions that delay the delivery of stock or cash subject to the restricted stock unit award to a time after vesting. A restricted stock unit award may be settled by the delivery of shares of our Class A common stock, cash, any combination of the two or in any other form of consideration, as determined by the board of directors. Dividend equivalent rights may be credited with respect to shares covered by a restricted stock unit award as determined by the board of directors and contained in the restricted stock unit award agreement. However, we do not anticipate paying cash dividends on our Class A common stock for the foreseeable future. If a restricted stock unit award recipient’s relationship with us, or any affiliate of ours, terminates, restricted stock units that have not vested will be forfeited on the date of such termination, except as otherwise may be provided in the restricted stock unit award agreement.

Stock Appreciation Rights.    Stock appreciation rights are granted pursuant to stock appreciation rights agreements. The maximum term of stock appreciation rights granted under the Equity Incentive Plan is ten years.

Each stock appreciation right is denominated in shares of Class A common stock equivalents. The strike price of stock appreciation rights may not be less than 100% of the fair market value of the Class A common stock equivalents subject to the stock appreciation rights on the date of grant. Upon exercise of a stock appreciation right, we will pay the recipient an amount equal to the excess of (i) the aggregate fair market value on the date of exercise of a number of Class A common stock equivalents with respect to which the recipient is exercising the stock appreciation right, over (ii) the strike price determined by the board of directors on the date of grant. The appreciation distribution upon exercise of a stock appreciation right may be paid in cash, shares of our Class A common stock, any combination of the two or in any other form of consideration determined by the board of directors.

Stock appreciation rights vest and become exercisable at the rate specified in the stock appreciation right agreement as determined by the board of directors. If a stock appreciation rights recipient’s relationship with us, or any affiliate of ours, terminates, the recipient generally may exercise any vested stock appreciation right for three months (or such longer or shorter period specified in the stock appreciation rights agreement) after the date the service relationship ends. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Acceleration of Awards

The board of directors has the power to accelerate the vesting of a stock award notwithstanding the vesting schedule or terms relating to the exercisability contained in the stock award agreement.

Adjustments upon Changes in Stock

If any change is made in the Class A common stock subject to the Equity Incentive Plan or subject to any stock award without receipt of consideration by us (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the class(es) and maximum number of shares subject to the Equity Incentive Plan, the maximum annual award limit applicable under the Equity Incentive Plan and the class(es) and number of shares and price per share of stock subject to outstanding stock awards will be appropriately adjusted.

Corporate Transactions

In the event of a Corporate Transaction (as defined in the Equity Incentive Plan), any surviving or acquiring corporation may assume or continue any stock awards outstanding under the Equity Incentive Plan or may substitute similar awards for those outstanding under the Equity Incentive Plan. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of a stock award or substitute a similar stock award for only a portion of a stock award. If a surviving or acquiring corporation does not assume or continue such stock awards or substitute similar awards, then, unless otherwise provided by the board of directors, any outstanding stock awards that have not been assumed or substituted may be exercised (to the extent vested) prior to the effective time of the corporate transaction, and any such stock awards will terminate if not exercised prior to the effective time of the corporate transaction.

Changes in Control

In the event of a Change in Control (as defined in the Equity Incentive Plan), an outstanding stock award held by a recipient whose relationship with us, or any affiliate of ours, that has not terminated may be subject to additional acceleration of vesting and exercisability upon or after the Change in Control to the extent provided in a stock award agreement or any other written agreement between the recipient and us or an affiliate. In the absence of such provision, however, this acceleration will not occur.

Amendments to the Equity Incentive Plan

The board of directors has the authority to amend the Equity Incentive Plan, so long as the action does not impair any stock award previously granted under the Equity Incentive Plan, unless consented to in writing by the holder of the award. In addition, no amendment will be effective unless approved by our stockholders where the amendment requires stockholder approval under applicable law or stock exchange requirements. The board of directors may, in its sole discretion, submit any other amendment to the Equity Incentive Plan for stockholder approval.

Termination or Suspension of the Equity Incentive Plan

The board of directors may suspend or terminate the Equity Incentive Plan at any time. No stock awards may be granted under the Equity Incentive Plan while the Equity Incentive Plan is suspended or after it is terminated.

Federal Income Tax Consequences of the Equity Incentive Plan

The following is a summary of the principal United States federal income tax consequences to participants and LeapFrog with respect to participation in the Equity Incentive Plan. This summary is not intended to be exhaustive, and does not discuss the income tax laws of any city, state or foreign jurisdiction in which a participant may reside.

Options

There are no federal income tax consequences to the optionee or us by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the fair market value of our Class A common stock on the date of exercise over the option exercise price. With respect to employees, we are generally required to withhold an amount based on the ordinary income recognized. Generally, we will be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to optionees who are subject to Section 16(b) of the Exchange Act.

Incentive stock options granted under the Equity Incentive Plan are intended to qualify for favorable tax treatment under Section 422 of the Code. There generally are no federal income tax consequences to the optionee or us by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionee’s alternative minimum tax liability, if any. If an optionee holds stock acquired through exercise of an incentive stock option for more than two years from the option grant date and more than one year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such stock will be a long-term capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a “disqualifying disposition”), then at the time of disposition the optionee will realize taxable ordinary income equal to the lesser of (i) the excess of the stock’s fair market value on the exercise date over the exercise price, or (ii) the optionee’s actual gain, if any, on the purchase and sale. The optionee’s additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year. To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, we generally will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

Stock Bonus and Restricted Stock Awards.    There are no tax consequences to the recipient or us by reason of the grant of a stock bonus or restricted stock award. Upon receipt of the stock pursuant to such award, the recipient normally will recognize taxable ordinary income equal to the excess of the stock’s fair market value over the purchase price, if any. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the restrictions lapse, unless the recipient elects to be taxed on receipt of the stock by filing a Section 83(b) election. With respect to employees, we generally are required to withhold an amount based on the ordinary income recognized. Generally, we will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a business expense deduction equal to the taxable ordinary income realized by the recipient. Upon disposition of the stock, the recipient will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year. Certain different rules may apply to recipients who are subject to Section 16(b) of the Exchange Act.

Restricted Stock Unit Awards

No taxable income is recognized upon receipt of a restricted stock unit award. The recipient generally will recognize ordinary income in the year in which the shares subject to that unit are actually vested and issued to the recipient in an amount equal to the fair market value of the shares on the date of issuance. The recipient and LeapFrog will be required to satisfy certain tax withholding requirements applicable to such income. Generally, we will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to an income tax deduction equal to the amount of ordinary income recognized by the recipient at the time the shares are issued. In general, the deduction will be allowed for the taxable year in which such ordinary income is recognized by the recipient.

Stock Appreciation Rights

No taxable income is realized upon the receipt of a stock appreciation right. Upon exercise of the stock appreciation right, the fair market value of the shares (or cash in lieu of shares) received is recognized as ordinary income to the recipient in the year of such exercise. Generally, with respect to employees, we are required to withhold from the payment made on exercise of the stock appreciation right or from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Generally, LeapFrog will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to an income tax deduction in the year in which such ordinary income is recognized by the recipient.

Potential Limitation on Company Deductions

Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain covered employees in a taxable year to the extent that compensation exceeds $1.0 million for a covered employee. It is possible that compensation attributable to stock awards granted in the future under the Equity Incentive Plan, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year.

Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with Treasury Regulations issued under Section 162(m) of the Code, compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation if such awards are granted by a compensation committee comprised solely of “outside directors” and the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise or strike price of the award is no less than the fair market value of the stock on the date of grant.

Compensation attributable to stock options or stock appreciation rights with exercise or strike prices less than fair market value on the date of grant, stock bonus awards, restricted stock awards and restricted stock unit awards will qualify as performance-based compensation under the Treasury Regulations issued under Section 162(m) only if (i) the award is granted by a committee comprised solely of outside directors, (ii) the award is granted or becomes vested (or exercisable) only upon the achievement of an objective performance goal established in writing by the committee while the outcome is substantially uncertain, (iii) the committee certifies in writing prior to the granting or vesting (or exercisability) of the award that the performance goal has been satisfied and (iv) prior to the granting or vesting (or exercisability) of the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount, or formula used to calculate the amount, payable upon attainment of the performance goal).

Interests of Our Directors and Executive Officers in the Amendment to the Equity Incentive Plan

Executive officers and directors are among the eligible participants under our Equity Incentive Plan. The proposed amendment would increase the limitation on total annual grants to an individual from 2,000,000 to 3,500,000 shares. Depending on the exchange ratios in the option exchange and the size of future retention grants to our executive officers, this increase may benefit our CEO and our other executive officers by permitting the board to grant them stock awards covering larger numbers of shares in 2009 (and in future years).

The following table provides information as of May 15, 2009 regarding the options received under the Equity Incentive Plan by each of our executive officers named in the Summary Compensation Table under “Compensation Matters—Executive Compensation—Compensation Discussion and Analysis,” all current executive officers as a group, all current non-employee directors as a group, and all current non-executive employees as a group.

	Shares Subject to All Options Granted Under Equity Incentive Plan(1)	Shares Subject to Options Outstanding Under Equity Incentive Plan	Weighted Average Exercise Price Per Share of Outstanding Options
Jeffrey G. Katz	5,003,874	3,003,874	$7.64
William B. Chiasson	994,164	612,164	$7.06
Michael J. Dodd	505,350	505,350	$6.95
Nancy MacIntyre	494,780	394,780	$6.19
William K. Campbell	421,300	379,634	$7.95
Martin A. Pidel	126,000	—	—
Robert M. Moon	190,900	—	—
All executive officers as a group	7,833,241	5,169,675	$7.42
All non-employee directors as a group	1,072,880	426,380	$9.06
All non-executive employees as a group	4,501,807	3,423,264	$7.17

(1)	Share number in this column represents the aggregate shares subject to all options granted under the Equity Incentive Plan to such parties, including options previously exercised, vested, cancelled or expired and no longer outstanding.

The Board of Directors recommends a vote FOR this proposal.

EQUITY COMPENSATION PLAN INFORMATION

The following table shows certain information concerning our Class A common stock authorized for issuance as of December 31, 2008 in connection with our 2002 Equity Incentive Plan, our 2002 Non-Employee Directors’ Stock Award Plan , and non-plan grants made to our Chief Executive Officer and approved by our stockholders in connection with our 2008 option exchange program. Information regarding our 2002 Employee Stock Purchase Plan is included only in column (c).

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	9,036,702	$10.96	6,309,031	(1)
Equity compensation plans not approved by security holders	—	—	—

TOTAL	9,036,702	$10.96	6,309,031

(1)	Includes 1,443,033 shares reserved for issuance under our 2002 Employee Stock Purchase Plan, 3,746,970 shares reserved for issuance under our 2002 Equity Incentive Plan, and 1,119,028 shares reserved for issuance under our 2002 Non-Employee Directors’ Stock Award Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Controlling Stockholder

As of May 15, 2009, Lawrence J. Ellison, through entities controlled by him, held a majority of the voting power of our outstanding stock. As a result, Mr. Ellison controls the election of all members of our board of directors and all other matters submitted to a vote of our stockholders as to which the vote required is a majority of the outstanding voting power. Mr. Ellison is Chief Executive Officer of Oracle Corporation.

Beneficial Ownership of Our Common Stock

The following table sets forth certain information regarding the ownership of LeapFrog’s common stock as of May 15, 2009 by: (i) each director; (ii) each of the executive officers named in the Summary Compensation Table below; (iii) all executive officers and directors of LeapFrog as a group; and (iv) all those known by LeapFrog to be beneficial owners of more than five percent of our common stock. Information with respect to beneficial ownership has been furnished by each director, executive officer or beneficial owner of more than five percent of the shares of our common stock, as the case may be, and Schedules 13D and 13G filings with the SEC.

Beneficial ownership is determined in accordance with SEC rules, which generally attribute beneficial ownership of securities to each person who possesses, either solely or shared with others, the power to vote or dispose of those securities. These rules also treat as outstanding all shares of capital stock that a person would receive upon exercise of stock options held by that person that are immediately exercisable or exercisable within 60 days of May 15, 2009. These shares are deemed to be outstanding and to be beneficially owned by the person holding those options for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated and to the extent known, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Beneficial Ownership of Our Common Stock (continued)

	Number of Shares Beneficially Owned			Percentage of Shares Beneficially Owned(1)			Percentage of Combined Voting Power Of All Classes of Stock(3)
	Class A	Class B	Total	Class A	Class B	Total(2)
Lawrence J. Ellison / Mollusk Holdings, LLC(4)	—	16,154,534	16,154,534	*	59.5%	25.3%	52.4%
Michael R. Milken(5)	1,601,789	9,387,732	10,989,521	4.4%	34.6%	17.2%	31.0%
Lowell J. Milken(6)	250,508	5,144,130	5,394,638	*	19.0%	8.5%	16.8%
ET Holdings, LLC(7)	—	4,336,216	4,336,216	*	16.0%	6.8%	14.1%
Franklin Resources, Inc.(8)	5,255,380	—	5,255,380	14.3%	*	8.2%	1.7%
Wells Fargo & Company(9)	3,725,448	—	3,725,448	10.2%	*	5.8%	1.2%
Renaissance Technologies Corp.(10)	2,315,700	—	2,315,700	6.3%	*	3.6%	*
Met Investors Advisory, LLC(11)	2,294,411	—	2,294,411	6.3%	*	3.6%	*
Jeffrey G. Katz(12)	1,840,811	—	1,840,811	4.8%	*	2.8%	*
William K. Campbell(13)	151,650	—	151,650	*	*	*	*
William B. Chiasson(14)	263,802	—	263,802	*	*	*	*
Michael J. Dodd(15)	186,403	—	186,403	*	*	*	*
Nancy G. MacIntyre(16)	83,450	—	83,450	*	*	*	*
Robert L. Moon(17)	35,113	—	35,113	*	*	*	*
Martin A. Pidel(17)	2,907	—	2,907	*	*	*	*
Thomas J. Kalinske(18)	415,376	1,107	198,475	1.1%	*	*	*
Paul T. Marinelli(19)	3,472	16,154,534	16,158,006	*	59.5%	25.3%	52.4%
Stanley E. Maron(20)	88,472	168	88,640	*	*	*	*
E. Stanton McKee, Jr.(21)	62,047	—	62,047	*	*	*	*
David C. Nagel(22)	58,276	—	58,276	*	*	*	*
Philip B. Simon(23)	81,126	16,154,534	16,235,660	*	59.5%	25.4%	52.5%
Caden Wang(24)	67,950	—	67,950	*	*	*	*
All directors and executive officers as a group (13 persons)(25)	3,433,493	16,155,809	19,589,302	8.6%	59.5%	29.3%	53.0%

*	Less than one percent.

(1)	Based on 36,709,101 shares of Class A common stock and 27,140,794 shares of Class B common stock outstanding as of May 15, 2009. Unless otherwise indicated in the footnotes to this table, the applicable address for each of our directors and executive officers is c/o LeapFrog Enterprises, Inc., 6401 Hollis Street, Emeryville, California 94608.

(2)	These percentages reflect the ownership of our Class A common stock and our Class B common stock on an as-converted basis, assuming the conversion of all Class B common stock to Class A common stock.

(3)	These percentages reflect the different voting rights of our Class A common stock and our Class B common stock. On all matters submitted to a vote of our stockholders, our Class A common stock entitles its holders to one vote per share and our Class B common stock entitles its holders to ten votes per share.

(4)	Includes 16,154,534 shares of Class B common stock held indirectly by Mr. Ellison through Mollusk Holdings, which is controlled by Cephalopod Corporation and Lawrence Investments. These shares are also reported as beneficially owned by Messrs. Marinelli and Simon. The address for Mollusk Holdings is c/o Philip B. Simon, 101 Ygnacio Valley Road, Suite 320, Walnut Creek, CA 94596.

(5)	Includes:

•	5,039,937 shares of Class B common stock and 1,601,789 shares of Class A common stock held directly by Mr. M. Milken;

•

4,336,216 shares of Class B common stock held indirectly by Mr. M. Milken through ET Holdings, LLC, which are also beneficially owned by Mr. L. Milken and over which Mr. M. Milken has shared voting and investment power; and

•

11,579 shares of Class B common stock held indirectly by Mr. M. Milken through Hampstead Associates, LLC, which are also beneficially owned by Mr. L. Milken and over which Mr. M. Milken has shared voting and investment power.

The address for Mr. M. Milken is c/o Maron & Sandler, 1250 Fourth Street, Suite 550, Santa Monica, California 90401.

(6)	Includes:

•	796,335 shares of Class B common stock and 208,422 shares of Class A common stock held directly by Mr. L. Milken;

•	42,086 shares of Class A common stock held in a trust of which Mr. L. Milken is a trustee;

•

4,336,216 shares of Class B common stock held indirectly by Mr. L. Milken through ET Holdings, LLC, which are also beneficially owned by Mr. M. Milken and over which Mr. L. Milken has shared voting and investment power; and

•

11,579 shares of Class B common stock held indirectly by Mr. L. Milken through Hampstead Associates, LLC, which are also beneficially owned by Mr. M. Milken and over which Mr. L. Milken has shared voting and investment power.

The address for Mr. L. Milken is c/o Maron & Sandler, 1250 Fourth Street, Suite 550, Santa Monica, California 90401.

(7)	ET Holdings, LLC is an entity over which Michael R. Milken and Lowell J. Milken each have shared voting and investment power. These shares are also reported as beneficially owned by Mr. M. Milken and Mr. L. Milken. The address for ET Holdings, LLC is c/o Maron & Sandler, 1250 Fourth Street, Suite 550, Santa Monica, California 90401.

(8)	Based solely on information provided in a Schedule 13G filed on February 6, 2009 by Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr., Templeton Global Smaller Companies Fund (a U.S. investment company), Templeton Global Smaller Companies Fund (a Canada investment company) and Franklin Templeton Investments Corp. Franklin Templeton Investments Corp. is reported as having sole voting and dispositive power over 5,255,380 shares. Templeton Global Smaller Companies Fund (U.S.) is reported as having the right to receive or power to direct the receipt of dividends from, as well as the proceeds from the sale of, 2,976,610 shares. Templeton Global Smaller Companies Fund (Canada) is reported as having the right to receive or power to direct the receipt of dividends from, as well as the proceeds from the sale of, 2,283,770 shares. Charles B. Johnson and Rupert H. Johnson, Jr. are reported as being the principal stockholders of Franklin Resources, Inc., which is identified as a direct or indirect parent of the investment management subsidiaries reported as having beneficial ownership of or other interest in the shares. The address for Franklin is One Franklin Parkway, San Mateo, California 94403.

(9)	Based solely on information provided in a Schedule 13G filed on March 9, 2009 by Wells Fargo & Company, Wells Capital Management Incorporated and Wells Fargo Funds Management, LLC. Wells Fargo & Company is reported as having sole voting power over 2,811,900 shares, sole dispositive power over 3,712,200 shares and shared dispositive power over 13,248 shares. Wells Capital Management Incorporated is reported as having sole dispositive power over 3,712,000 shares. Wells Fargo Funds Management, LLC is reported as having sole voting power over 2,811,700 shares. The address for Wells Fargo is 420 Montgomery Street, San Francisco, California 94613.

(10)	Based solely on information provided in a Schedule 13G filed on February 13, 2009 by Renaissance Technologies LLC, or Renaissance, and James H. Simons. Renaissance and Mr. Simons are reported as each having sole voting and dispositive power over 2,315,700 shares. The address for Renaissance is 800 Third Avenue, New York, New York 10022.

(11)	Based solely on information provided in a Schedule 13G filed on February 14, 2008 by Met Investors Advisory, LLC and Met Investors Series Trust. Met Investors Advisory, LLC and Met Investors Series Trust are reported as each sharing voting and dispositive power over 2,294,411 shares. The address for Met Investors is 5 Park Plaza, Suite 1900, Irvine, California 92614.

(12)	Includes 1,796,173 shares of Class A common stock issuable to Mr. Katz upon the exercise of options that are exercisable within 60 days after May 15, 2009.

(13)	Includes 143,584 shares of Class A common stock issuable to Mr. Campbell upon the exercise of options that are exercisable within 60 days after May 15, 2009.

(14)	Includes 246,965 shares of Class A common stock issuable to Mr. Chiasson upon the exercise of options that are exercisable within 60 days after May 15, 2009.

(15)	Includes 160,296 shares of Class A common stock issuable to Mr. Dodd upon the exercise of options that are exercisable within 60 days after May 15, 2009.

(16)	Includes 81,843 shares of Class A common stock issuable to Ms. MacIntyre upon the exercise of options that are exercisable within 60 days after May 15, 2009.

(17)	Messrs. Moon and Pidel departed the company in December 2008. Information regarding their beneficial ownership is based on information supplied by such individuals in January 2009, company records regarding employee stock awards, and Form 4 filings.

(18)	Includes 222,174 shares of Class A common stock issuable to Mr. Kalinske upon the exercise of options that are exercisable within 60 days after May 15, 2009.

(19)	Includes 16,154,534 shares of Class B common stock presently held by Mollusk Holdings and 3,472 shares of Class A common stock issuable to Mr. Marinelli upon the exercise of options that are exercisable within 60 days after May 15, 2009. Mr. Marinelli is the Vice President of Lawrence Investments, which is one of the two managing members of Mollusk Holdings. These shares are also reported as beneficially owned by Mr. Ellison. Mr. Marinelli disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein. The address for Mr. Marinelli is 101 Ygnacio Valley Road, Suite 320, Walnut Creek, California 94596.

(20)	Includes 63,948 shares of Class A common stock issuable to Mr. Maron upon the exercise of options that are exercisable within 60 days after May 15, 2009 and 15,555 shares of Class A common stock issuable under restricted stock unit awards that are scheduled to vest within 60 days after May 15, 2009, provided that pursuant to the terms of the grant, the shares will not be released by LeapFrog until three months following the expiration or termination of Mr. Maron’s term on LeapFrog’s board of directors. The address for Mr. Maron is 1250 Fourth Street, Suite 550, Santa Monica, California 90401.

(21)	Includes 42,603 shares of Class A common stock issuable to Mr. McKee upon the exercise of options that are exercisable within 60 days after May 15, 2009 and 19,444 shares of Class A common stock issuable under restricted stock unit awards that are scheduled to vest within 60 days after May 15, 2009, provided that pursuant to the terms of the grant, the shares will not be released by LeapFrog until three months following the expiration or termination of Mr. McKee’s term on LeapFrog’s board of directors;

(22)	Includes 42,721 shares of Class A common stock issuable to Dr. Nagel upon the exercise of options that are exercisable within 60 days after May 15, 2009 and 15,555 shares of Class A common stock issuable under restricted stock unit awards that are scheduled to vest within 60 days after May 15, 2009, provided that pursuant to the terms of the grant, the shares will not be released by LeapFrog until three months following the expiration or termination of Dr. Nagel’s term on LeapFrog’s board of directors;

(23)	The address for Mr. Simon is 101 Ygnacio Valley Road, Suite 320, Walnut Creek, California 94596. Includes:

•	3,472 shares of Class A common stock issuable to Mr. Simon upon the exercise of options that are exercisable within 60 days after May 15, 2009.

•	77,654 shares of Class A common stock presently held by the Simon-Neben Family Trust, a revocable trust of which Mr. Simon is a trustee.

•

16,154,534 shares of Class B common stock presently held by Mollusk Holdings. Mr. Simon is the President of Lawrence Investments, which is one of the two managing members of Mollusk Holdings. These shares are also reported as beneficially owned by Mr. Ellison. Mr. Simon disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(24)	Includes 52,395 shares of Class A common stock issuable to Mr. Wang upon the exercise of options that are exercisable within 60 days after May 15, 2009 and 15,555 shares of Class A common stock issuable under restricted stock unit awards that are scheduled to vest within 60 days after May 15, 2009, provided that pursuant to the terms of the grant, the shares will not be released by LeapFrog until three months following the expiration or termination of Mr. Wang’s term on LeapFrog’s board of directors.

(25)	Based on all existing executive officers and directors as a group. See footnotes 12 through 24 above, as applicable. Includes 16,154,534 shares of Class B Common Stock held by Mollusk Holdings, as discussed above, but such amount has been included only once in the calculation even though it is attributed to two directors elsewhere in the table. Includes 7,333 shares of Class A common stock held by our executive officers who are not named in the Summary Compensation Table below. Also includes 123,325 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days after May 15, 2009 held by executive officers who are not named in the table.

COMPENSATION MATTERS

Compensation of Directors

During the fiscal year ended December 31, 2008, our non-employee directors received the following compensation for their service on our board of directors:

Director Compensation for Fiscal Year 2008

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(4)(5)(6)	All Other Compensation ($)		Total ($)
Steven B. Fink(7)	88,500	109,495	113,817	—		311,812
Thomas J. Kalinske	42,000	—	254,131	208,867	(8)	504,998
Stanley E. Maron	74,500	72,997	68,292	—		215,789
E. Stanton McKee, Jr.	78,500	91,246	68,291	—		238,037
David C. Nagel	56,000	72,997	82,993	—		211,990
Ralph R. Smith(7)	60,750	72,997	71,025	—		204,772
Caden Wang	74,500	72,997	71,025	—		218,522

(1)	Reflects board retainer fees, committee chair and audit committee retainer fees and meeting fees.

(2)	The value shown for the stock awards is based on the dollar amount of the compensation cost of the awards recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123R and includes amounts attributable to awards granted in and prior to fiscal year 2008. The assumptions made in the valuation of the stock awards are discussed in Note 14, “Stock-Based Compensation,” of Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008. However, as required, amounts shown in the table exclude the impact of estimated forfeitures related to service-based vesting conditions

(3)	At December 31, 2008, our non-employee directors each held an aggregate number of shares subject to stock awards and stock options as follows:

	Stock Awards (in shares)			Stock Options (in shares)
Name	Vested	Unvested	Total Outstanding	Total Outstanding
Steven B. Fink	18,333	11,667	30,000	137,067
Thomas J. Kalinske	—	—	—	245,727
Stanley E. Maron	12,222	7,778	20,000	77,443
E. Stanton McKee, Jr.	15,277	9,723	25,000	56,100
David C. Nagel	12,222	7,778	20,000	56,218
Ralph R. Smith	12,222	7,778	20,000	65,892
Caden Wang	12,222	7,778	20,000	65,892

(4)	The value shown for the option awards is based on the dollar amount of the compensation cost of the awards recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123R and includes amounts attributable to awards granted in and prior to fiscal year 2008. The assumptions made in the valuation of the option awards are discussed in Note 14, “Stock-Based Compensation,” of Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008. However, as required, amounts shown in the table exclude the impact of estimated forfeitures related to service-based vesting conditions. In addition, to the extent that the awards were granted as part of the value-for-value stock option exchange program that we conducted in 2008 and described in footnote 5 below, the values for such stock awards do not take into account the corresponding stock options with approximately equal value that were cancelled in exchange for the new option grant.

(5)	Each of our non-employee directors participated in our option exchange program that was conducted in 2008. The 2008 option exchange program exchange ratios were designed to result in a fair value for the new options that was equal to the fair value of the options surrendered in the program, which we describe as a “value-for-value” exchange. New options were granted on June 9, 2008 on this value-for-value basis with similar terms and conditions to the original grants, except that, for any option shares that were already vested or would have been vested by June 9, 2009 under tendered options, the vesting was reset as to the same percentage of shares subject to the new award so that such new option shares would vest on June 9, 2009. Any remaining shares subject to the new award would vest in accordance with the original vesting schedule. The exercise price of all the options issued to our non-employee directors in the 2008 option exchange program was $9.14 per share. The assumptions made in the valuation of the replacement option awards are discussed in Note 14, “Stock-Based Compensation,” of Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008. However, as required, amounts shown in the table reflect the incremental fair value of replacement options, computed as of the grant date in accordance with FAS 123R, and exclude the impact of estimated forfeitures related to service-based vesting conditions.

Name	Option Shares Canceled	Option Shares Granted	Total Incremental Grant Date Fair Value
Steven B. Fink	135,000	81,467	$2
Thomas J. Kalinske	494,723	230,727	$14
Stanley E. Maron	95,000	53,943	$1
E. Stanton McKee, Jr.	80,000	41,100	$0
David C. Nagel	57,500	41,128	$0
Ralph R. Smith	63,750	50,892	$2
Caden Wang	63,750	50,892	$2

The above incremental grant date fair values for these grants reflect the total incremental fair value of options granted to the relevant individual in the 2008 option exchange program (net of options canceled in the exchange) rounded to the nearest dollar. The aggregate incremental grant date fair value for all non-employee directors was less than $21.

(6)	In July 2008, each of our non-employee directors was automatically granted an annual nonstatutory stock option award pursuant to our 2002 Non-Employee Director Stock Award Plan. The full grant date fair value of each of these option awards, as calculated under FAS 123R for financial statement reporting purposes, is as follows:

Name	Full Grant Date Fair Value
Steven B. Fink	$101,455
Thomas J. Kalinske	$60,873
Stanley E. Maron	$60,873
E. Stanton McKee, Jr.	$60,873
David C. Nagel	$60,873
Ralph R. Smith	$60,873
Caden Wang	$60,873

(7)	Messrs. Fink and Smith resigned from the board of directors in March 2009.

(8)

On December 31, 2006, we entered into an Amendment to Employment Agreement with Thomas J. Kalinske, our Vice Chairman, pursuant to which his employment with us terminated effective December 31, 2006. In connection with his termination, we agreed to provide (a) payments of $46,875 per month from January 1 through June 30, 2007 and $50,500 per month from July 1, 2007 through April 28, 2008 on our customary payroll dates, which had an aggregate value of $786,250 and (b) reimbursement of health insurance benefits for him and his dependents until the earlier of April 28, 2008 and the date on which Mr. Kalinske became eligible for group health insurance benefits from a subsequent employer. We did not pay any benefits reimbursement amounts in 2008, but we did pay $202,000 in continued severance in 2008. In addition, for the first two months of 2008 we leased an office for Mr. Kalinske’s use and paid a total of $6,867 in rental and operating fees.

Discussion of Director Compensation

Each of our non-employee directors receives a cash meeting fee of $1,500 for each board of directors and committee meeting attended, even if the meetings occurred on the same day. In addition to this meeting fee, each non-employee director received the following annual retainer fees:

•

Each non-employee director received an annual retainer of $30,000, provided that a non-employee director who held the position of Chairman of our board received an annual retainer of $60,000 in lieu of an annual retainer of $30,000.

•

Each non-employee director who served as a member of our audit committee received an annual retainer of $10,000, provided that the Chairman of our audit committee received an annual retainer of $20,000 in lieu of an annual retainer of $10,000.

•

Each non-employee director who served as the Chairman of our compensation committee, nominating and corporate governance committee, and any other committee created by our board of directors received an additional annual retainer of $5,000.

In the fiscal year ended December 31, 2008, the total cash compensation paid to non-employee directors was $474,750. The members of our board of directors are also eligible for reimbursement of their expenses incurred in attending board meetings. In April 2009, the board of directors approved an annual retainer payment of $10,000 to be paid to the member of the board holding the position of “presiding director.”

The 2002 Non-Employee Directors’ Stock Option Plan provided for automatic stock option grants to our non-employee directors. In March 2006, the board adopted an amendment and restatement of the directors’ plan (and renamed it the 2002 Non-Employee Directors’ Stock Award Plan, or NEDSAP), which was approved by our stockholders at the 2006 annual meeting of stockholders. In April 2009, the board adopted an amendment and restatement of our directors’ plan to permit discretionary grants of awards under the NEDSAP.

The NEDSAP, as amended and restated, provides for an initial stock award upon being elected to the board and annual stock awards on July 1 of each year (or the next business day if that date is a legal holiday or falls on a weekend day). The board or a committee of the board has the discretion to provide that initial and annual grants under the NEDSAP will be made in the form of stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights or performance stock awards. If equity grants are made in the form of stock options, the NEDSAP provides that the initial grant is an option to purchase 30,000 shares of our Class A common stock and the annual grant is an option to purchase 15,000 shares of our Class A common stock; provided, however, that a non-employee director who holds the position of Chairman of our board of directors at the time of the annual grant will receive an annual grant of 25,000 shares in lieu of an annual grant of 15,000 shares. In the event that initial and annual grants are made in the form of stock awards other than options, the board or a committee of the board has the authority to determine the number of shares subject to such stock awards. Also, with the amendment of the NEDSAP in April 2009, the board may, in its discretion, grant additional stock awards at any time under the NEDSAP.

With respect to stock option awards, the exercise price of options granted under the NEDSAP is 100% of the fair market value of the common stock subject to the option on the date of the option grant. Options granted under the NEDSAP vest in equal monthly installments over a three-year period in accordance with its terms. The term of options granted under the NEDSAP is ten years. In the event of a merger of LeapFrog with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving LeapFrog, the vesting of each option will accelerate and become fully vested and immediately exercisable, if, as of the completion of the change-in-control transaction or within 12 months of such transaction, the non-employee director’s service terminates; provided that such acceleration will not occur if the termination was a result of the non-employee director’s resignation (other than any resignation contemplated by the terms of the change-in-control transaction or required by LeapFrog or the acquiring entity pursuant to the change in control).

In February 2007, the board unanimously approved a grant of 20,000 restricted stock units, or RSUs, to directors that had not been employed by LeapFrog in the past three years, except that our former board Chairman, Mr. Fink, received a grant of 30,000 RSUs and the Chairman of our audit committee, Mr. McKee, received a grant of 25,000 RSUs. The grants were recommended by our nominating and governance committee based primarily on a competitive compensation review that showed LeapFrog’s director compensation fell short of the board’s target of maintaining total director compensation at approximately the 75th percentile of similar companies. These RSUs vest monthly over a three-year period, and, regardless of the vesting terms, the shares of Class A common stock underlying the RSUs would not be delivered to a director until three months following the expiration or termination of the director’s term on the board. The vesting of these RSUs would fully accelerate in the event of a “change in control,” as defined in the NEDSAP. In 2008, the board did not approve any further awards of RSUs or other equity awards other than the standard annual option grants described above.

In May 2009, all of our continuing non-employee directors, as well as our new directors, Paul T. Marinelli and Philip B. Simon, who joined us in March 2009, received interim grants of additional stock options under the NEDSAP to improve their equity incentive compensation packages in light of the decreases in the trading prices of our Class A common stock on the NYSE between September 2008 and May 2009. Each of Messrs. Kalinske, Marinelli, Maron, McKee, Nagel, Simon and Wang received an option to purchase 35,000 shares of our Class A common stock with an exercise price of $2.75 per share. In each case, no portion of the option will vest until the average closing price of our Class A common stock on the NYSE across all trading days during a consecutive 90-day period that occurs after the grant date and during the term of the option equals or exceeds $4.00 per share (such condition of vesting, the “Price Condition”). In addition, subject to the Price Condition, the option will vest over three years in equal monthly installments. Any option shares that would, but for the Price Condition, have vested according to the vesting schedule above will vest when the Price Condition is met. All vesting is subject to standard terms set forth in the NEDSAP and associated form stock option agreement, including Continuous Service as defined under the NEDSAP.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation Discussion and Analysis provides information about the overall objectives of our executive compensation program and each element of compensation that we provide to our named executive officers. For purposes of this proxy statement, our “named executive officers” are our President and Chief Executive Officer (CEO), our Chief Financial Officer (CFO), our three other most highly compensated executive officers during 2008, and two individuals who would have been among the three other most highly compensated executive officers during 2008 but for the fact that these individuals were not serving as executive officers at the end of fiscal 2008, as reflected in the Summary Compensation Table below. The compensation philosophy discussed here is applicable to all of our named executive officers.

Executive Compensation Program Philosophy

Our compensation philosophy is to provide total compensation packages that reasonably, equitably and responsibly meet the following objectives:

•	Motivate and reward outstanding company performance and to a lesser extent individual performance.

•	Attract and retain talented employees who are motivated to perform at a high level and to contribute significantly to the achievement of our goals.

•	Align the efforts of our employees with the interests of our stockholders over the long term.

•	Effectively manage the total cost of executive compensation to the company.

Our compensation philosophy is implemented through the following key principles:

•

Providing a balanced mix of cash and equity-based compensation that we believe is suitable to motivate executives to achieve company goals while aligning their short- and long-term interests with those of our stockholders.

•

Ensuring that a significant portion of each executive’s compensation is variable or “at risk,” subject primarily to the performance of the company overall and secondarily to an individual’s performance toward short- and long-term goal achievement.

•	Paying base salaries that are competitive with levels in effect at companies with which we compete for talent.

•

Providing annual bonus opportunities intended to motivate executives and employees to achieve or exceed established operating goals and to generate rewards that maintain total compensation at competitive levels.

•

Providing equity-based incentives for executives and other key employees to ensure they are motivated over the long term to respond to our business opportunities and challenges as owners and not just as employees.

•

Targeting the key elements of executive compensation (base salary, annual bonus opportunity and equity incentives) to provide compensation packages for our executive officers individually and as a group at approximately the 50th percentile of similarly situated companies.

•

Providing flexibility such that target compensation for individual executive officers may vary above or below the median based on a variety of factors, such as the executive’s skill set relative to peers, experience and time in position, the criticality of the role to us, the difficulty of replacement, the individual’s performance and internal pay equity considerations.

•	Enabling executives and employees to accumulate savings toward retirement through our company-wide 401(k) plan.

Compensation Methodology

The compensation committee of our board of directors is responsible for the design, implementation and oversight of the executive compensation programs for our executive officers and reports to the full board of directors its discussions and actions. Typically, our CEO makes recommendations to the compensation committee regarding short- and long-term compensation for our named executive officers as well as our other executive officers based on company results, an individual executive’s contribution toward these results, performance toward goal achievement, market surveys and input from our Human Resources department and our independent compensation consultant. The compensation committee also recommends to the full board for approval all compensation matters related to our CEO. The compensation committee’s recommendations to the full board regarding CEO compensation are based on the compensation committee’s assessment of company and CEO performance, input from our outside compensation consultant, and other factors such as prevailing industry trends.

The compensation committee has engaged and uses the services of an outside compensation consultant to provide it with advice and guidance on design of our compensation programs and policies and relevant information regarding executive compensation at similarly situated companies, as well as relevant information about other market practices and trends. In July 2008, the compensation committee replaced our former compensation consultant, Towers Perrin, with a new compensation consultant, Compensia, Inc. Prior to the replacement, Towers Perrin had served as advisor to our compensation committee for approximately five years, and the committee believed it would be appropriate to engage a new firm as a matter of good corporate governance. Compensia is retained directly by the compensation committee and works under the direction of the compensation committee. We have not engaged Compensia for any other services, though it is possible that Compensia could be retained by the nominating and corporate governance committee to provide advisory services relating to board compensation. Compensia provides comment and guidance to the compensation committee and management in advance of compensation committee meetings on compensation proposals, including changes to compensation levels for any executive officers, the design of equity programs, and the design of compensation programs, such as severance and change-in-control policies, perquisites and other executive benefit programs. In addition, Compensia, reviews compensation materials prepared by management in advance of compensation committee meetings.

Annually, under the direction of the compensation committee, our compensation consultants have conducted reviews of the effectiveness and competitiveness of our total executive compensation packages, which includes reviewing base salaries, short- and long-term incentives, including cash bonuses and equity awards, and other executive benefits, by conducting benchmarking studies of our compensation peer group described below and analyzing the results of these studies, as well as data from third-party compensation surveys. The information provided is used to determine if the total compensation packages of our executive officers are competitive and if each element of those compensation packages is aligned with reasonable and responsible practices in our industry and geographic marketplace.

In early 2008, Towers Perrin and the compensation committee established a compensation peer group to determine competitive compensation levels for our executive officers. Previously, in 2007, Towers Perrin reviewed a cross section of competitors and related industries with a focus on toy, gaming and educational products and identified 18 companies from the toy, education, consumer goods, and prepackaged software industries as our “compensation peer group.” Based on a subsequent review of the 2007 peer group, Towers Perrin determined that the 2007 peer group should remain unchanged. The compensation committee reviewed and approved the 18 companies recommended by Towers Perrin at its February 28, 2008 meeting. The compensation peer group was composed of the following companies:

Activision, Inc.	CNET Networks, Inc.	Educate, Inc.
Electronic Arts Inc.	The Gymboree Corporation	Hasbro, Inc.
JAKKS Pacific, Inc.	Mattel, Inc.	McAfee, Inc.
McGraw-Hill Companies	Midway Games Inc.	Palm, Inc.
RC2 Corporation	Renaissance Learning, Inc.	Scholastic Corporation
Take-Two Interactive Software	THQ Inc.	John Wiley & Sons, Inc.

After its engagement, Compensia assisted our compensation committee in an effort to refine and update the peer group composition, establishing a list of “direct peers” and a separate list of “industry reference peers.” The direct peer group is intended to include companies whose market position and size more closely match ours. These companies are the primary companies we use to benchmark our executive officer and board compensation. These direct peer companies must meet at least three of the following six criteria:

Qualitative	Quantitative
Must be: • In a related business or industry*, • A San Francisco Bay Area technology company, or • A turnaround company	Must be 0.4x to 2.5x LeapFrog’s size in: • Revenues, • Market capitalization, or • Number of employees

*	Toys, educational products, consumer packaged goods for children, games (handheld, electronic, hardware or software), software or e-commerce

The compensation committee reviewed and approved the following 13 companies recommended by Compensia for inclusion in our direct peer group:

BlackBoard	Build A Bear Workshop	CyberSource
iRobot	JAKKS Pacific	K12
Midway Games	Openwave Systems	Palm
RC2	Real Networks	Renaissance Learning
THQ

An industry reference peer group was established as a secondary reference point for executive and Board pay program design and trends and best compensation practices. The industry peer group is composed of companies that provide toys, educational products, consumer packaged goods for children or games (handheld or electronic, hardware or software). The compensation committee reviewed and approved the following six companies recommended by Compensia for inclusion in our industry reference peer group: Activision, Electronic Arts, Hasbro, Mattel, Scholastic Corporation and The McGraw-Hill Companies.

The compensation committee approved these two peer groups after reviewing Compensia’s report and analyzing and comparing the various peer groups proposed by the two compensation consultants. The committee determined to eliminate from the peer groups five companies included in the previous peer group (Take Two Interactive Software, The Gymboree Corporation, Educate, Inc., McAfee, Inc., and John Wiley and Sons, Inc.) that the committee believed to be less relevant to LeapFrog because of their sizes and business focus. CNET Networks, Inc. was acquired during 2008 and therefore was removed from the peer groups. The seven new companies included in the current direct peer group (BlackBoard, Build-A-Bear Workshop, CyberSource, iRobot, K12, Openwave Systems, and Real Networks) were more similar to LeapFrog in size based on revenues, market capitalization and number of employees. The compensation committee determined that the remaining companies in the previous peer group were more appropriately included in the industry peer group than in the direct peer group because, while they operated in a very similar business or industry, they did not meet two or more of the other criteria established for the direct peer group. The new peer groups were approved by the compensation committee at their October 30, 2008 meeting. We believe the companies in our compensation peer groups represent a good cross-section of the companies against which we compete for talent or that are similar to us in size and business focus.

In addition to benchmarking studies of the compensation peer group, the compensation committee employs the collective experience and judgment of its members and advisors in determining the total compensation and the various components of the packages paid to our executive officers. The compensation committee has also historically taken into account input from other sources, including other independent members of the board, publicly available data relating to the compensation practices and policies of other companies within and outside of our industry, and the input of our CEO and Human Resources department. While the compensation committee does not believe that compensation peer group benchmarking is appropriate as a stand-alone tool for setting compensation due to the aspects of our business and objectives that may be unique to us, the compensation committee finds that evaluating this information is an important part of its decision-making process and exercises its discretion in determining the nature and extent of its use.

In light of the current economic climate, the compensation committee considered in February 2009 the incentives provided by our executive compensation programs and whether they encouraged excessive risk taking or other behaviors that could have a negative impact on our long-term prospects. While the committee believed that our various compensation elements provided an appropriate balance of incentives that did not encourage our management to take unreasonable risks, they determined that the variable component of compensation (in particular our 2009 bonus program) should be modified for 2009 to reflect new business realities as we weather the recession. The adjustments to the bonus plan to emphasize cash management and achieving an operating profit are discussed in more detail in “Elements of Executive Compensation” below under “Performance-Based Annual Bonus Awards.”

Elements of Executive Compensation

The compensation committee has determined that a mix of cash and equity, along with severance, health and other benefits, be used in order to provide total compensation packages for our executive officers and others that meet our objectives as outlined above. The elements of our executive compensation are:

•	Base salary

•	Performance-based annual bonus awards

•	Equity incentive awards, including stock options and restricted stock units

•	Severance benefits

•	Other benefits and perquisites

The overall composition of an executive’s total compensation package is determined initially based on competitive market benchmarks provided by Compensia for the position and the skills and experience of the individual. Each year, the total compensation of executives is evaluated with respect to company performance, individual performance, changes in scope of responsibility and competitive market changes for each position. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the compensation committee reviews information provided by Compensia to determine the appropriate level and mix of incentive compensation for the year. While the determination of base salary and equity components are generally independent of the decisions regarding other elements of compensation, target bonus is expressed as a percentage of base salary and, therefore, dependent upon the determination of base salary. As a general matter, the level of compensation “at risk” increases with the executive’s level of responsibility.

Towers Perrin conducted for the compensation committee a comprehensive study of executive compensation in 2006, and that data was updated for 2008. The studies determined that LeapFrog’s executive compensation was approximately at the median competitive level for all elements of overall compensation for our executive officers.

For 2009, Compensia conducted for the compensation committee a study of the compensation of our executive officers for 2009 using the refined direct peer group and industry reference peer group, supplemented by data from a third-party compensation survey. The study indicated that our target direct total compensation for our executive officers (target total cash plus the value of ongoing equity awards) aligns with the market 40th percentile. The market data consisted of published survey data and direct peer data from proxy statements. The decline in value of stock awards granted in 2008 contributed to the decrease in the market percentile from the 2008 survey.

The specific compensation elements are described below with discussion of compensation decisions for each element with respect to the named executive officers.

Base Salary

The compensation committee reviews and determines the base salaries of our executive officers, including our CEO, on an annual basis, and it makes these determinations on a case-by-case basis upon the hiring of any new executive officers. In determining the total compensation package for a new executive officer, the compensation committee reviews market data for the position, the experience and skills of the candidate, total compensation at the candidate’s former employer, including any compensation that will be forfeited upon departure from the candidate’s former employer. For its annual review of compensation, with respect to determining base salaries, the compensation committee considers individual and company performance, potential of the executive officer to contribute to the long-term success of the company, scope of responsibilities and experience, and competitive salary practices. The study conducted by Compensia for 2009 indicated that our executive base salaries align with the market 55th percentile overall, although there was significant variation by individual.

Based on the overall performance of the company in 2007 and the comparative position of our executives’ salaries relative to the external market, the compensation committee determined in February 2008 that no base salary increases for our named executive officers were warranted with the exception of a 9.1% increase for Ms. MacIntyre, our Executive Vice President, Product, Innovation and Marketing, who joined us in January 2007. This increase was approved by the compensation committee in February 2008 and brought Ms. MacIntyre’s base salary to $300,000 from $275,000 annually. This salary change was recommended based on competitive data from our compensation peer group (the Towers Perrin list) as well as to address internal equity issues.

Due to business conditions, including the global economic crisis and the pervasive uncertainty surrounding 2009 revenue expectations, and based on the overall performance of the company in 2008, the compensation committee determined in February 2009 that no base salary increases for named executive officers were warranted for 2009.

Performance-Based Annual Bonus Awards

Annual performance bonuses are intended to motivate executives to achieve LeapFrog’s short-term goals and are designed to reward company performance and individual performance. The compensation committee approved executive goals for 2008 performance-based bonuses at its February 2008 meeting and determined executive bonus awards for 2008 performance at its February 2009 meeting. To determine bonus awards, the compensation committee first calculated the extent of the funding of the bonus pool. The potential size of the bonus pool is generally based upon the aggregate of the target bonuses (typically expressed as a percentage of salary) for which each employee is eligible. Funding is calculated by assessing company performance against the pre-determined financial measures described below to determine the amount of the company component of the bonus pool, which is then added to a pre-set individual portion of the bonus pool. After the bonus pool is calculated, the overall pool is generally allocated among employees, including executive officers, based on individual performance, using a multiplier percentage against their allocated portion of the bonus pool. However, for 2008, as discussed below, the committee determined that no bonuses would be paid to any of our executive officers from the bonus pool, either from the individual component or from the company performance component. For 2009, Compensia reviewed the bonus targets of our executive officers and determined that target bonus percentages were generally between the market 25th and 50th percentiles overall.

Under the 2008 bonus plan approved by the compensation committee in February 2008, our CEO, Mr. Katz, had an overall bonus target of 100% of his 2008 base compensation and our other named executive officers had overall bonus targets of 50% of their 2008 base compensation. For all our named executive officers, their individual portions of the bonus pool were funded with an amount equal to 20% of their target bonuses. The overall target bonuses are typically initially set in employees’ offer letters or employment terms and are based on competitive market data for their positions. The individual versus company portion allocation is determined by using competitive market practices and by our assessment of the amount of pay that should be at risk for our named executive officers. Percentages may be modified from year to year based on competitive market data or on changes to an employee’s position within the company.

The funding of the company performance portion of the bonus pool for 2008 performance was based on four company financial measures: (1) total 2008 net sales, (2) overall gross margin, (3) overall operating income and (4) achievement of a “momentum index,” which is a measure of projected 2009 operating income. The momentum index measure was implemented to provide incentives in 2007 during the “reload” phase of our turnaround strategy, which entailed the development of a strong new product line for 2008 to position us for sales growth, and was measured based on the 2007 projection for net sales of new products in 2008. In 2008, as we launched the product lines developed in 2007, the momentum index was modified to focus on projected operating income for 2009 to reflect the focus on profitability for 2009 and beyond, and the weighting of this measure was reduced from 40% to 10% of the overall company-performance portion of the bonus pool. Giving financial performance metrics more weight reflected our renewed focus on achieving our projected financial results in 2008, compared to a primary focus on product development for 2007. With each measure, there is minimum performance level required to trigger any funding of the company-performance portion of the bonus pool in any of the categories. If the minimum performance for any measure is achieved, 80% of the amount allocated to that measure is funded. If the target performance for any measure is achieved, 100% of the amount allocated to that measure is funded. If performance exceeds the target performance for any measure, up to 200% of the amount allocated to that measure is funded. In addition, as part of our 2008 bonus program, the compensation committee required that our actual 2008 net sales of new products achieve the level projected by the 2007 momentum index before the 2008 bonus pool could be funded for the 2008 net sales component.

The weighting of each measure and range of potential payout resulting from the achievement of each measure were approved by the compensation committee in February 2008 and were as follows:

Company Performance Measure	Weight
2008 net sales	30%
2008 gross margin	30%
2008 operating income	30%
Momentum index, which is based on projected 2009 operating income	10%

In 2008, our net sales were $459.1 million, we had an overall gross margin of 40%, and we had an operating loss of ($60.1 million). None of these met the minimum target amounts required by our 2008 bonus plan. Further, in February 2009, we projected 2009 operating income to be below the minimum performance level for our momentum index measure, resulting in no bonus payout on that company performance measure either. As a result, no company-performance bonuses were paid. This result is consistent with our philosophy that a sufficient portion of executive target bonuses be funded based solely on quantitative overall company performance measures. We believe this aligns the interests of our executives with those of our stockholders in achieving company operating goals.

While funding for the bonus pool as a whole was based on the calculations described above, the actual bonus payout for each of the named executive officers (other than the CEO) was to be determined under the 2008 bonus plan on the basis of the CEO’s evaluation of the individual performance of the named executive officer, in part with respect to overall achievement of his or her goals for the year, and in part with respect to the contributions and impact that his or her area of responsibility made to the achievement of key corporate accomplishments. In the case of the CEO’s bonus award, the compensation committee evaluates CEO performance and makes a recommendation to the full board. The amount of the bonus awards actually paid to our named executive officers can be less than or exceed the funded amount per person, as determined through performance reviews and subject to approval by the compensation committee.

While under the terms of the 2008 bonus plan, the individual component of the bonuses would have been funded with respect to 20% of the target bonus of each executive officer, the compensation committee determined at its February 2009 meeting that no bonuses would be paid to the CEO or any of the named executive officers. (Messrs. Moon and Pidel were not eligible for bonuses under the 2008 bonus plan because of their departure from the company in December 2008.) This determination was based primarily on our financial results, uncertainty about our performance in 2009 in light of the current recession, and our focus on cash management and achieving our goals in reducing our operating loss in 2009.

2009 Bonus Plan

In February 2009, the compensation committee approved a 2009 bonus plan with modifications from prior years. Taking into account the expected global economic environment through at least 2009, the committee determined that the 2009 bonus plan should be adjusted to reflect our priorities for a difficult environment over the coming year.

While retaining the same target bonuses and funding the individual component of the target bonuses in the same manner as in 2008, the 2009 bonus plan has a new structure for funding and paying out the company performance portion of target bonuses. The goal of the new company performance component of the 2009 bonus plan (which again represents 80% of any bonus funding for our executives as described in more detail below) represents a significant change from the bonus plans of recent years in that it focuses on managing cash flow and achieving an improved operating income rather than on achieving top-line product sales growth. As noted in “Compensation Methodology” above, while the committee felt that our various compensation elements provided an appropriate balance of incentives that did not encourage our management to take unreasonable risks relating to our business, they determined the variable component could be modified for 2009 to reflect new business realities as we weather the recession.

As in prior years, the extent of the actual funding of the bonus pool is determined by the compensation committee in its discretion. The target bonus pool again includes two components: (1) a company performance component (for executive officers, 80% of their respective target bonuses), which is calculated by assessing company performance against pre-determined financial measures as described below, and (2) an individual component (for executive officers, 20% of their respective target bonuses), which will be funded only if the threshold end-of-year 2009 operating income financial goal for the company performance component is achieved. After calculating the extent of the funding of the bonus pool, the pool is allocated among employees, including our executive officers, based on a review of individual performance, using a multiplier percentage against their allocated portion of the relevant component of the overall bonus pool.

For 2009, funding of the company component of the bonus pool will be based upon the following company performance goals: a quarterly cash balance goal and a year-end measure of operating profit or loss.

Quarterly Cash Balance Goals During Fiscal 2009.    With respect to the company performance component of the target bonus pool, 30% of that pool will depend upon achievement of specified quarterly cash balance goals. For each of the first three fiscal quarters of 2009, a cash balance goal has been set by the compensation committee based upon our operating plan for 2009. In any of the quarters, 80% to 100% of the cash balance element of the company performance amount allocated to that quarter can be funded. Accordingly, for achieving the 80% threshold or 100% target first quarter cash balance goal, 4% or 5%, respectively, of the total company performance component of the target bonus pool would be funded. For achieving the threshold or target second quarter cash balance goal, 8% or 10%, respectively, of the total company performance component would be funded. For achieving the threshold or the target third quarter cash balance goal, 12% or 15%, respectively, of the total company performance component would be funded. For achieving a cash balance between the threshold and target, the cash balance element for that quarter would be funded ratably.

However, if the cash balance goal were not fully achieved in any of the first three quarters, there would be an opportunity to “catch up” in the following quarters. For example, if the target cash balance goal were not fully achieved in the first quarter, but were fully achieved in the second quarter, the company performance component would be funded at the level of 15% minus the percentage funded in the first quarter. Similarly, if the target cash balance goal were fully achieved in the third quarter, the company component would be funded at the level of 30% minus the cumulative percentages funded in the first and second quarters. As an illustration, if only 4% of the company performance component is funded in the first quarter, up to 11% of the company performance component could be funded in the second quarter. If 0% is funded in the first quarter, up to 15% could be funded in the second quarter. If only 4% and 8% are funded in the first and second quarters, respectively, the amount funded in the third quarter could be up to 18% of the company performance component. Any actual bonuses resulting from this funding would be paid on a quarterly basis.

Operating Income or Loss Goal at Fiscal Year End.    With respect to the remaining 70% of the company performance component of the target bonus pool, funding will depend upon achievement, as of the end of the fiscal year, of an operating income or loss goal set by the compensation committee. Threshold, target and “stretch” goals (as explained in more detail below) for operating income or loss are to be set in July 2009 based on our operating plan for 2009 and data regarding our financial results and business expectations as of that time, with any actual bonuses resulting from this funding to be paid in early 2010.

The element of the company performance component of the target bonus pool related to the achievement of the operating income or loss goal would be funded at an 80% level if the threshold goal were achieved, at 0% if the threshold goal were not achieved, and at 100% if the target goal were fully achieved. For achieving operating income or loss between the threshold and target, the operating income or loss component would be funded ratably. In addition, if we achieve more than the target goal, this element would be funded ratably up to a maximum level of 120% based on the difference between the target goal and the stretch goal. For example, achieving an operating income midway between the target goal and the stretch goal set by the bonus plan for the year would result in funding of 110% of the operating income or loss element and 77% of the company performance component of the target bonus pool. The 120% top end of the potential bonus that could be funded for the operating income or loss element is set lower than our traditional 200% maximum in recognition of the fact that the operating income or loss goals will not be finally set until the July 2009 board and committee meetings.

The following table illustrates different possible scenarios for funding of the company component of the bonus pool relative to achievement of the operating income or loss goal:

Operating Income (Loss) Element Funding Illustration

(Full Year) (70% of Company Performance Component)

Operating Income (Loss)	% of Operating Income or Loss Element of Company Performance Bonus Component	% of Company Performance Bonus Component	% of Executive Target Bonus Pool
Threshold	80%	56%	44.8%
Target	100%	70%	56.0%
Stretch	Up to 120%	Up to 84%	67.2%

The compensation committee has considered and will consider the likelihood of achievement when recommending and approving, respectively, the company performance goals and the bonus plan structures in 2008 and 2009, but it did not undertake a detailed statistical analysis of the difficulty of achievement of each separate measure. When it set operating profit as the dominant goal in the 2009 bonus plan, the committee believed that the goal was appropriate because operating profit will be one of our most significant measures of performance and sustainability. As noted above, the committee has not yet established the specific target for operating profit under the plan’s company component. The committee strives to establish targets so that 80% funding is achievable and 100% would be challenging. Any amounts in excess of 100% of the target are thought to be stretch goals that will be difficult to achieve and will require exceptional skill and effort. We believe this held true for the targets in both our 2008 plan when it was established, and for the 2009 plan. For fiscal 2009, the committee noted that the performance required for achieving the company performance goals at target level is likely to be particularly challenging because of extremely difficult economic conditions, but designed the bonus plan to reward exceeding expectations while ensuring that the bulk of any company performance component is funded only if there is sufficient profit to do so.

Equity Incentive Awards

We believe that granting equity incentive awards to our key employees is a critical way to meet the objectives of our compensation philosophy of attracting and retaining talented executives, motivating and rewarding outstanding company and individual performance, and aligning the interests of our executive officers with those of our stockholders. LeapFrog employees are granted equity incentive awards on the basis of performance against short- and long-term goals, the employee’s then-current equity holdings and our assessment of the potential of the employee to provide long-term value to the company. For 2009, Compensia reviewed the equity awards granted to our executive officers and determined that equity award levels were generally competitive with approximately the market 65th percentile after adjusting the reference market data downward by 50% to approximate the general decline in stock prices among peer group issuers (30th percentile before the adjustment).

We grant a combination of equity awards to our executives and other key employees, including time-vested restricted stock units, or RSUs, and time-vested stock options, and we refer to them collectively as “stock awards.” In general, we make grants of stock awards to our executive officers as part of their initial compensation packages, and we make subsequent grants of stock awards on an annual basis. Historically, these annual grants of stock awards have not been made at a set time of the year. In early 2007, the compensation committee decided to grant these annual stock awards in the fall of each year. In August 2008, the compensation committee approved grants to our executive officers, including our named executive officers. Consistent with our stock granting policy (described below), the grants of those stock awards became effective and were priced in mid-September 2008 in accordance with our existing stock award granting policy described below.

Guidelines for the size of equity awards granted to each level of employee are reviewed annually and benchmarked against peer compensation group companies by our outside executive compensation consulting firm. This review and analysis serves to evaluate the competitiveness of the prospective value of grants awarded by us to our employees and to monitor our equity usage levels relative to peer compensation group companies and in relation to the published guidelines of proxy-voting advisory firms such as RiskMetrics Group’s ISS Governance Services. Towers Perrin, our outside consulting firm until July 2008, prepared proposed 2008 equity grant guidelines, which were reviewed and approved by the compensation committee in February 2008.

Like our 2007 equity grant guidelines, our 2008 equity grant guidelines resulted in grant levels below median competitive grant levels in order to manage overall share usage through 2009. In 2008, the guideline grant levels were approximately 30% below median competitive grant levels determined by Towers Perrin, compared to 20% in 2007. Also in line with past guidelines, the 2008 guidelines provide that the annual stock award grant value is to be split so that 50% of the grant value is provided through stock options and 50% is provided through RSUs. Consistent with option valuations and past practice, we generally grant stock options and RSUs to our employees at a ratio of approximately two option shares for every one RSU. This ratio reflects the relative expense to the company for financial statement purposes of a stock option compared to a full value share award like an RSU. Similarly, in accordance with the terms of our equity incentive plan, we deduct from the pool of shares available for issuance under the plan two shares for each RSU granted and one share for each option share granted. Under our equity grant guidelines, grants for new hires are made entirely in the form of stock options, except in special cases.

Stock Award Granting Policy.    Our general policy for stock award grants is that we will not seek to time or select the grant dates of stock options or other stock awards in coordination with the release by us of material non-public information, nor will we have any program, plan or practice to do so. We also have a specific policy regarding the grant dates of stock options and other stock awards, including stock awards made to our executive officers. That policy provides that the grant date of all awards is to be the 15th day of the month subsequent to the month in which the award is approved by the board (or the next succeeding business day that the NYSE is open). Accordingly, we have 12 preset grant dates during a calendar year (i.e., the 15th of each month, except as adjusted due to weekends and holidays). The exercise price of each award equals the closing price of our common stock on the trading day immediately preceding the grant date, in accordance with the terms of our equity plan.

Stock Options.    The compensation committee believes that stock options provide management with a strong link to long-term corporate performance and the creation of stockholder value. Appreciation of our stock price will benefit both stockholders and employees that are option holders. Option grants made to our executive officers typically have a four-year vesting period and a strike price equal to 100% of the fair market value of the underlying Class A common stock, as defined under our equity plan. Employees, including our executive officers, are generally eligible for “new hire” grants upon initial hire, and then annually thereafter, based on factors including individual performance and total equity position, anticipated future contribution to our success, and alignment among similarly situated employees.

In August 2008, the compensation committee approved the grant of stock options to our named executive officers as part of our annual equity grant process. Mr. Katz was awarded an option to purchase 178,500 shares, Mr. Chiasson was awarded an option to purchase 51,000 shares, Mr. Dodd was awarded an option to purchase 53,250 shares, Ms. MacIntyre was awarded an option to purchase 70,000 shares, Mr. Campbell was awarded an option to purchase 21,200 shares, Mr. Moon was awarded an option to purchase 15,900 shares, and Mr. Pidel was awarded an option to purchase 21,000 shares. All stock option awards for these named executive officers had an exercise price of $9.33 per share and were granted effective September 15, 2008 in accordance with our stock award granting policy. These options vest in 48 equal monthly installments from September 15, 2008.

These awards were primarily based on the 2008 equity guidelines developed by Towers Perrin and approved by the compensation committee in February 2008. However, the compensation committee decided not to grant RSUs to our executive officers, including the named executive officers, in light of the fact that our option exchange program conducted in 2008 discussed below had already provided a potentially significant benefit to our executives. The number of RSUs that our named executive officers would otherwise have been granted were replaced by options to purchase the same number of shares. Stock option awards for each of the named executive officers (other than the CEO) were recommended by the CEO upon consideration of a number of factors, including the executive’s overall performance in 2007 and the first portion of 2008, strategic impact on the company, and current equity holdings compared to similar positions within our peer compensation peer group. The compensation committee approved the stock option award to Mr. Katz by reviewing his overall performance in achieving corporate and individual goals in 2007 and the first portion of 2008 and his total direct compensation compared to CEOs in our compensation peer group.

Restricted Stock Units (RSUs).    Restricted stock units, or RSUs, represent full-value shares of Class A common stock. Because RSUs are full value, our practice is to grant fewer shares under RSUs as compared to options since RSUs have a greater fair value per share than options. Granting RSUs allows us to deliver competitive compensation value to our key employees and strengthen the retention power of the equity grant program while, at the same time, reducing the amount of potential dilution for all stockholders. RSUs are primarily a retention vehicle, as the stock continues to have value even when the stock price declines. In addition, RSUs can serve as a valuable recruitment tool by offering immediate equity value in our common stock, which can help us attract talented executives who might forfeit valuable equity stakes at their current employers in order to join us. Shares of our common stock are not issued when an RSU is granted. Instead, once an RSU vests, one share of our common stock is issued for each share of RSU vested. RSUs vest at the rate of 25% on each of the four anniversaries of the vesting commencement date. However, as discussed above, the compensation committee did not grant RSUs to our named executive officers in the 2008 annual grant process.

Stock Option Exchange Program Conducted in 2008.    In early 2008, the compensation committee reviewed our use of equity incentives and noted that a large number of issued stock options were no longer serving as effective incentive or retention tools, yet were being recorded as compensation expense by us and contributing to our potential employee equity overhang. In February 2008, the compensation committee recommended to the full board, and the board subsequently approved, a stock option exchange program, under which our directors and employees would be offered the opportunity to exchange eligible out-of-the-money stock options for new options having an exercise price per share equal to the higher of (a) $7.50 per share or (b) $0.25 above the closing price of our Class A common stock as reported on the NYSE for the business day prior to the date the new options were granted (the “Exchange Price”). Under the program, outstanding stock options with an exercise price greater than the Exchange Price were eligible to participate. The new options issued in the 2008 exchange program covered fewer shares at a lower exercise price than the options surrendered for cancellation. The exchange ratio was set to result in the same fair value for the new options as for the options surrendered for cancellation so the exchange had only a very minor impact on our income statement.

The compensation committee concluded that our executive officers should be eligible to participate in the 2008 option exchange program to provide them with improved incentives to increase stockholder value, increase the retention value of outstanding options and reduce the total number of potential shares directed towards employee incentive programs—all at virtually no expected additional compensation expense to the company for accounting purposes. Many of our senior executives, including all of our named executive officers, were previously granted “tiered” options to purchase shares of our stock at then fair market value as well as at strike prices that were approximately 133% and 166% of then fair market value. Those who elected to surrender tiered options in the program received in exchange option grants with a similar tier structure with the result that the new options would include the same proportions of out-of-the-money strike prices as the surrendered options.

The 2008 option exchange program was approved by stockholders on June 5, 2008 and the exercise price of the replacement options was set at $9.14, $0.25 above the closing price of our Class A common stock as reported on the NYSE for the business day prior to the date the new options were granted on June 9, 2008.

A total of 103 employees participated in the 2008 option exchange program, including three of our named executive officers: Messrs. Katz and Chiasson and Ms. MacIntyre. Mr. Katz exchanged options to purchase

2,681,250 shares with exercise prices ranging from $10.30—$16.67 for options to purchase 2,237,312 shares with exercise prices ranging from $9.14—$14.79. Mr. Chiasson exchanged options to purchase 382,000 shares with exercise prices ranging from $9.33—$15.49 for options to purchase 288,264 shares with exercise prices ranging from $9.14—$15.17. Ms. MacIntyre exchanged options to purchase 100,000 shares with exercise prices ranging from $10.39—$17.25 for options to purchase 84,780 shares with exercise prices ranging from $9.14—$15.17.

Severance Benefits

In 2007, the compensation committee approved our Executive Management Severance and Change-in-Control Plan, or Severance Plan. All of our named executive officers may receive benefits under the Severance Plan, with the exceptions of Mr. Katz, who is not eligible to participate in these plans and instead is eligible to receive benefits under the severance and change-in-control provisions that are part of his employment agreement.

Prior to the approval of these plans, our executive officers frequently had individually negotiated severance agreements. The plans were developed to achieve three objectives: (1) to minimize distraction and risk of departure of executives and senior management in the event of a potential change-in-control transaction involving LeapFrog; (2) to provide consistency in benefits among our executive officers and senior management; and (3) to align our severance benefits for executives and senior management with competitive practice. In addition, the compensation committee took into account the multi-year nature of our turnaround plan and the historic and anticipated continued volatility of our stock price and operating results. In 2007, the compensation committee engaged Towers Perrin to review the severance plans and to benchmark the benefits against compensation peer group practices and overall market practices. The plans were intended to replace previously negotiated severance benefits set forth in employment offer letters or to provide benefits for those executive officers and senior management who had no benefits in place. In order to determine an appropriate level of severance and change-in-control benefits, Towers Perrin reviewed data from three general industry surveys and conducted a review of the severance practices employed by our compensation peer group companies.

Under the terms of the Executive Management Severance Plan, the named executive officers other than Mr. Katz are eligible to receive the benefits described in the Severance Plan if the executive is terminated “without cause” or resigns for “good reason.” Our Severance Plan excludes performance-based terminations from severance protection. For more discussion regarding the definition of “without cause” and “good reason” under the Severance Plan, please see the section in this proxy statement entitled “Potential Payments Upon Termination or Change in Control” below.

In general, if any of the named executive officers is terminated without cause or voluntarily terminates for good reason, the Severance Plan provides for the payment of 12 months of base salary paid in semi-monthly installments and 12 months of COBRA benefits. If the termination occurs during the period beginning three months before and ending 12 months after a change in control of LeapFrog, the Severance Plan provides for 24 months of base salary paid in a lump sum, payment of 200% of the named executive officer’s target bonus, 24 months of COBRA benefits and acceleration of vesting of all stock awards held by the named executive officer. Additional information regarding the severance benefits for which our named executive officers are eligible is provided below under the heading “Potential Payments Upon Termination or Change in Control.” None of the executive officers is entitled to any tax gross-up benefits under the Severance Plan.

Mr. Katz is eligible to receive severance benefits under his employment agreement, the terms of which were reviewed and approved by our board upon the hiring of Mr. Katz as our CEO and President in July 2006. The terms of Mr. Katz’s severance benefits are described below under the heading “Potential Payments Upon Termination or Change in Control.”

As part of our November 2008 reduction in force, Messrs. Moon and Pidel left the company in December 2008. Both Messrs. Moon and Pidel were eligible to receive severance benefits under the Severance Plan. In addition, given the significant remaining term for Mr. Pidel’s mortgage assistance if he remained with LeapFrog, the compensation committee approved a payment of $45,000 to Mr. Pidel representing an extension of his mortgage interest assistance payments under his offer letter with us. More information concerning the severance benefits paid to Messrs. Moon and Pidel is provided below under the heading “Potential Payments Upon Termination or Change in Control.”

Other Benefits and Perquisites

While the compensation committee seeks to offer benefits that are competitive with companies with which we compete for talent, it also seeks to limit, in a reasonable and responsible manner, the level of perquisites offered. The compensation committee reviews and approves any benefits we provide to our executive officers. Employee benefits include healthcare coverage and opportunity to participate in our 401(k) plan and our employee stock purchase plan. These benefits are generally available to all full-time employees, with no additional elements for our executive officers other than an additional week of vacation. We do not offer guaranteed retirement or pension plan benefits.

In addition, in light of the high cost of housing in the San Francisco Bay Area relative to other parts of the country, we have offered relocation reimbursements and mortgage interest differential payments for newly hired executives who need to relocate to the area from lower cost locations. The amount and duration of the payment is typically negotiated and set in the offer letter or employment agreement for the relevant executive, and has typically been for approximately three years of monthly payments. For our named executive officers, the value of these benefits is described in the Summary Compensation Table and the related footnotes.

Under his employment offer letter, Mr. Moon received mortgage interest assistance through March 2008 depending on his continued employment and we paid him $5,982 in 2008 under this arrangement. Mr. Pidel also received reimbursements for his relocation expenses as part of his employment package. In 2008, we paid Mr. Pidel an aggregate of $78,000 in relocation expense reimbursements, including mortgage interest assistance payments of $3,000 per month for the eleven months of his 2008 tenure with us, plus a $45,000 lump sum payment representing a continuation of his mortgage interest subsidy.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to publicly held companies for compensation exceeding $1.0 million paid to certain of a company’s executive officers. The limitation applies only to compensation that is not considered to be performance-based. Our 2002 Equity Incentive Plan includes certain provisions intended to allow us to qualify the compensation attributable to performance share grants as “performance-based” compensation under Section 162(m), although, in February 2007, we discontinued our performance share program. In addition, grants of stock options under our 2002 Equity Incentive Plan are also designed to qualify as “performance-based,” provided the grants have exercise prices of no less than 100% of fair market value on the date of grant and do not exceed a calendar year total grant limit for each optionee that is set forth in the 2002 Equity Incentive Plan. We generally intend to grant stock options to our executives in a manner that satisfies the requirements for qualified performance-based compensation to avoid any disallowance of deductions under Section 162(m).

The compensation committee believes it is appropriate for us to retain the flexibility to pay compensation above $1.0 million if warranted based upon exceptional company and individual performance, and thus, from time to time, we may pay compensation to executives that is not deductible, including grants of equity and cash bonuses.

SUMMARY COMPENSATION INFORMATION

The following table shows compensation awarded, paid to or earned by, our “named executive officers.” The named executive officers for 2008 are our CEO, our CFO, our other three most highly compensated executive officers in 2008, and two individuals who would have been among the three most highly compensated executive officers but for the fact that such individuals were not serving as an executive officer at the end of fiscal 2008. The table shows compensation for 2008 and, where the individual was a named executive officer in the relevant prior year, 2007 and 2006.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)*		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)*		All Other Compensation ($)		Total Compensation ($)
Jeffrey G. Katz (3) Chief Executive Officer, President and Chairman	2008	607,800		—		105,516	3,109,754	—		2,000	(4)	3,825,070
	2007	604,550		—		30,271	2,958,138	600,000	(5)	5,250	(6)	4,198,209
	2006	300,000		365,000	(7)	—	1,441,928	—		107,825	(8)	2,214,753

William B. Chiasson Chief Financial Officer	2008	312,800		—		70,695	445,034	—		2,000	(9)	830,529
	2007	309,550		—		58,009	503,081	130,011	(10)	5,250	(11)	1,005,901
	2006	301,250		—		40,485	349,342	61,000	(12)	9,800	(13)	761,877

Michael J. Dodd Senior Vice President, Supply Chain and Operations	2008	292,200		—		91,560	227,526	—		—		611,286
	2007	289,200		—		78,818	192,028	170,050	(14)	3,000	(15)	733,096
	2006	270,769		—		73,772	61,279	57,000	(16)	87,332	(17)	550,142

Nancy G. MacIntyre (18) Executive Vice President, Product, Innovation and Marketing	2008	295,833		—		17,586	162,850	—		2,000	(19)	478,269
	2007	250,144		75,000	(20)	5,045	105,634	150,000	(21)	2,000	(22)	587,823

William K. Campbell Senior Vice President, Consumer Sales	2008	244,050		—		42,601	166,850	—		2,000	(23)	455,501

Robert L. Moon (24) Former Senior Vice President, Chief Information Officer	2008	278,667	(25)	—		65,230	199,158	—		306,363	(26)	849,418

Martin A. Pidel (27) Former Executive Vice President, International	2008	240,545	(28)	—		17,586	103,757	—		358,845	(29)	720,733
	2007	245,353		137,500	(30)	5,045	77,593	75,000	(31)	94,041	(32)	634,531

*	The “Bonus” column includes sign-on and other bonus payments that are not part of our annual bonus plan. Annual bonus plan payments are included in the column entitled “Non-Equity Incentive Plan Compensation.”

(1)	The value shown for the stock awards is based on the dollar amount of the compensation cost of the awards recognized for financial statement reporting purposes for each of the fiscal years ended December 31, 2006, December 31, 2007 and December 31, 2008, in accordance with FAS 123R and include amounts attributable to awards granted in and prior to the applicable year. However, as required, amounts shown in the table exclude the impact of estimated forfeitures related to service-based vesting conditions. Please see the “Grants of Plan-Based Awards” table below for more information regarding stock awards granted in 2008. The assumptions made in the valuation of the stock awards are discussed in Note 14, “Stock-Based Compensation,” of Notes to Financial Statements included in our Annual Report on Form 10-K for the years ended December 31, 2008, 2007 or 2006, as applicable.

(2)	The value shown for the option awards is based on the dollar amount of the compensation cost of the awards recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, December 31, 2007 and December 31, 2008, in accordance with FAS 123R and include amounts attributable to awards granted in and prior to the applicable year. However, as required, amounts shown in the table exclude the impact of estimated forfeitures related to service-based vesting conditions. Please see the “Grants of Plan-Based Awards” table below for more information regarding option awards granted in 2008. The assumptions made in the valuation of the option awards are discussed in Note 14, “Stock-Based Compensation,” of Notes to Financial Statements included in our Annual Report on Form 10-K for the years ended December 31, 2008, 2007 or 2006, as applicable.

(3)	Mr. Katz became our CEO and President in July 2006.

(4)	Mr. Katz received $2,000 in matching grants made to his 401(k) savings plan.

(5)	Bonus awarded to Mr. Katz in February 2008 under our 2007 bonus plan and based on the achievement of corporate and individual performance goals and achievements for 2007.

(6)	Mr. Katz received an automobile allowance of $3,250 through May 31, 2007. In May 2007, the compensation committee eliminated auto allowances for all named executive officers and instead added, effective as of June 1, 2007, the amount of each individual named executive officer’s auto allowance to his base salary. Mr. Katz also received $2,000 in matching grants made to his 401(k) savings plan.

(7)	Under the terms of his employment agreement, Mr. Katz received a sign-on bonus of $300,000. In May 2007, the compensation committee approved a special bonus of $65,000 for Mr. Katz in recognition of his individual performance towards the achievement of total company performance goals during 2006.

(8)	Mr. Katz received relocation assistance in the amount of $51,572 and $9,770 in tax gross-up payments related to such relocation assistance, $2,000 in matching grants made to his 401(k) savings plan and an annual automobile allowance of $3,900. Mr. Katz also received $40,583 in board fees for the period January 2006 through June 2006, when he served as a non-employee member of our board of directors, as well as a member of our audit, nominating and corporate governance and strategy committees.

(9)	Mr. Chiasson received $2,000 in matching grants made to his 401(k) savings plan.

(10)	Bonus awarded to Mr. Chiasson in February 2008 under our 2007 bonus plan and based on the achievement of corporate and individual performance goals and achievements for 2007.

(11)	Mr. Chiasson received an automobile allowance of $3,250 through May 31, 2007. In May 2007, the compensation committee eliminated auto allowances for all named executive officers and instead added, effective as of June 1, 2007, the amount of each individual named executive officer’s auto allowance to his or her base salary. Mr. Chiasson also received $2,000 in matching grants made to his 401(k) savings plan.

(12)	Bonus awarded to Mr. Chiasson in February 2007 under our 2006 bonus plan and based on the achievement of individual performance goals and achievements for 2006.

(13)	Mr. Chiasson received $2,000 in matching grants made to his 401(k) savings plan and an annual automobile allowance of $7,800.

(14)	Bonus awarded to Mr. Dodd in February 2008 under our 2007 bonus plan and based on the achievement of corporate and individual performance goals and achievements for 2007.

(15)	Mr. Dodd received an automobile allowance of $3,000 through May 31, 2007. In May 2007, the compensation committee eliminated auto allowances for all named executive officers and instead added, effective as of June 1, 2007, the amount of each individual named executive officer’s auto allowance to his or her base salary.

(16)	Bonus awarded to Mr. Dodd in February 2007 under our 2006 bonus plan and based on the achievement of individual performance goals and achievements for 2006.

(17)	Mr. Dodd received relocation assistance in the amount of $50,616 and $29,506 in tax gross-up payments related to such relocation assistance, and an annual automobile allowance of $7,200.

(18)	Ms. MacIntyre became our Executive Vice President, Product, Innovation and Marketing, in February 2007.

(19)	Ms. MacIntyre received $2,000 in matching grants made to her 401(k) savings plan.

(20)	Under the terms of her employment agreement, Ms. MacIntyre received a sign-on bonus of $75,000, which was intended to replace a 2006 bonus from her previous employer that she was forfeiting to join us.

(21)	Bonus awarded to Ms. MacIntyre in February 2008 under our 2007 bonus plan and based on the achievement of corporate and individual performance goals and achievements for 2007.

(22)	Ms. MacIntyre received $2,000 in matching grants made to her 401(k) savings plan.

(23)	Mr. Campbell received $2,000 in matching grants made to his 401(k) savings plan.

(24)	Mr. Moon had been our Senior Vice President, Chief Information Officer since December 2006 and he departed the company in December 2008.

(25)	Mr. Moon’s salary amount reflects his salary paid through December 2008.

(26)	Under the Severance Plan, Mr. Moon was awarded severance of $277,600 to be paid over 12 months in semi-monthly installments ending December 1, 2009. He also received relocation assistance of $5,982, and a $20,781 payout of his vacation balance. Mr. Moon also received $2,000 in matching grants to his 401(k) savings plan.

(27)	Mr. Pidel became our Executive Vice President, International in January 2007 and departed the company in December 2008.

(28)	Mr. Pidel’s salary amount reflects his salary paid through December 2008.

(29)	Under the Severance Plan, Mr. Pidel was awarded severance of $250,000 to be paid over twelve months in semi-monthly installments ending December 1, 2009. He also received relocation assistance of $78,000, including mortgage interest assistance of $33,000 paid during 2008, a $45,000 lump sum payment representing a continuation of mortgage interest assistance as part of his severance benefits, and a $28,845 payout of his vacation balance. Mr. Pidel also received $2,000 in matching grants to his 401(k) savings plan.

(30)	In February 2007, the compensation committee approved a bonus of $62,500 for Mr. Pidel as part of his new hire compensation package to replace a bonus that he would have received from his former employer related to his performance in 2006, as well as certain unvested stock awards, that Mr. Pidel was forfeiting in order to join us. Under the terms of his offer letter, Mr. Pidel also received a sign-on bonus of $75,000.

(31)	Bonus awarded to Mr. Pidel in February 2008 under our 2007 bonus plan and based on the achievement of corporate and individual performance goals and achievements for 2007.

(32)	Mr. Pidel received relocation assistance in the amount of $78,760 and $13,281 in tax gross-up payments related to such relocation assistance, and $2,000 in matching grants made to his 401(k) savings plan.

Grants of Plan-Based Awards

The following table shows for the fiscal year ended December 31, 2008, certain information regarding grants of plan-based awards to the named executive officers:

Grants of Plan-based Awards in Fiscal 2008

Name	Grant Date(1)	Approval Date of Grant(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4) (5)	Exercise or Base Price of Option Awards ($/Sh) (5)(6)	Closing Market Price on Grant Date ($/Sh) (6)	Grant Date Fair Value of Stock and Option Awards ($)(5)(7)
			Threshold ($)(2)	Target ($)(2)	Maximum ($)(2)
Jeffrey G. Katz	2/28/08		486,240	607,800	1,215,600
Chief Executive Officer and President	6/9/08	6/5/08	—	—	—	—	22,976	9.14	9.07	2
	6/9/08	6/5/08	—	—	—	—	919	9.14	9.07	0
	6/9/08	6/5/08	—	—	—	—	1,030,989	9.14	9.07	0
	6/9/08	6/5/08	—	—	—	—	661,090	11.82	9.07	1
	6/9/08	6/5/08	—	—	—	—	123,954	11.82	9.07	0
	6/9/08	6/5/08	—	—	—	—	397,384	14.79	9.07	0
	9/15/08	8/29/08	—	—	—	—	178,500	9.33	9.11	801,483

William B. Chiasson	2/28/08		123,820	154,775	309,550
Chief Financial Officer	6/9/08	6/5/08	—	—	—		81,414	9.14	9.07	3
	6/9/08	6/5/08	—	—	—	—	16,495	9.14	9.07	1
	6/9/08	6/5/08	—	—	—	—	85,836	9.14	9.07	3
	6/9/08	6/5/08	—	—	—	—	42,193	12.16	9.07	0
	6/9/08	6/5/08	—	—	—	—	41,516	15.17	9.07	0
	6/9/08	6/5/08	—	—	—	—	20,810	9.14	9.07	1
	9/15/08	8/29/08	—	—	—	—	51,000	9.33	9.11	228,995

Michael J. Dodd	2/28/08		115,680	144,600	289,200
Senior Vice President, Supply Chain and Operations	9/15/08	8/29/08	—	—	—	—	53,250	9.33	9.11	239,098

Nancy G. MacIntyre	2/28/08		120,000	150,000	300,000
Executive Vice President, Product, Innovation and Marketing	6/9/08	6/5/08	—	—	—	—	43,507	9.14	9.07	2
	6/9/08	6/5/08	—	—	—	—	20,972	12.16	9.07	1
	6/9/08	6/5/08	—	—	—	—	20,301	15.17	9.07	0
	9/15/08	8/29/08	—	—	—	—	70,000	9.33	9.11	314,307

William K. Campbell	2/28/08		97,620	122,025	244,050
Senior Vice President, Consumer Sales	9/15/08	8/29/08	—	—	—	—	21,200	9.33	9.11	95,190

Robert L. Moon	2/28/08		111,040	138,800	277,600
Former Chief Information Officer	9/15/08	8/29/08	—	—	—	—	15,900	9.33	9.11	71,393

Martin A. Pidel	2/28/08		98,141	122,676	245,353
Former Executive Vice President, International	9/15/08	8/29/08	—	—	—	—	21000	9.33	9.11	94,292

(1)

Our board has adopted a policy regarding the grant dates of stock options and stock-based awards under which the grant date of all awards to named executive officers will be the 15th day of the month subsequent to the month in which the award is approved by the board or compensation committee (or the next succeeding business day that the NYSE is open). The exercise price of all awards will equal the closing price of our common stock on the trading day immediately preceding the grant date. In the case of options granted in connection with the stock option exchange program conducted in 2008 and described in footnote 5 below, the grant date was set in accordance with the terms of that exchange program.

(2)

In February 2008, our board approved the non-equity incentive plan under which “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” were based. The actual cash incentive award payout is determined using multiple financial and non-financial metrics. The threshold payment amount is 80% of the target amount, if all incentive plan metrics are achieved at the threshold performance level. If performance against all incentive plan metrics is below the threshold, the payout is zero. The maximum payment is 200% of the target amount. In February 2009, the compensation committee and board determined that no bonus awards would be paid to our executive officers under the 2008 bonus plan, as discussed in this proxy statement in “Compensation Discussion and Analysis” under “Performance-Based Annual Bonus Awards.” However, we have presented the estimated future payouts to show what the levels could have been assuming sufficient funding of the bonus pool.

(3)	Restricted stock units are granted under the 2002 Equity Incentive Plan and, consistent with the grants to the other employees, vest at the rate of 25% of the shares subject to the award on each of the four subsequent anniversaries of the vesting commencement date. On each vesting date, any vested shares subject to the restricted stock unit grants are automatically issued and immediately released to the employee.

(4)	Options vest over a four-year period in 48 equal monthly installments, consistent with grants to other employees.

(5)	Messrs. Katz and Chiasson and Ms. McIntyre participated in our option exchange program approved by stockholders on June 5, 2008. New options were granted on June 9, 2008 on a value-for-value basis with similar terms and conditions to the original grants, except that, for any option shares that were already vested or would have been vested by June 9, 2009 under tendered options, the vesting was reset as to the same percentage of shares subject to the new award so that such new option shares would vest on June 9, 2009. Any remaining shares subject to the new award would vest in accordance with the original vesting schedule. Each of our named executive officers has previously been granted “tiered” options to purchase shares of our stock at then fair market value as well as at strike prices that were approximately 133% and 166% of then fair market value. Named executive officers who elected to surrender tiered options in the program received in exchange option grants with a similar tier structure, with the result that the new options would include the same proportions of out-of-the-money strike prices as the surrendered options. See accompanying footnotes to the Outstanding Equity Awards at December 31, 2008 table for more details regarding the exchange.

(6)	As provided in the 2002 Equity Incentive Plan, we grant options to purchase our common stock at an exercise price equal to the closing market price of our common stock on the trading day immediately preceding the date of grant.

(7)	Represents the full fair value or, in the case of replacement options granted in our 2008 option exchange program, the incremental fair value, of the option or award computed as of the grant date in accordance with SFAS 123R. Where incremental fair value of a grant is shown, the amount is net of the value of options canceled in exchange for the grant. See Note 14 of Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 for a discussion of assumptions made in determining the grant date fair value and compensation expense of equity awards.

Notes Regarding Summary Compensation Table and Grants of Plan-Based Awards Table

Both the “Summary Compensation” table and the “Grants of Plan-Based Awards in Fiscal 2008” table reflect terms contained in the employment agreement that LeapFrog entered into with Mr. Katz, who began employment with LeapFrog on July 3, 2006. Mr. Katz’s employment agreement provides for an annual base salary of $600,000 and a sign-on bonus of $300,000. Mr. Katz is eligible to receive an annual bonus based on his achievement of certain individual objectives and LeapFrog financial performance measures established by the board, at the target bonus opportunity level of 100% of Mr. Katz’s annual base salary and at a maximum 200% of his annual base salary for exemplary performance pursuant to stretch-level objectives. Mr. Katz must be an active employee of LeapFrog through and as of the last day of each bonus year in order to be eligible to receive a bonus for that year. Mr. Katz was eligible to and did receive a bonus for performance in 2006, prorated for his partial year of service in 2006. For the first year of Mr. Katz’s employment, until Mr. Katz established a permanent residency in the San Francisco Bay area, we reimbursed him for reasonable expenses incurred in commuting between the San Francisco and Los Angeles areas. For adjustments to his base salary and actual bonuses, please see the Summary Compensation Table and the related footnotes below. In addition, Mr. Katz’s employment agreement provided for the severance benefits described below under the heading “Potential Payments Upon Termination or Change in Control” and grants of various stock awards described below under the Grants of Plan-Based Awards in Fiscal 2008 table.

Effective July 6, 2006, Mr. Katz was granted the following awards of nonstatutory stock options to purchase shares of Class A common stock: (1) an option, pursuant to our Equity Incentive Plan, to purchase 1,200,000 shares of Class A common stock at a per-share exercise price of $10.30, which price was equal to the fair market value (as defined under the Equity Incentive Plan) of a share of Class A common stock on the grant date; (2) an option pursuant to the Equity Incentive Plan to purchase 800,000 shares of Class A common stock at a per-share exercise price of $13.33; (3) an option in the form of a special inducement grant outside the Equity Incentive Plan to purchase 150,000 shares of Class A common stock at a per-share exercise price of $13.33; and (4) an option in the form of a special inducement grant outside the Equity Incentive Plan to purchase 500,000 shares of Class A common stock at a per-share exercise price of $16.67. Each of the options had a ten-year term and vested over a four-year period with 25% of the shares subject to each of the options vesting upon Mr. Katz’s completion of one year of continuous employment service and 1/48 of the shares vesting for each month of continuous service thereafter. Each option granted under the Equity Incentive Plan is subject to all terms and conditions set forth in the Equity Incentive Plan and in a stock option grant notice and stock option agreement substantially in the forms attached to the agreement, and each option granted outside the Equity Incentive Plan is governed by terms substantially similar to those of the Equity Incentive Plan. Subsequently, Mr. Katz tendered his options for cancellation in exchange for new lower-priced options under LeapFrog’s 2008 option exchange program. On June 9, 2008 new options were granted on a value-for-value basis with premium pricing and terms and conditions similar to the original grants. See accompanying footnotes to the Outstanding Equity Awards at December 31, 2008 table.

Mr. Katz and the other named executive officers have vesting acceleration rights upon specific types of termination or a change in control of LeapFrog. A summary of the materials terms governing these payments is set forth in this proxy statement in the section entitled “Potential Payments Upon Termination or Change In Control.”

Messrs. Pidel and Moon each departed from LeapFrog effective December 1, 2008 in connection with a company-wide reduction in force. A summary of the material terms of their severance benefits is set forth in this proxy statement in the section entitled “Potential Payments Upon Termination or Change in Control.”

A discussion of the 2008 option exchange program in which Messrs. Katz and Chiasson and Ms. MacIntyre participated is contained in “Compensation Discussion and Analysis—Equity Incentive Awards—Stock Option Exchange Program” above.

In May 2009, all of our continuing named executive officers, as well other senior management and key contributors, received an interim grant of additional stock options under the Equity Incentive Plan to improve their equity incentive compensation packages in light of the decreases in the trading prices of our Class A common stock on the NYSE between September 2008 and May 2009. Mr. Katz received an option to purchase 929,400 shares. Mr. Chiasson received an option to purchase 252,900 shares. Mr. Campbell received an option to purchase 165,700 shares. Mr. Dodd received an option to purchase 232,100 shares. Ms. MacIntyre received an option to purchase 200,000. All of these options had an exercise price per share of $2.75. In each case, no portion of the option will vest until the average closing price of our Class A common stock on the NYSE across all trading days during a consecutive 90-day period that occurs after the grant date and during the term of the option equals or exceeds $4.00 per share (such condition of vesting, the “Price Condition”). In addition, subject to the Price Condition, the option will vest over four years with 25% of the option shares vesting on the first anniversary of the vesting commencement date and the remainder of the option shares vesting in equal monthly installments thereafter. Any option shares that would, but for the Price Condition, have vested according to the vesting schedule above, will vest when the Price Condition is met. All vesting is subject to standard terms set forth in the Equity Incentive Plan and associated form stock option agreement, including Continuous Service under the Equity Incentive Plan.

Outstanding Equity Awards at Fiscal Year End

The following table shows, for the fiscal year ended December 31, 2008, certain information regarding outstanding equity awards at fiscal year end for the named executive officers.

Outstanding Equity Awards at December 31, 2008

	Option Awards(1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jeffrey G. Katz	—	—		—	—	45,000	157,500
Chief Executive Officer and President	—	22,976	(4)	9.14	06/06/2015
	—	919	(5)	9.14	07/01/2015
	—	1,030,989	(6)	9.14	07/06/2016
	—	661,090	(7)	11.82	07/06/2016
	—	123,954	(8)	11.82	07/06/2016
	—	397,384	(9)	14.79	07/06/2016
	56,250	123,750	(10)	7.02	09/17/2017
	11,156	167,344	(11)	9.33	09/15/2018

William B. Chiasson Chief Financial Officer	—	—		—	—	17,500	61,250
	—	81,414	(12)	9.14	11/11/2014
	—	20,810	(13)	9.14	08/01/2015
	—	16,495	(14)	9.14	03/27/2016
	—	85,836	(15)	9.14	10/30/2016
	—	42,193	(16)	12.16	10/30/2016
	—	41,516	(17)	15.17	10/30/2016
	6,250	13,750	(10)	7.02	09/17/2017
	3,187	47,813	(11)	9.33	09/15/2018

Michael J. Dodd Senior Vice President, Supply Chain and Operations	—	—		—	—	14,750	51,625
	22,916	2,084	(18)	10.55	04/18/2015
	10,312	4,688	(19)	10.60	03/27/2016
	40,625	34,375	(20)	9.33	10/30/2016
	20,312	17,188	(20)	12.41	10/30/2016
	20,312	17,188	(20)	15.49	10/30/2016
	9,375	20,625	(10)	7.02	09/17/2017
	3,328	49,922	(11)	9.33	09/15/2018

Nancy G. MacIntyre Executive Vice President, Product, Innovation and Marketing	—	—		—	—	7,500	26,250
	—	43,507	(21)	9.14	02/05/2017
	—	20,972	(22)	12.16	02/05/2017
	—	20,301	(23)	15.17	02/05/2017
	12,500	27,500	(10)	7.02	09/17/2017
	4,375	65,625	(11)	9.33	09/15/2018

	Option Awards(1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
William K. Campbell	3,334	0	(24)	12.50	04/08/2012
Senior Vice President, Consumer Sales	20,000	0	(24)	20.60	02/12/2013
	5,900	0	(24)	19.74	05/19/2014
	13,291	1,209	(25)	11.04	04/12/2015
	32,500	27,500	(20)	9.33	10/30/2016
	16,250	13,750	(20)	12.41	10/30/2016
	16,250	13,750	(20)	15.49	10/30/2016
	5,812	3,188	(26)	10.78	03/15/2017
	6,250	13,750	(10)	7.02	09/17/2017
	1,325	19,875	(11)	9.33	09/15/2018

Robert L. Moon(27)	—	—		—	—
Former Chief Information Officer	46,875	0	(28)	11.56	03/28/2015
	10,000	0	(19)	10.60	03/27/2016
	26,041	0	(20)	9.33	10/30/2016
	13,020	0	(20)	12.41	10/30/2016
	13,020	0	(20)	15.49	10/30/2016
	2,916	0	(10)	7.02	09/17/2017
	662	0	(11)	9.33	09/15/2018

Martin A. Pidel(27)	—	—		—	—
Former Executive Vice President, International	17,187	0	(29)	9.34	01/08/2017
	8,593	0	(29)	12.42	01/08/2017
	8,593	0	(29)	15.50	01/08/2017
	8,750	0	(10)	7.02	09/17/2017
	875	0	(11)	9.33	09/15/2018

(1)	All options reported in the table have been granted under the 2002 Equity Incentive Plan, except for options to purchase 397,384 shares and 123,954 shares granted to Mr. Katz outside of our equity plans.

(2)	Represents restricted stock units or awards that have been granted under the 2002 Equity Incentive Plan and vest at the rate of 25% of the shares subject to the award on each of the four subsequent anniversaries of the grant date.

(3)	Calculated by multiplying the closing market price of our Class A common stock as reported by the NYSE for December 31, 2008, $3.50, by the number of shares of restricted stock that has not vested as of December 31, 2008.

(4)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 30,000 shares originally issued June 6, 2005 under the 2002 Non-Employee Director Stock Award Plan. Option vests 100% on June 9, 2009.

(5)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 1,250 shares originally issued July 1, 2005 under the 2002 Non-Employee Director Stock Award Plan. Option vests 100% on June 9, 2009.

(6)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 1,200,000 shares originally issued July 6, 2006 under the 2002 Equity Incentive Plan. Option vests as follows: 751,763 shares subject to the option vest on June 9, 2009 and the remaining shares subject to the option vest in 13 equal monthly installments commencing July 6, 2009.

(7)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 800,000 shares originally issued July 6, 2006 under the 2002 Equity Incentive Plan. Option vests as follows: 482,045 shares subject to the option vest on June 9, 2009 and the remaining shares subject to the option vest in 13 equal monthly installments commencing July 6, 2009.

(8)	Represents grant of option pursuant to the issuer’s option exchange program in exchange for cancellation of an option to purchase 150,000 shares originally issued July 6, 2006 outside of our equity plans. Option vests as follows: 90,383 shares subject to the option vest on June 9, 2009 and the remaining shares subject to the option vest in 13 equal monthly installments commencing July 6, 2009.

(9)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 500,000 shares originally issued July 6, 2006 outside of our equity plans. Option vests as follows: 289,759 shares subject to the option vest on June 9, 2009 and the remaining shares subject to the option vest in 13 equal monthly installments commencing July 6, 2009.

(10)	Option vests in 48 equal monthly installments from the vesting commencement date, which was September 17, 2007.

(11)	Option vests in 48 equal monthly installments from the vesting commencement date, which was September 15, 2008.

(12)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 150,000 shares originally issued November 11, 2004 under the 2002 Equity Incentive Plan. Option vests 100% on June 9, 2009.

(13)	Represents grant of option pursuant to the issuer’s option exchange program in exchange for cancellation of an option to purchase 32,000 shares originally issued August 1, 2005 under the 2002 Equity Incentive Plan. Option vests 100% on June 9, 2009.

(14)	Represents grant of option pursuant to the issuer’s option exchange program in exchange for cancellation of an option to purchase 20,000 shares originally issued March 27, 2006 under the 2002 Equity Incentive Plan. Option vests as follows: 13,058 shares subject to the option vest on June 9, 2009 and the remaining shares subject to the option vest in 10 equal monthly installments commencing June 27, 2009.

(15)	Represents grant of option pursuant to the issuer’s option exchange program in exchange for cancellation of an option to purchase 90,000 shares originally issued October 30, 2006 under the 2002 Equity Incentive Plan. Option vests as follows: 55,436 shares subject to the option vest on June 9, 2009 and the remaining shares subject to the option vest in 17 equal monthly installments commencing June 30, 2009.

(16)	Represents grant of option pursuant to the issuer’s option exchange program in exchange for cancellation of an option to purchase 45,000 shares originally issued October 30, 2006 under the 2002 Equity Incentive Plan. Option vests as follows: 27,249 shares subject to the option vest on June 9, 2009 and the remaining shares subject to the option vest in 17 equal monthly installments commencing June 30, 2009.

(17)	Represents grant of option pursuant to the issuer’s option exchange program in exchange for cancellation of an option to purchase 45,000 shares originally issued October 30, 2006 under the 2002 Equity Incentive Plan. Option vests as follows: 26,812 shares subject to the option vest on June 9, 2009 and the remaining shares subject to the option vest in 17 equal monthly installments commencing June 30, 2009.

(18)	Option vests over a four-year period, with 25% of the shares subject to the option vesting on the one-year anniversary of the first date of employment which was April 18, 2005 and in 36 equal monthly installments thereafter.

(19)	Option vests in 48 equal monthly installments from the vesting commencement date, which was March 27, 2006.

(20)	Option vests over a four-year period, with 25% of the shares subject to the option vesting on the one-year anniversary of the date of grant, which was October 30, 2006 and in 36 equal monthly installments thereafter.

(21)	Represents grant of option pursuant to the issuer’s option exchange program in exchange for cancellation of an option to purchase 50,000 shares originally issued February 5, 2007 under the 2002 Equity Incentive Plan. Option vests as follows: 25,379 shares subject to the option vest on June 9, 2009 and the remaining shares subject to the option vest in 20 equal monthly installments commencing July 5, 2009.

(22)	Represents grant of option pursuant to the issuer’s option exchange program in exchange for cancellation of an option to purchase 25,000 shares originally issued February 5, 2007 under the 2002 Equity Incentive Plan. Option vests as follows: 12,233 shares subject to the option vest on June 9, 2009 and the remaining shares subject to the option vest in 20 equal monthly installments commencing July 5, 2009.

(23)	Represents grant of option pursuant to the issuer’s option exchange program in exchange for cancellation of an option to purchase 25,000 shares originally issued February 5, 2007 under the 2002 Equity Incentive Plan. Option vests as follows: 11,842 shares subject to the option vest on June 9, 2009 and the remaining shares subject to the option vest in 20 equal monthly installments commencing July 5, 2009.

(24)	Option is fully vested and exercisable.

(25)	Option vests in 48 equal monthly installments from the vesting commencement date, which was April 12, 2005.

(26)	Option vests in 48 equal monthly installments from the vesting commencement date, which was May 1, 2008.

(27)	Messrs. Moon and Pidel departed the company in December 2008.

(28)	Option vests over a four-year period, with 25% of the shares subject to the option vesting on the one-year anniversary of the first date of employment which was February 21, 2005, and in 36 equal monthly installments thereafter.

(29)	Option vests over a four-year period, with 25% of the shares subject to the option vesting on the one-year anniversary of the first date of employment which was January 8, 2007, and in 36 equal monthly installments thereafter.

Option Exercises and Stock Vested

The following table shows for the fiscal year ended December 31, 2008, certain information regarding option exercises and stock vested during the last fiscal year with respect to the named executive officers:

Option Exercises and Stock Vested in Fiscal 2008

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jeffrey G. Katz	—	—	15,000	141,000	(1)
Chief Executive Officer and President

William B. Chiasson	—	—	5,000	38,100	(2)
Chief Financial Officer	—	—	2,500	23,500	(1)

Michael J. Dodd	—	—	4,125	29,535	(3)
Senior Vice President, Supply Chain and Operations			3,000	24,000	(4)
			2,500	23,500	(1)

Nancy G. MacIntyre	—	—	2,500	23,500	(1)
Executive Vice President, Product, Innovation and Marketing

William K. Campbell	—	—	3,300	23,628	(3)
Senior Vice President, Consumer Sales			1,250	11,750	(1)

Robert Moon	—	—	8,334	51,671	(5)
Former Chief Information Officer			4,125	29,535	(3)
			1,250	11,750	(1)

Martin A. Pidel	—	—	2,500	23,500	(1)
Former Executive Vice President, International

(1)	Calculated by multiplying the closing price as reported on the NYSE of our Class A common stock on the date the stock award vested, or $9.40 on September 17, 2008, by the number of shares acquired on vesting.

(2)	Calculated by multiplying the closing price as reported on the NYSE of our Class A common stock on the date the stock award vested, or $7.62 on March 27, 2008, by the number of shares acquired on vesting.

(3)	Calculated by multiplying the closing price as reported on the NYSE of our Class A common stock on the date the stock award vested, or $7.16 on April 12, 2008, by the number of shares acquired on vesting.

(4)	Calculated by multiplying the closing price as reported on the NYSE of our Class A common stock on the date the stock award vested, or $8.00 on April 18, 2008, by the number of shares acquired on vesting.

(5)	Calculated by multiplying the closing price as reported on the NYSE of our Class A common stock on the date the stock award vested, or $6.20 on February 21, 2008, by the number of shares acquired on vesting.

Potential Payments Upon Termination or Change in Control

Our Executive Management Severance and Change-in-Control Plan was approved by our compensation committee in 2007 (referred to as the “Severance Plan”). Under the Severance Plan, our named executive officers may receive benefits in the event of termination of employment under specified circumstances, including a change in control of LeapFrog. Mr. Katz, however, is not eligible to participate in the Severance Plan, but instead is eligible to receive benefits under the terms of the severance and change-in-control provisions in his employment agreement. The specific terms of these arrangements, as well as amounts paid to the named executive officers who departed from LeapFrog in 2008 and an estimate of the compensation that would have been payable to the other named executive officers had the severance provisions been triggered as of the end of 2008, are described in detail below.

With respect to Messrs. Moon and Pidel, the amounts shown are amounts actually paid to these individuals in connection with their departures, both under the Severance Plan and as separately negotiated with these individuals. The estimates for the remaining officers are based on the assumption that a triggering event occurred on December 31, 2008 and assume a price per share of our Class A common stock of $3.50, which was the price of our Class A common stock reported by the NYSE at the close of market on December 31, 2008. With respect to the estimated or potential value of options that are accelerated and/or have extended exercise periods in connection with a named executive officer’s termination or a change in control of LeapFrog, the actual value of the options realized, if any, will depend upon the extent to which the market value of our common stock exceeds the exercise price on the date the option is exercised. Due to the number of factors that affect the nature and amounts of compensation and benefits provided upon the events discussed below, the amounts paid or distributed upon the actual occurrence of a triggering event may be different from the amounts set forth below.

Jeffrey G. Katz

Termination

In July 2006, we entered into an employment agreement with Mr. Katz which provides that he will be entitled to certain benefits if his employment is terminated by us for reasons other than cause or by Mr. Katz for good reason or due to his death or permanent disability. Upon such a termination, Mr. Katz (or his estate), would be entitled to receive (a) on our customary bonus payment date, a prorated portion of his target bonus for the year in which his termination occurs, and (b) vesting for 12 additional months of the options granted to Mr. Katz on June 9, 2008 (the “Options”) pursuant to our option exchange program in exchange for cancellation of his options granted on July 6, 2006 under his 2006 employment agreement. (A summary of the option exchange program is included in this proxy statement in the section entitled “Compensation Discussion and Analysis—Equity Incentive Awards—Stock Option Exchange Program.”) In addition, all vested Options would remain exercisable for two years following the termination date. Assuming, for the purposes of illustration, a termination date of December 31, 2008 and exercise of the Options on the same date, the bonus payment would be $607,800 and, because the exercise price of the Options exceeded $3.50, the closing price of our Class A common stock as reported by the NYSE for December 31, 2008, there would have been no realizable value of the vested options.

In addition, if Mr. Katz’s employment is terminated for reasons other than by us for cause or by Mr. Katz for good reason or due to his death or permanent disability, we have agreed to hire Mr. Katz as a consultant for a period of two years following his termination. During this two-year consulting period, we will pay Mr. Katz an annual consulting fee equal to the sum of (a) his base salary at the time of his termination, (b) the higher of his target bonus at the time of his termination and the average annual bonus amount paid to Mr. Katz for the two fiscal years preceding his termination and (c) one-third of all self-employment taxes paid by Mr. Katz on the consulting fees. The consulting fees would be paid to Mr. Katz in equal semi-monthly installments. We have also agreed to pay all health insurance continuation payments to maintain Mr. Katz’s group health insurance coverage, for himself and his covered dependents, while he is providing consulting services to LeapFrog. Assuming a termination date of December 31, 2008, the total consulting fees that could be paid to Mr. Katz would be approximately $2,601,000 and the payments to maintain group health insurance coverage for himself and his covered dependents would be approximately $22,028.

The prior benefits described in the preceding two paragraphs are hereinafter referred to as the “Katz Severance Benefits.”

Under the terms of Mr. Katz’s employment agreement, the term “cause” means:

•	commission of an act of fraud, embezzlement or misappropriation against or involving LeapFrog,

•	conviction, or entry of a guilty or no contest plea, for any felony involving moral turpitude or dishonesty,

•

commission of an act or failure to commit an act, involving LeapFrog that would amount to willful misconduct, wanton misconduct, gross negligence or a material breach of Mr. Katz’s employment agreement and which would result in significant harm to LeapFrog, or

•	willful failure to perform the responsibilities and duties set forth in the employment agreement for a period of ten days following receipt of written notice from LeapFrog regarding such failure.

Under the terms of Mr. Katz’s employment agreement, “good reason” means:

•

a substantial reduction in the nature or status of his responsibilities (the requirement that Mr. Katz assume any position other than the senior-most position upon a change-in-control transaction shall be deemed a substantial reduction for purposes of triggering termination payments),

•	the failure to re-elect, or the removal of, Mr. Katz from our board of directors,

•	any reduction in his base salary or target bonus,

•	relocation of his place of work to any place more than 35 miles from the office he regularly occupies or 35 miles from Mr. Katz’s residence in southern California,

•

failure by any successor entity following a change-in-control transaction, within ten days of the request by Mr. Katz, to deliver confirmation of the successor entity’s commitment to honor Mr. Katz’s employment agreement, or

•	the appointment, prior to July 3, 2009, of anyone other than Mr. Katz to serve as successor chairman of our board of directors upon the resignation or removal of Steven B. Fink from that position.

Change in Control

Under his employment agreement, upon the occurrence of a change in control, we would accelerate the vesting of any equity awards then held by Mr. Katz such that all of his equity awards would be vested as of the date of the change in control. Assuming that a change in control occurred on December 31, 2008 and that his Options were exercised on the same date, because the exercise price of the Options exceeded $3.50, the closing price of our Class A common stock as reported by the NYSE for December 31, 2008, there would have been no value related to the additional vesting. In addition, if during the two-year period following a change in control of LeapFrog, Mr. Katz’s employment is terminated for reasons other than cause or by Mr. Katz for good reason or due to his death or permanent disability, we would accelerate the vesting of any equity awards then held by Mr. Katz with the result that all of his equity awards would be vested as of the date of his termination and all of his vested stock options would remain exercisable for two years after the termination date. Assuming that the change in control and termination both occurred on December 31, 2008 and that his Options were exercised on the same date, there would have been no value related to the additional vesting because the exercise price of the Options exceeded $3.50, the closing price of our Class A common stock as reported by the NYSE for December 31, 2008. We would also pay to Mr. Katz the Katz Severance Benefits, as applicable. For purposes of the foregoing discussion, a change-in-control transaction will be deemed to have occurred if any person or entity acquires at least a majority of the combined voting power of our outstanding securities, or upon our merger or consolidation, adoption by our stockholders of a plan of dissolution or liquidation or the sale or transfer of substantially all of our assets.

Non-Solicitation, Non-Competition, Non-Interference, Release

Under his employment agreement, Mr. Katz must refrain from engaging in certain activities that are competitive with our business for a period of two years after the termination of his employment. Should Mr. Katz provide any service or assistance in any capacity to a competitive business during this two-year period, his consulting arrangement with LeapFrog will immediately terminate. In addition, Mr. Katz is subject to a non-solicitation provision for two years after termination of his employment, as well as a non-interference provision and a confidentiality provision. Mr. Katz is required to execute a release prior to receiving any of the foregoing benefits.

William K. Campbell, William B. Chiasson. Michael J. Dodd and Nancy G. MacIntyre

Messrs. Campbell, Chiasson and Dodd and Ms. MacIntyre are each eligible to receive severance and termination payments under the Severance Plan.

Under the terms of the Severance Plan, Messrs. Campbell, Chiasson and Dodd and Ms. MacIntyre are eligible to receive the benefits described in the Severance Plan if the executive officer is terminated without “cause” or the executive officer resigns for “good reason.”

Under the Severance Plan, “cause” means:

•	convicted of a felony or a crime involving moral turpitude or dishonesty,

•	commit fraud against the company,

•

commit a material breach of any material provision of a written agreement with the company (including, without limitation, the Proprietary Information and Inventions Agreement) or of a written policy of the company, provided that the employee was given reasonable notice and opportunity to cure,

•	show conduct demonstrating unfitness to serve, provided that the employee was given reasonable notice and opportunity to cure, or

•	breach duties to the company including persistent unsatisfactory performance of job duties.

Under the Severance Plan, “good reason” means:

•	any material diminution in the employee’s authority, duties or responsibilities,

•	a reduction in base salary of greater than 10% of base salary prior to the reduction, unless others in equivalent roles are accordingly reduced,

•	the employee’s business location moved more than 50 miles beyond current location, or

•	a material breach by us of the agreement under which the employee is employed.

To resign for good reason, an employee must resign within 60 days after the occurrence, without the employee’s consent, of one of the events listed in the foregoing definition, after having given us 30 days’ written notice, during which time we had the opportunity to cure the event that the employee asserts is good reason. If we cure the event, then the employee would not have good reason.

If a covered termination (which includes a resignation for good reason) is triggered and does not occur in relation to a change in control of LeapFrog, the Severance Plan provides for the following severance benefits:

Base Severance (Months of Base Salary)	Health Insurance Payments	Form of Payment
12	12 months of COBRA coverage	Installments

If a covered termination is triggered and occurs in relation to a change in control of LeapFrog, the Severance Plan provides for the following severance benefits:

Base Severance (Months of Base Salary)	Bonus Severance	Health Insurance Payments	Equity Acceleration	Form of Payment

24	200% of Target Bonus	24 months of COBRA coverage	100%	Lump Sum

Assuming a termination date of December 31, 2008, Messrs. Campbell, Chiasson and Dodd and Ms. MacIntyre would have been entitled to receive the following severance benefits:

Covered termination—No change in control

Name of Named Executive Officer	Payment of Base Salary ($)	Health Insurance Payments ($)
William K. Campbell	244,050	9,465
William B. Chiasson	312,800	15,867
Michael J. Dodd	292,200	15,867
Nancy G. MacIntyre	300,000	15,867

Covered termination—Change in control

Name of Named Executive Officer	Payment of Base Salary ($)	Payment of Bonus ($)	Health Insurance Payments ($)(1)	Value of Equity Acceleration ($)(2)
William K. Campbell	488,010	244,050	18,930	—
William B. Chiasson	625,600	312,800	31,734	—
Michael J. Dodd	584,400	292,200	31,734	—
Nancy G. MacIntyre	600,000	300,000	31,734	—

(1)	Does not reflect potential increase of insurance premiums in 2010.

(2)	Because the exercise price of the options exceeded $3.50, the closing price of our Class A common stock as reported by the NYSE for December 31, 2008, there would be no value related to the equity acceleration, assuming exercise on December 31, 2008.

Participants are required to execute a release prior to receiving any of the foregoing benefits and benefits under the Severance Plan will terminate if, at any time, the officer violates any proprietary information or confidentiality obligation to LeapFrog.

Robert L. Moon and Martin A. Pidel

Messrs. Moon and Pidel each departed from LeapFrog effective December 1, 2008 in connection with a company-wide reduction in force. Both were eligible for benefits under the Severance Plan. As a result, they each received the standard benefits under the Severance Plan for a covered termination without a change in control: (i) salary continuation equal to 12 months of his base salary paid in semi-monthly installments; and (ii) 12 months of COBRA benefits. In addition, given the significant remaining term for Mr. Pidel’s mortgage assistance if he remained with LeapFrog, we paid Mr. Pidel a lump sum of $45,000 representing a continuation of the mortgage interest subsidy provided for in his offer letter from us. This payment was approved by our compensation committee on November 14, 2008. These payments were conditioned upon these individuals executing a standard release agreement as required by the Severance Plan.

The following table shows the amounts of these severance benefits for Mr. Moon and Mr. Pidel:

Name of Named Executive Officer	Payment of Base Salary ($)(1)	Health Insurance Payments ($)	Additional Payments ($)(2)
Robert L. Moon	277,600	5,064	—
Martin A. Pidel	250,000	15,852	45,000

(1)	Amount paid over 12 months in semi-monthly installments ending December 1, 2009 and subject to the terms and conditions of the Severance Plan, including any applicable tax withholding obligations.

(2)	Mortgage interest subsidy continuation paid separately from the Severance Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

In 2008, Steven B. Fink, Stanley E. Maron, David C. Nagel and Ralph R. Smith served on our compensation committee. During the fiscal year ended December 31, 2008, none of these directors was an officer or employee of LeapFrog or any of our subsidiaries, nor are any of these directors former officers of LeapFrog or any of our subsidiaries.

None of our other executive officers or directors serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

To be considered for inclusion in next year’s annual meeting proxy materials, your proposal must be submitted in writing by December 21, 2009 to our Corporate Secretary at 6401 Hollis Street, Emeryville, California 94608. If you wish to submit a proposal that is not to be included in next year’s annual meeting proxy materials or nominate a director, you must do so between February 4, 2010 and March 6, 2010. You are also advised to review LeapFrog’s bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports, including Notices of Internet Availability of Proxy Materials, with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are LeapFrog stockholders may be “householding” our proxy materials for this special meeting. A single Notice of Internet Availability of Proxy Materials or other proxy materials may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or you submit contrary instructions. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials or other proxy materials, you may: (1) notify your broker; (2) direct your written request to our Director of Investor Relations, 6401 Hollis Street, Emeryville, California 94608 or to ir@leapfrog.com or (3) contact our Investor Relations department at (510) 420-5150. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials or other proxy materials at their addresses and would like to request “householding” of their communications should contact their brokers. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Notice of Internet Availability of Proxy Materials to a stockholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS

No other matters will be presented for consideration at this special meeting, other than matters incidental to the meeting.

By Order of the Board of Directors

Peter M. O. Wong

Senior Vice President, General Counsel and Corporate Secretary

July     , 2009

APPENDIX A

AMENDED AND RESTATED 2002 EQUITY INCENTIVE PLAN

ADOPTED: MAY 24, 2002

APPROVED BY STOCKHOLDERS: JULY 19, 2002

AMENDED AND RESTATED: APRIL 20, 2004

AMENDMENT AND RESTATEMENT APPROVED BY STOCKHOLDERS: JUNE 10, 2004

AMENDED AND RESTATED: MARCH 27, 2006

AMENDMENT AND RESTATEMENT APPROVED BY STOCKHOLDERS: JUNE 16, 2006

AMENDED AND RESTATED: FEBRUARY 28, 2007

AMENDMENT AND RESTATEMENT APPROVED BY STOCKHOLDERS: MAY 1, 2007

AMENDED AND RESTATED: JUNE 4, 2009

AMENDMENT AND RESTATEMENT APPROVED BY STOCKHOLDERS:                     , 2009

TERMINATION DATE: MAY 23, 2012

1.	PURPOSES.

(a) Eligible Stock Award Recipients.    The persons eligible to receive Stock Awards are the Employees, Directors and Consultants of the Company and its Affiliates; provided, however, that notwithstanding the foregoing, the Employees, Directors and Consultants of a Parent shall not be eligible to receive any Stock Awards under the Plan.

(b) Available Stock Awards.    The purpose of the Plan is to provide a means by which eligible recipients of Stock Awards may be given an opportunity to benefit from increases in value of the Class A Common Stock through the granting of the following Stock Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) stock bonuses, (iv) rights to acquire restricted stock, (v) Restricted Stock Unit Awards, and (vi) Stock Appreciation Rights.

(c) General Purpose.    The Company, by means of the Plan, seeks to retain the services of the group of persons eligible to receive Stock Awards, to secure and retain the services of new members of this group and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.

(d) Establishment.    This Plan is a complete amendment and restatement of the Company’s Stock Option Plan that was previously adopted effective September 25, 1997. Any Stock Awards granted prior to the effective date of this amended and restated Plan shall be governed by the terms of the Plan as in effect at the time such Stock Awards were granted. The Company shall submit this amended and restated Plan for stockholder approval and shall also seek stockholder approval to extend the term of the Plan to the day before the tenth (10th) anniversary of the date the amended and restated Plan is adopted by the Board or approved by the stockholders of the Company, whichever is earlier, unless sooner terminated by the Board.

2.	DEFINITIONS.

(a) “Affiliate” means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(b) “Board” means the Board of Directors of the Company.

(c) “Capitalization Adjustment” has the meaning ascribed to that term in Section 11(a).

(d) Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events after the date the Company’s Class A Common Stock is first offered to the public under a registration statement declared effective under the Securities Act:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction;

(iii) the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur, and as a result of which the operations of the Company are no longer being conducted; or

(iv) there is consummated a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the Company immediately prior to such sale, lease, license or other disposition.

Notwithstanding the foregoing or any other provision of this Plan, the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Stock Awards subject to such agreement (it being understood, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply).

(e) “Class A Common Stock” means the Class A common stock of the Company.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Committee” means a committee of one or more members of the Board appointed by the Board in accordance with Section 3(c).

(h) “Company” means LeapFrog Enterprises, Inc., a Delaware corporation.

(i) “Consultant” means any person, including an advisor, (i) engaged by the Company or an Affiliate to render consulting or advisory services and who is compensated for such services or (ii) serving as a member of the Board of Directors of an Affiliate and who is compensated for such services. However, the term “Consultant” shall not include Directors who are not compensated by the Company for their services as Directors, and the payment of a director’s fee by the Company for services as a Director shall not cause a Director to be considered a “Consultant” for purposes of the Plan.

(j) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Continuous Service. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or a Director shall not constitute an interruption of Continuous Service. Notwithstanding the foregoing or anything in the Plan to the contrary, unless (i) otherwise provided in a Stock Award Agreement or (ii) following the date of grant of a Stock Award, determined otherwise by the Board with respect to any Participant who is then an officer of the Company within the meaning of Section 16 of the Exchange Act or by the chief executive officer of the Company with respect to any other Participant, in the event that a Participant terminates his or her service with the Company or an Affiliate as an Employee, the Participant shall cease vesting in any of his or her Stock

Awards as of such date of termination, regardless of whether the Participant continues his or her service in the capacity of a Director or Consultant without interruption or termination. The Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s leave of absence policy or in the written terms of the Participant’s leave of absence.

(k) “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board in its discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii) a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Class A Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(l) “Covered Employee” means the chief executive officer and the four (4) other highest compensated officers of the Company for whom total compensation is required to be reported to stockholders under the Exchange Act, as determined for purposes of Section 162(m) of the Code.

(m) “Director” means a member of the Board of Directors of the Company.

(n) “Disability” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.

(o) “Employee” means any person employed by the Company or an Affiliate. Service as a Director or payment of a director’s fee by the Company or an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate.

(p) “Entity” means a corporation, partnership or other entity.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (A) the Company or any Subsidiary of the Company, (B) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company.

(s) “Fair Market Value” means, as of any date, the value of the Class A Common Stock determined as follows:

(i) If the Class A Common Stock is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of a share of Class A Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Class A Common Stock) on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.

(ii) In the absence of such markets for the Class A Common Stock, the Fair Market Value shall be determined by the Board based upon an independent appraisal in compliance with Section 409A of the Code or, in the case of an Incentive Stock Option, in compliance with Section 422 of the Code.

(t) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(u) “Non-Employee Director” means a Director who either (i) is not a current Employee or Officer of the Company or its parent or a subsidiary, does not receive compensation (directly or indirectly) from the Company or its parent or a subsidiary for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(v) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(w) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(x) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to the Plan.

(y) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(z) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(aa) “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” receiving compensation for prior services (other than benefits under a tax-qualified pension plan), was not an officer of the Company or an “affiliated corporation” at any time and is not currently receiving direct or indirect remuneration from the Company or an “affiliated corporation” for services in any capacity other than as a Director or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(bb) “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(cc) “Parent” means any parent corporation of the Company, whether now or hereafter existing, as such term is defined in Section 424(e) of the Code.

(dd) “Participant” means a person to whom a Stock Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(ee) “Performance Criteria” means the one or more criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period. The Performance Criteria that will be used to establish such Performance Goal(s) may be based on any one of, or combination of, the following: (i) earnings per share; (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization (EBITDA); (iv) net earnings; (v) total shareholder return; (vi) return on equity; (vii) return on assets; (viii) return on investment; (ix) return on capital employed; (x) operating margin (xi) gross margin; (xii) operating income; (xiii) net income; (xiv) net operating income; (xv) net operating income after tax; (xvi) pre- and after-tax income; (xvii) pre-tax profit; (xviii) operating cash flow; (xix) revenue; (xx) revenue growth; (xxi) expenses; (xxii) improvement in or attainment of expense levels; (xxiii) improvement in or attainment of working capital levels; (xxiv) economic value added; (xxv) market share; (xxvi) cash flow; (xxvii) cash flow per share; (xxviii) economic value added (or an equivalent metric); (xxix) share price performance; (xxx) debt reduction; and (xxxi) other measures of performance selected by the Committee. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Award Agreement. The Committee shall, within the time period required by Section 162(m) of the Code (generally, the first 90 days of the Performance Period), define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period.

(ff) “Performance Goals” means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria. The Committee is authorized at any time during the time period permitted by Section 162(m) of the Code (generally, prior to the 90th day of a Performance Period), or at any time thereafter, in its sole and absolute discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants, (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development; (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions; or (c) in view of the Committee’s assessment of the business strategy of the Company, performance of comparable organizations, economic and business conditions, and any other circumstances deemed relevant. Specifically, the Committee is authorized to make adjustment in the method of calculating attainment of Performance Goals and objectives for a Performance Period as follows: (i) to exclude the dilutive effects of acquisitions or joint ventures; (ii) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; and (iii) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common shareholders other than regular cash dividends. In addition, with respect to Performance Goals established for Participants who are not Covered Employees, and who will not be Covered Employees at the time the compensation will be paid, the Committee is authorized to make adjustment in the method of calculating attainment of Performance Goals and objectives for a Performance Period as follows: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude change rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (iv) to exclude the effects to any statutory adjustments to corporate tax rates; (v) to exclude the impact of any “extraordinary items” as determined under generally accepted accounting principles; and (vi) to exclude any other unusual, non-recurring gain or loss or other extraordinary item.

(gg) “Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Award.

(hh) “Plan” means this amended and restated LeapFrog Enterprises, Inc. 2002 Equity Incentive Plan.

(ii) “Restricted Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 7(c).

(jj) “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Agreement shall be subject to the terms and conditions of the Plan.

(kk) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(ll) “Securities Act” means the Securities Act of 1933, as amended.

(mm) “Stock Appreciation Right” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 7(d).

(nn) “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement shall be subject to the terms and conditions of the Plan.

(oo) “Stock Award” means any right granted under the Plan, including an Option, a stock bonus, a right to acquire restricted stock, a Restricted Stock Unit Award, and a Stock Appreciation Right.

(pp) “Stock Award Agreement” means a written agreement between the Company and a holder of a Stock Award evidencing the terms and conditions of an individual Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(qq) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

(rr) “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

3.	ADMINISTRATION.

(a) Administration by Board.    The Board shall administer the Plan unless and until the Board delegates administration to a Committee, as provided in Section 3(c).

(b) Powers of Board.    The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time which of the persons eligible under the Plan shall be granted Stock Awards; when and how each Stock Award shall be granted; what type or combination of types of Stock Award shall be granted; the provisions of each Stock Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Class A Common Stock pursuant to a Stock Award; and the number of shares of Class A Common Stock with respect to which a Stock Award shall be granted to each such person.

(ii) To construe and interpret the Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(iii) To amend the Plan or a Stock Award as provided in Section 12.

(iv) To terminate or suspend the Plan as provided in Section 13.

(v) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan.

(c) Delegation to Committee.

(i) General.    The Board may delegate administration of the Plan to a Committee or Committees of one (1) or more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

(ii) Section 162(m) and Rule 16b-3 Compliance.    In the discretion of the Board, the Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, and/or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. Within the scope of such authority, the Board or the Committee may (1) delegate to a committee of one or more members of the Board who are not Outside Directors the authority to grant Stock Awards to eligible persons who are either (a) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Stock Award or (b) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code and/or (2) delegate to a committee of one or more members of the Board who are not Non-Employee Directors the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act.

(d) Effect of Board’s Decision.    All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

4.	SHARES SUBJECT TO THE PLAN.

(a) Share Reserve.    Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the number of shares of Class A Common Stock that may be issued pursuant to Stock Awards shall not exceed in the aggregate Twenty-Four Million (24,000,000) shares of Class A Common Stock. Effective as of June 16, 2006, subject to Section 4(b), the number of shares available for issuance under the Plan shall be reduced by: (i) one (1) share for each share of Class A Common Stock issued pursuant to an Option granted under Section 6 or a Stock Appreciation Right granted under Section 7(d); and (ii) two (2) shares for each share of Class A Common Stock issued pursuant to a stock bonus award under Section 7(a), a restricted stock award under Section 7(b), or a Restricted Stock Unit Award under Section 7(c). Shares may be issued in connection with a merger or acquisition as permitted by NYSE Listed Company Manual Section 303A.08 or, if applicable, NASD Rule 4350(i)(1)(A)(iii) or AMEX Company Guide Section 711 and such issuance shall not reduce the number of shares available for issuance under the Plan.

(b) Reversion of Shares to the Share Reserve.

(i) Shares Available For Subsequent Issuance.    If any Stock Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, or if any shares of Class A Common Stock issued to a Participant pursuant to a Stock Award are forfeited back to or repurchased by the Company because of or in connection with the failure to meet a contingency or condition required to vest such shares in the Participant, the shares of Class A Common Stock not acquired, forfeited or repurchased under such Stock Award shall revert to and again become available for issuance under the Plan; provided, however, that subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the aggregate maximum number of shares of Class A Common Stock that may be issued as Incentive Stock Options shall be Twenty-Four Million (24,000,000) shares of Class A Common Stock.

(ii) Other Shares Available for Subsequent Issuance.    If any shares subject to a Stock Award are not delivered to a Participant because the Stock Award is exercised through a reduction of shares subject to the Stock Award (i.e., “net exercised”) or an appreciation distribution in respect of a Stock Appreciation Right is paid in shares of Class A Common Stock, the number of shares subject to the Stock Award that are not delivered to the Participant shall remain available for subsequent issuance under the Plan. If any shares subject to a Stock Award are not delivered to a Participant because such shares are withheld in satisfaction of the withholding of taxes incurred in connection with the exercise of an Option, Stock Appreciation Right, or the issuance of shares under a restricted stock award or Restricted Stock Unit Award, the number of shares that are not delivered to the Participant shall remain available for subsequent issuance under the Plan. If the exercise price of any Stock Award is satisfied by tendering shares of Class A Common Stock held by the Participant (either by actual delivery or attestation), then the number of shares so tendered shall remain available for subsequent issuance under the Plan.

To the extent there is issued a share of Class A Common Stock pursuant to a Stock Award that counted as two (2) shares against the number of shares available for issuance under the Plan pursuant to Section 4(a) and such share of Common Stock again becomes available for issuance under the Plan pursuant to this Section 4(b), then the number of shares of Class A Common Stock available for issuance under the Plan shall increase by two (2) shares.

(c) Source of Shares.    The shares of Class A Common Stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

5.	ELIGIBILITY.

(a) Eligibility for Specific Stock Awards.    Incentive Stock Options may be granted only to Employees. Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants. Notwithstanding the foregoing or any provision in the Plan to the contrary, Employees, Directors and Consultants of a Parent shall not be eligible to receive any Stock Awards under the Plan.

(b) Ten Percent Stockholders.    A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Class A Common Stock on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

(c) Section 162(m) Limitation on Annual Grants.    Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, no Employee shall be eligible to be granted Stock Awards covering more than Three Million Five Hundred Thousand (3,500,000) shares of Class A Common Stock during any calendar year.

(d) Consultants.    A Consultant shall not be eligible for the grant of a Stock Award if, at the time of grant, a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is not available to register either the offer or the sale of the Company’s securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, because the Consultant is not a natural person, or because of any other rule governing the use of Form S-8.

6.	OPTION PROVISIONS.

Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for shares of Class A Common Stock purchased on exercise of each type of Option. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

(a) Term.    Subject to the provisions of Section 5(b) regarding Ten Percent Stockholders, no Incentive Stock Option shall be exercisable after the expiration of ten (10) years from the date on which it was granted.

(b) Exercise Price of an Incentive Stock Option.    Subject to the provisions of Section 5(b) regarding Ten Percent Stockholders, the exercise price of each Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Class A Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

(c) Exercise Price of a Nonstatutory Stock Option.    The exercise price of each Nonstatutory Stock Option shall be not less than fifty percent (50%) of the Fair Market Value of the Class A Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, a Nonstatutory Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

(d) Consideration.    The purchase price of Class A Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board shall have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The methods of payment permitted by this Section 6(d) are:

(i) by cash, check, bank draft or money order payable to the Company;

(ii) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iii) by delivery to the Company (either by actual delivery or attestation) of shares of Class A Common Stock;

(iv) according to a deferred payment or other similar arrangement with the Optionholder;

(v) by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Class A Common Stock issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided, further, that shares of Class A Common Stock will no longer be outstanding under an Option and will not be exercisable thereafter to the extent that (A) shares are used to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations; or

(vi) in any other form of legal consideration that may be acceptable to the Board.

Unless otherwise specifically provided in the Option, the purchase price of Class A Common Stock acquired pursuant to an Option that is paid by delivery to the Company of other Class A Common Stock acquired, directly or indirectly from the Company, shall be paid only by shares of the Class A Common Stock of the Company that have been held for more than six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes). At any time that the Company is incorporated in Delaware, payment of the Class A Common Stock’s “par value,” as defined in the Delaware General Corporation Law, shall not be made by deferred payment.

In the case of any deferred payment arrangement, interest shall be compounded at least annually and shall be charged at the minimum rate of interest necessary to avoid (1) the treatment as interest, under any applicable provisions of the Code, of any amounts other than amounts stated to be interest under the deferred payment arrangement and (2) the treatment of the Option as a variable award for financial accounting purposes.

(e) Transferability of an Incentive Stock Option.    An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

(f) Transferability of a Nonstatutory Stock Option.    A Nonstatutory Stock Option shall be transferable to the extent provided in the Option Agreement. If the Nonstatutory Stock Option does not provide for transferability, then the Nonstatutory Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

(g) Vesting Generally.    The total number of shares of Class A Common Stock subject to an Option may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this Section 6(g) are subject to any Option provisions governing the minimum number of shares of Class A Common Stock as to which an Option may be exercised.

(h) Termination of Continuous Service.    In the event that an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate.

(i) Extension of Termination Date.    An Optionholder’s Option Agreement may also provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares of Class A Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in Section 6(a) or (ii) the expiration of a period of three (3) months after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements.

(j) Disability of Optionholder.    In the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of (i) the date six (6) months following such termination (or such longer or shorter period specified in the Option Agreement or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified herein, the Option shall terminate.

(k) Death of Optionholder.    In the event that (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Optionholder’s death pursuant to Section 6(e) or 6(f), but only within the period ending on the earlier of (1) the date six (6) months following the date of death (or such longer or shorter period specified in the Option Agreement or (2) the expiration of the term of such Option as set forth in the Option Agreement. If, after death, the Option is not exercised within the time specified herein, the Option shall terminate.

(l) Early Exercise.    The Option may, but need not, include a provision whereby the Optionholder may elect at any time before the Optionholder’s Continuous Service terminates to exercise the Option as to any part or all of the shares of Class A Common Stock subject to the Option prior to the full vesting of the Option. Any unvested shares of Class A Common Stock so purchased may be subject to a repurchase option in favor of the Company or to any other restriction the Board determines to be appropriate. The Company will not exercise its repurchase option until at least six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes) have elapsed following exercise of the Option unless the Board otherwise specifically provides in the Option.

7.	PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS.

(a) Stock Bonus Awards.    Each stock bonus agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of stock bonus agreements may change from time to time, and the terms and conditions of separate stock bonus agreements need not be identical, but each stock bonus agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Consideration.    A stock bonus may be awarded in consideration for past services actually rendered to the Company or an Affiliate for its benefit.

(ii) Vesting.    Shares of Class A Common Stock awarded under the stock bonus agreement may, but need not, be subject to a share repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Board.

(iii) Performance Grants.    A stock bonus may be granted or may vest based upon service conditions, upon the attainment during a Performance Period of certain Performance Goals, or both. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee in the exercise of its absolute discretion.

(iv) Termination of Participant’s Continuous Service.    In the event that a Participant’s Continuous Service terminates, the Company may reacquire any or all of the shares of Class A Common Stock held by the Participant that have not vested as of the date of termination under the terms of the stock bonus agreement.

(v) Transferability.    Rights to acquire shares of Class A Common Stock under the stock bonus agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the stock bonus agreement, as the Board shall determine in its discretion, so long as Class A Common Stock awarded under the stock bonus agreement remains subject to the terms of the stock bonus agreement.

(b) Restricted Stock Awards.    Each restricted stock purchase agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of the restricted stock purchase agreements may change from time to time, and the terms and conditions of separate restricted stock purchase agreements need not be identical, but each restricted stock purchase agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Purchase Price.    The purchase price of restricted stock awards shall not be less than fifty percent (50%) of the Class A Common Stock’s Fair Market Value on the date such award is made or at the time the purchase is consummated.

(ii) Consideration.    The purchase price of Class A Common Stock acquired pursuant to the restricted stock purchase agreement shall be paid either: (i) in cash at the time of purchase; (ii) at the discretion of the Board, according to a deferred payment or other similar arrangement with the Participant; or (iii) in any other form of legal consideration that may be acceptable to the Board in its discretion; provided, however, that at any time that the Company is incorporated in Delaware, then payment of the Class A Common Stock’s “par value,” as defined in the Delaware General Corporation Law, shall not be made by deferred payment.

(iii) Vesting.    Shares of Class A Common Stock acquired under the restricted stock purchase agreement may, but need not, be subject to a share repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Board.

(iv) Termination of Participant’s Continuous Service.    In the event that a Participant’s Continuous Service terminates, the Company may repurchase or otherwise reacquire any or all of the shares of Class A Common Stock held by the Participant that have not vested as of the date of termination under the terms of the restricted stock purchase agreement.

(v) Transferability.    Rights to acquire shares of Class A Common Stock under the restricted stock purchase agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the restricted stock purchase agreement, as the Board shall determine in its discretion, so long as Class A Common Stock awarded under the restricted stock purchase agreement remains subject to the terms of the restricted stock purchase agreement.

(c) Restricted Stock Unit Awards.    Each Restricted Stock Unit Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical, provided, however, that each Restricted

Stock Unit Award Agreement shall include (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i) Consideration.    At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Class A Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Class A Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(ii) Vesting.    At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.

(iii) Payment.    A Restricted Stock Unit Award may be settled by the delivery of shares of Class A Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.

(iv) Additional Restrictions.    At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Class A Common Stock (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.

(v) Dividend Equivalents.    Dividend equivalents may be credited in respect of shares of Class A Common Stock covered by a Restricted Stock Unit Award, as determined by the Board and contained in the Restricted Stock Unit Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Class A Common Stock covered by the Restricted Stock Unit Award in such manner as determined by the Board. Any additional shares covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents will be subject to all the terms and conditions of the underlying Restricted Stock Unit Award Agreement to which they relate.

(vi) Termination of Participant’s Continuous Service.    Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.

(vii) Compliance with Section 409A of the Code.    Notwithstanding anything to the contrary set forth herein, any Restricted Stock Unit Award granted under the Plan that is not exempt from the requirements of Section 409A of the Code shall contain such provisions so that such Restricted Stock Unit Award will comply with the requirements of Section 409A of the Code. Such restrictions, if any, shall be determined by the Board and contained in the Restricted Stock Unit Award Agreement evidencing such Restricted Stock Unit Award. For example, such restrictions may include, without limitation, a requirement that any Class A Common Stock that is to be issued in a year following the year in which the Restricted Stock Unit Award vests must be issued in accordance with a fixed pre-determined schedule.

(d) Stock Appreciation Rights.    Each Stock Appreciation Right Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. Stock Appreciation Rights may be granted as stand-alone Stock Awards or in tandem with other Stock Awards. The terms and conditions of Stock Appreciation Right Agreements may change from time to time, and the terms and conditions of separate Stock Appreciation Right Agreements need not be identical; provided, however, that each Stock Appreciation Right Agreement shall include (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i) Term.    No Stock Appreciation Right shall be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Stock Appreciation Right Agreement.

(ii) Strike Price.    Each Stock Appreciation Right will be denominated in shares of Class A Common Stock equivalents. The strike price of each Stock Appreciation Right shall not be less than one hundred percent (100%) of the Fair Market Value of the Class A Common Stock equivalents subject to the Stock Appreciation Right on the date of grant.

(iii) Calculation of Appreciation.    The appreciation distribution payable on the exercise of a Stock Appreciation Right will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the Stock Appreciation Right) of a number of shares of Class A Common Stock equal to the number of shares of Class A Common Stock equivalents in which the Participant is vested under such Stock Appreciation Right, and with respect to which the Participant is exercising the Stock Appreciation Right on such date, over (B) the strike price that will be determined by the Board at the time of grant of the Stock Appreciation Right.

(iv) Vesting.    At the time of the grant of a Stock Appreciation Right, the Board may impose such restrictions or conditions to the vesting of such Stock Appreciation Right as it, in its sole discretion, deems appropriate.

(v) Exercise.    To exercise any outstanding Stock Appreciation Right, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(vi) Payment.    The appreciation distribution in respect of a Stock Appreciation Right may be paid in Class A Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(vii) Termination of Continuous Service.    In the event that a Participant’s Continuous Service terminates, the Participant may exercise his or her Stock Appreciation Right (to the extent that the Participant was entitled to exercise such Stock Appreciation Right as of the date of termination) but only within such period of time ending on the earlier of (A) the date three (3) months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the Stock Appreciation Right Agreement), or (B) the expiration of the term of the Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement. If, after termination, the Participant does not exercise his or her Stock Appreciation Right within the time specified herein or in the Stock Appreciation Right Agreement (as applicable), the Stock Appreciation Right shall terminate.

(viii) Compliance with Section 409A of the Code.    Notwithstanding anything to the contrary set forth herein, any Stock Appreciation Rights granted under the Plan that are not exempt from the requirements of Section 409A of the Code shall contain such provisions so that such Stock Appreciation Rights will comply with the requirements of Section 409A of the Code. Such restrictions, if any, shall be determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right. For example, such restrictions may include, without limitation, a requirement that a Stock Appreciation Right that is to be paid wholly or partly in cash must be exercised and paid in accordance with a fixed pre-determined schedule.

8.	COVENANTS OF THE COMPANY.

(a) Availability of Shares.    During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Class A Common Stock required to satisfy such Stock Awards.

(b) Securities Law Compliance. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Class A Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Class A Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Class A Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Class A Common Stock upon exercise of such Stock Awards unless and until such authority is obtained.

9.	USE OF PROCEEDS FROM STOCK.

Proceeds from the sale of Class A Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

10.	MISCELLANEOUS.

(a) Acceleration of Exercisability and Vesting.    The Board shall have the power to accelerate the time at which a Stock Award may first be exercised or the time during which a Stock Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Stock Award stating the time at which it may first be exercised or the time during which it will vest.

(b) Stockholder Rights.    No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Class A Common Stock subject to such Stock Award unless and until such Participant has satisfied all requirements for exercise of the Stock Award pursuant to its terms.

(c) No Employment or Other Service Rights.    Nothing in the Plan or any instrument executed or Stock Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(d) Incentive Stock Option $100,000 Limitation.    To the extent that the aggregate Fair Market Value (determined at the time of grant) of Class A Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of any Stock Award Agreement.

(e) Investment Assurances.    The Company may require a Participant, as a condition of exercising or acquiring Class A Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Class A Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Class A Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (1) the issuance of the shares of Class A Common Stock upon the exercise or acquisition of Class A Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act or (2) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Class A Common Stock.

(f) Withholding Obligations.    To the extent provided by the terms of a Stock Award Agreement, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Class A Common Stock under a Stock Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold shares of Class A Common Stock from the shares of Class A Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of Class A Common Stock under the Stock Award; provided, however, that no shares of Class A Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lesser amount as may be necessary to avoid variable award accounting); or (iii) delivering to the Company owned and unencumbered shares of Class A Common Stock.

(g) Lock-Up Period.    Upon exercise of any Stock Award, a Participant may not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any shares of Class A Common Stock or other securities of the Company held by the Participant, for a period of time specified by the managing underwriter(s) (not to exceed one hundred eighty (180) days) following the effective date of a registration statement of the Company filed under the Securities Act, other than a Form S-8 registration statement, (the “Lock Up Period”); provided, however, that nothing contained in this section shall prevent the exercise of a repurchase option, if any, in favor of the Company during the Lock Up Period. A Participant may be required to execute and deliver such other agreements as may be reasonably requested by the Company and/or the underwriter(s) that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing, the Company may impose stop-transfer instructions with respect to such shares of Class A Common Stock until the end of such period. The underwriters of the Company’s stock are intended third party beneficiaries of this Section 10(g) and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

11.	ADJUSTMENTS UPON CHANGES IN STOCK.

(a) Capitalization Adjustments.    If any change is made in, or other event occurs with respect to, the Class A Common Stock subject to the Plan or subject to any Stock Award without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company (each a “Capitalization Adjustment”), the Plan will be appropriately adjusted in the class(es) and maximum number of securities subject to the Plan pursuant to Sections 4(a) and 4(b) and the maximum number of securities subject to award to any person pursuant to Section 5(c), and the outstanding Stock Awards will be appropriately adjusted in the class(es) and number of securities and price per share of Class A Common Stock subject to such outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.)

(b) Dissolution or Liquidation.    In the event of a dissolution or liquidation of the Company, then all outstanding Stock Awards shall terminate immediately prior to the completion of such dissolution or liquidation.

(c) Corporate Transaction.    In the event of a Corporate Transaction, any surviving corporation or acquiring corporation may assume any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan (it being understood that similar stock awards include, but are not limited to, awards to acquire the same consideration paid to the stockholders or the Company, as the case may be, pursuant to the Corporate Transaction). A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of a Stock Award or substitute a similar stock award for only a portion of a Stock Award. In the event that any surviving corporation or acquiring corporation does not assume any or all such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then unless otherwise provided by the Board, any outstanding Stock Awards that have been neither assumed nor substituted may be exercised (to the extent vested) prior to the effective time of the Corporate Transaction, and any such Stock Awards shall terminate if not exercised prior to the effective time of the Corporate Transaction.

(d) Change in Control.    A Stock Award held by any Participant whose Continuous Service has not terminated prior to the effective time of a Change in Control may be subject to additional acceleration of vesting and exercisability upon or after such event as may be provided in the Stock Award Agreement for such Stock Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration shall occur.

12.	AMENDMENT OF THE PLAN AND STOCK AWARDS.

(a) Amendment of Plan.    The Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 11(a) relating to Capitalization Adjustments, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy the requirements of Section 422 of the Code.

(b) Stockholder Approval.    The Board, in its sole discretion, may submit any other amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees.

(c) Contemplated Amendments.    It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.

(d) No Impairment of Rights.    Rights under any Stock Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

(e) Amendment of Stock Awards.    The Board at any time, and from time to time, may amend the terms of any one or more Stock Awards; provided, however, that the rights under any Stock Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

13.	TERMINATION OR SUSPENSION OF THE PLAN.

(a) Plan Term.    The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the date the Plan is adopted by the Board or approved by the stockholders of the Company, whichever is earlier. No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) No Impairment of Rights.    Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the Participant.

14.	EFFECTIVE DATE OF PLAN.

The Plan shall become effective as determined by the Board, but no Stock Award shall be exercised (or, in the case of a stock bonus, shall be granted) unless and until the Plan has been approved by the stockholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board.

15.	CHOICE OF LAW.

The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of laws rules.

Important Notice Regarding the Availability of Proxy Materials for

the Special Meeting of Stockholders to be held August 26, 2009

This proxy statement is available at http://

▼  FOLD AND DETACH HERE AND READ THE REVERSE SIDE  ▼

PROXY

LEAPFROG ENTERPRISES, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 26, 2009

The undersigned hereby appoints Jeffrey G. Katz and William B. Chiasson, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of LEAPFROG ENTERPRISES, INC. which the undersigned may be entitled to vote at the special meeting of stockholders of LeapFrog Enterprises, Inc. to be held at LeapFrog Enterprises, Inc.’s headquarters at 6401 Hollis Street, Emeryville, California to be held on Wednesday, August 26, 2009 at 9:00 a.m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

Unless a contrary direction is indicated, this Proxy will be voted FOR Proposals 1 and 2, as more specifically described in the Proxy Statement. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

(Continued and to be signed on the other side)

LeapFrog Enterprises, Inc.

VOTE BY INTERNET Q U I C K « « « E A S Y « « « I M M E D IA T E

As a stockholder of LeapFrog Enterprises, Inc., you have the option of voting your shares electronically through the Internet, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet must be received by Eastern Time, on August , 2009.

Vote Your Proxy on the Internet: Go to Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	OR	Vote Your Proxy by mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY - Continued from other side

The board of directors recommends a vote FOR Proposal 1.					The board of directors recommends a vote FOR Proposal 2.		Please mark your votes like this	☒
PROPOSAL 1:	To approve the Option Exchange Program.	FOR ☐	AGAINST ☐	ABSTAIN ☐	PROPOSAL 2:

To approve the amendment to the 2002 Equity Incentive Plan to increase from 2,000,000 to 3,500,000 the limitation on the maximum number of shares subject to awards that may be granted to an individual under the plan in any one year.

						FOR ☐	AGAINST ☐	ABSTAIN ☐

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person. Please vote, date and promptly return this proxy in the enclosed return envelope, which is postage prepaid if mailed in the United States.

COMPANY ID:
PROXY NUMBER:
ACCOUNT NUMBER:

Signature:	Signature:	Dated	, 2009.